Exhibit 99.1

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF AQUILA, INC.

REGARDING ANONYMOUS MAY 12, 2003 LETTER

MARCH 1, 2004

AUDIT COMMITTEE MEMBERS

GERALD L. SHAHEEN, CHAIRMAN
JOHN R. BAKER
HEIDI E. HUTTER

COUNSEL:

LATHAM & WATKINS LLP

ACCOUNTING ADVISORS:

NAVIGANT CONSULTING, INC.

INFORMATION TECHNOLOGY CONSULTANTS:

KROLL ZOLFO COOPER LLC

TABLE OF CONTENTS

I.	THE MAY 12, 2003 LETTER

II.	EXECUTIVE SUMMARY OF FINDINGS REGARDING MAY 12 LETTER

	A.	ALLEGED MANIPULATION OF FINANCIAL RESULTS TO INCREASE EXECUTIVE COMPENSATION

		1.	The Change From Net To Gross Revenue Reporting

		2.	Alleged Manipulation Of Mark-To-Market And Mark-To-Model Earnings And Alleged Fabrication Of Transactions

		3.	Alleged “Creative Purchase Accounting Adjustments”

	B.	VARIOUS ALLEGED ACTS OF MISCONDUCT AT THE COMPANY’S FORMER PARTIALLY-OWNED AUSTRALIAN INVESTMENTS

	C.	ALLEGED UNDISCLOSED RELATED-PARTY REAL ESTATE TRANSACTIONS INVOLVING RICK GREEN, BOB GREEN AND LEO MORTON

III.	COMMITTEE CHARTER AND LEGAL PRINCIPLES

	A.	THE AQUILA AUDIT COMMITTEE CHARTER

	B.	LEGAL PRINCIPLES

IV.	THE INVESTIGATION PROCESS

	A.	THE BOARD’S RESPONSE TO THE MAY 12 LETTER

	B.	INDEPENDENCE

	C.	INTERVIEWS

	D.	DOCUMENTS

	E.	FORENSIC ACCOUNTING

V.	AQUILA’S BACKGROUND AND BUSINESS

	A.	FROM DOMESTIC UTILITIES TO ENERGY TRADING AND INTERNATIONAL OPERATIONS – FROM 1917 THROUGH 2001

i

	B.	MERCHANT SERVICES GROWTH AND DECLINE – 2000 THROUGH 2002

	C.	REFOCUSING ON DOMESTIC REGULATED UTILITIES AND NON-REGULATED POWER PLANTS – 2002 FORWARD

VI.	FINDINGS AND CONCLUSIONS

	A.	THE COMMITTEE FOUND NO EVIDENCE THAT EARNINGS OR FINANCIAL RESULTS WERE FALSIFIED OR MANIPULATED

		1.	The May 12 Letter Contains Several Errors Regarding Executive Compensation For Fiscal Years 2000 And 2001

			a.	Revenue Reporting And Fortune 500 Rankings

			b.	Earnings Were Not “Reversed” Or “Restated” In 2002

			c.	The Financial Statements At Issue Were Not “Certified” As Alleged In The May 12 Letter

		2.	The Committee Found No Evidence That 2000 And 2001 Financial Results Were “Falsified” Through Manipulation Of MTM Accounting, Fabrication Of Transactions, Or Fraudulent Purchase Accounting Adjustments

			a.	Interviews Of Aquila And Merchant Officers, Accountants, And Risk Management Personnel

			b.	Interviews Of KPMG Partners And Managers And Evaluation Of KPMG’s Audit Opinions

			c.	Review Of Relevant Merchant And Aquila E-Mail

			d.	Results Of Implementing The Work Plan

			e.	The Committee Found No Evidence Of Fraudulent Purchase Accounting Adjustments

	B.	THE COMMITTEE UNCOVERED NO EVIDENCE TO SUPPORT THE LETTER’S ALLEGATIONS OF SELF-DEALING AND/OR RELATED-PARTY TRANSACTIONS BY AQUILA’S EMPLOYEES IN AUSTRALIA

		1.	The Scope Of Our Investigation

ii

	2.	Aquila’s Former Australian Interests

		a.	United Energy

		b.	Uecomm

		c.	Utilimode

		d.	Multinet

	3.	Conclusions Regarding Alleged Related-Party Transactions At United Energy, Uecomm And Utilimode

		a.	United Energy And Peter Dean

		b.	Uecomm And Keith Ondarchie

		c.	Utilimode And Wes Ferguson

	4.	Conclusions Regarding Keith Stamm’s Alleged Participation In Related-Party Transactions

C.	THE COMMITTEE FOUND NO EVIDENCE TO SUPPORT THE LETTER’S ALLEGATIONS OF BRIBERY OR FALSIFICATION OF FINANCIAL INFORMATION IN CONNECTION WITH THE ACQUISITION OF MULTINET

	1.	Alleged Efforts To Bribe Government Officials

	2.	Alleged Provision Of False Financial Information

D.	THE COMMITTEE FOUND NO EVIDENCE TO SUPPORT THE LETTER’S ALLEGATION OF UNDISCLOSED RELATED-PARTY REAL ESTATE TRANSACTIONS INVOLVING RICK GREEN, BOB GREEN, OR LEO MORTON

	1.	The May 12 Letter Allegations

	2.	The Raytown Facility

	3.	The Omaha Facility

	4.	The 20 West 9th Street Facility

	5.	Conclusion Regarding Real Estate Allegations

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The Audit Committee of the Board of Directors of Aquila, Inc. submits the following Report of its investigation of the allegations contained in an anonymous letter to the Board dated May 12, 2003.  As discussed in more detail below, consistent with the Audit Committee’s Charter, the Board referred the May 12, 2003, letter to the Audit Committee to conduct a thorough and independent investigation.  This Report, which summarizes the Committee’s investigation, is organized as follows:  (I) The May 12 Letter; (II) Executive Summary of Findings Regarding May 12 Letter; (III) Committee Charter and Legal Principles; (IV) The Investigation Process; (V) Aquila’s Background and Business; and (VI) Findings and Conclusions.

I.              THE MAY 12, 2003 LETTER

On May 15, 2003, a member of the Board of Directors of Aquila, Inc. (“Aquila” or the “Company”) received an anonymous letter addressed to the full Board.(1)  The Letter, which was dated May 12, 2003 (the “May 12 Letter” or “Letter”), alleges various forms of improper conduct by officers and employees of the Company and several Australian corporations in which Aquila owned a minority stock interest.  In particular, the May 12 Letter alleges the following:

(1)            The Company’s 2000 and 2001 “reported earnings” were “falsified” by Rick Green, Bob Green, Keith Stamm, and Dan Streek in order to increase executive bonuses.

(a)           More specifically, the Company’s 2000 and 2001 “[f]inancial results” were “falsified” through “manipulation of mark-to-market and mark-to-model earnings, fabrication of transactions with trading counter parties, and creative purchase accounting adjustments.”

(1)        The letter was received on May 15, 2003, by Board member Irvine O. Hockaday.  A complete copy of the May 12 Letter is contained in Appendix 1 to this Report.

(b)           In addition, the Company’s “reported revenues” were increased by changing the method of recognizing revenues on large energy contract transactions.  By recognizing gross sales amounts rather than the net margins generated from these transactions, the Company substantially increased its reported revenues “without any substantive change in underlying business activity or profitability.”

(2)            Several personnel at three Australian companies in which Aquila owned a minority stock interest, United Energy, Ltd. (“United Energy”), Uecomm, Ltd. (“Uecomm”), and Utilimode, engaged in related-party or self-dealing transactions for their own benefit and for the benefit of other executives.  Keith Stamm, who is currently Aquila’s Chief Operating Officer and previously served as the Chief Executive Officer of United Energy, knew of, participated in and benefited from these “illegal schemes.”

(3)            Keith Stamm and Aquila business development executive Paul Perkins “directed an effort to bribe foreign government officials and to submit false information to banks, investors, and the Aquila board, regarding the purchase of MultiNet in Melbourne, Australia.”

(4)            “Real estate transactions have been structured through Zimmer Real Estate that allowed property to be acquired and then resold or leased to Aquila at a profit for the benefit of Rick and Bob Green.  Leo Morton secretly arranged these deals for the personal enrichment of the Greens, Mr. Morton, and others.  These related party deals were not properly disclosed and approved by the Aquila board, shareholders or regulatory agencies.”

The May 12 Letter urges the Board to “[p]lease fully investigate these improper activities by Aquila (NYSE: ILA) executives and take appropriate action,” and goes on to state that “[t]hese facts are verifiable through the company or from current and former employees.”  The Letter, which begins with a reference to the Company’s Code of Business Conduct, is not signed, but it is attributed to “Aquila Employees Who Believe in the Code and are Fed Up with Greed and Dishonesty.”  The Letter indicates that it was copied to the Federal Bureau of Investigation (“FBI”), the Securities and Exchange Commission (“SEC”), the Kansas City Star, and the Kansas City Business Journal.  The Committee does not know whether the FBI actually received a copy of the Letter.  The Committee has learned that the

SEC did receive a copy of the Letter, and the Company subsequently received inquiries about the Letter from both the Kansas City Star and the Kansas City Business Journal (among other media entities).

II.            EXECUTIVE SUMMARY OF FINDINGS REGARDING MAY 12 LETTER

The allegations in the May 12 Letter can be grouped into three general categories:  (A) allegations that four Aquila executives manipulated the Company’s “financial results” to increase executive compensation; (B) allegations of related-party or self-dealing transactions at three Australian companies in which Aquila owned a minority stock interest, as well as bribery and the provision of false financial information in connection with the acquisition of Aquila’s minority interest in a fourth Australian company; and (C) allegations of undisclosed related-party real estate transactions between Rick Green and Bob Green, on the one hand, and Aquila, on the other hand.  We summarize below our conclusions with regard to each of these three categories.  In sum, we have concluded that the allegations in the Letter are untrue.

A.            ALLEGED MANIPULATION OF FINANCIAL RESULTS TO INCREASE EXECUTIVE COMPENSATION

The May 12 Letter alleges that Rick Green, Bob Green, Keith Stamm and Dan Streek “falsified” Aquila’s financial results in 2000 and 2001 in order “to increase executive bonuses.”  The Letter asserts that these executives manipulated Aquila’s financial results by (1) changing the Company’s method of recognizing revenue on large energy transactions, from recognizing only net margins to recognizing gross revenues, in order to increase the Company’s reported revenues and Fortune 500 ranking; (2) manipulating mark-to-market and mark-to-model earnings and fabricating transactions with trading counterparties; and (3) engaging in “creative purchase accounting adjustments.”  Each of these assertions is addressed separately below.  In sum, we found no evidence to support a rational inference that Aquila engaged in such behavior.

1.             The Change From Net To Gross Revenue Reporting

According to the May 12 Letter, Aquila increased its revenues by changing from recognizing net margins on energy trading transactions to reporting gross sales amounts, and this increase in revenues occurred “without any substantive change in underlying business activity or profitability.”  Moreover, the increase in revenues, the Letter claims, caused executive compensation to increase “significantly” during 2000 and 2001.

This series of contentions is incorrect on several levels.  Prior to 1995, Aquila reported net margins on settled energy trades, without disclosing gross revenues or gross costs of sales.  Beginning in December of 1995, the Company reported gross revenues and gross costs of sales for settled trades.  At that time, other energy trading companies were already reporting settled trades on a gross basis.  By 1998, this already widespread practice was expressly endorsed in the accounting literature with the issuance of EITF 98-10.  In 2002, EITF 98-10 was effectively rescinded by EITF 02-03, which required net margin reporting for energy trades going forward.  Aquila’s reporting method was consistent with that of the energy trading industry in general at all times, and from 1998 through 2001, GAAP expressly allowed Aquila to report gross revenues.  The Letter’s assertion that this change was made in order to increase executive compensation during 2000 and 2001 is incorrect.

Indeed, the Letter is also incorrect in assuming that there was a direct link between Aquila’s gross revenues and executive compensation.  During 2000 and 2001, Aquila’s executives were compensated through a combination of base salary and incentive compensation programs, with a particular emphasis on incentive-based compensation.  Aquila’s incentive-based compensation programs were not driven by either gross revenue or

Fortune 500 rank.  Instead, these programs were governed by metrics such as earnings before interest and taxes (EBIT), earnings per share, and Total Shareholder Return as compared to competitors in the energy sector.(2)

Although Aquila’s revenue was taken into account in comparing the Company’s overall executive compensation program to that of other similar companies, revenue was only one of several factors considered.  Moreover, as stated, by 1998 and continuing through the subject years, 2000 and 2001, GAAP expressly permitted Aquila and all of its competitors to report gross revenues on energy trades, and most of Aquila’s competitors were reporting gross revenues.  Thus, Aquila was on a level playing field with those competitors for purposes of comparing revenues.

2.             Alleged Manipulation Of Mark-To-Market And Mark-To-Model Earnings And Alleged Fabrication Of Transactions

The Letter alleges that Aquila’s executives “falsified” 2000 and 2001 “[f]inancial results” by “manipulation” of mark-to-market and mark-to-model earnings and “fabrication” of transactions with trading counterparties, but it does not identify any transactions, let alone provide any supporting detail.

In order to investigate these allegations, the Committee directed its investigative team to conduct a forensic accounting analysis of the Company’s energy trading activities during 2000 and 2001, as well as Aquila’s accounting for energy trading during those years.  In addition, the Committee and its professional advisors interviewed current and former accounting and risk management personnel from the Company’s corporate headquarters and its merchant trading subsidiary; reviewed internal corporate documents and

(2)        For this purpose, “Total Shareholder Return” is defined as the increase in average stock closing price between the 30 trading days before the beginning of the plan period and the 30 trading days at the end of the period, plus dividends.

SEC filings; interviewed and conferred with the Company’s independent auditors, KPMG LLP (“KPMG”); considered the results of KPMG’s audit opinions and a reaudit of the Company’s 2000 and 2001 fiscal years performed by KPMG during 2002; and reviewed e-mails of the four executives identified in the May 12 Letter, as well as other senior executives, accounting staff, risk management personnel, and energy traders.

Our investigation did not uncover evidence to support a rational inference that Aquila engaged in manipulation of mark-to-market or mark-to-model accounting, nor did it uncover evidence to support a rational inference that Aquila fabricated transactions with trading counterparties.

3.             Alleged “Creative Purchase Accounting Adjustments”

The Letter also asserts that Aquila’s executives “falsified” 2000 and 2001 “[f]inancial results” through “creative purchase accounting adjustments.”  The Letter does not explain, however, what is meant by “creative purchase accounting adjustments,” nor does it identify any specific, allegedly improper accounting adjustments or entries.

In our view, the most reasonable interpretation of the phrase “purchase accounting adjustments” would refer to the process of accounting for a purchase or acquisition of assets to reflect the fair value of assets purchased.  Under GAAP, the purchase price of acquired assets must be allocated to the fair value of identifiable assets and liabilities acquired, with any excess of the purchase price over fair value recorded as goodwill.  GAAP allows for adjustments to the initial allocation up to a year after the date of the purchase.

Because the Letter does not identify any particular purchase transaction, the Committee directed its investigative team to review and analyze the Company’s accounting in connection with any asset purchase or acquisition transactions during 2000 and 2001.  Those transactions included three acquisitions and two synthetic leases.  In connection with the two synthetic leases and one of the acquisitions, our review did not identify any accounting issues or concerns.  Indeed, none of these three transactions involved anything that reasonably could be referred to as a “purchase accounting adjustment.”

In connection with two of the acquisitions, the purchase of TransAlta Corporation’s Alberta-based electricity distribution and retail assets in August of 2000 and a merger with St. Joseph Light & Power Company in December of 2000, the Company’s 2001 Annual Report disclosed a “reclassification” of approximately $284 million from Property, Plant and Equipment to goodwill.  This “reclassification” was disclosed in Note 3 to the Company’s consolidated financial statements for 2001, along with a discussion of a change in accounting standards regarding the treatment of goodwill.  Under the new standard, which was announced with the issuance of SFAS 142 in June of 2001 and became effective on January 1, 2002, goodwill would no longer be amortized against earnings, but instead would be tested no less than annually for impairment.  As a result of this change in the accounting treatment of goodwill, the reclassification of $284 million from Property, Plant and Equipment to goodwill had the effect of reducing amortization expenses going forward, thus resulting in an increase in potential earnings in future periods.

In July of 2002, in the course of a review of certain filings by Aquila and Aquila Merchant Services, including Aquila’s Annual Report on Form 10-K405 for 2001, the SEC’s Division of Corporate Finance provided Aquila with a number of comments regarding the Annual Report.  One comment concerned the basis for the reclassification of assets from Property, Plant and Equipment to goodwill in connection with the St. Joseph and TransAlta transactions.  The Company responded to the comment with an explanation of the reasoning behind the reclassification.  Although the Company continued to respond to comments from the SEC for several more months, the SEC did not comment further on the reclassification, nor did the SEC require any changes to the Company’s prior disclosures.

Our investigative team interviewed the Aquila personnel who were involved in the allocation of the St. Joseph and TransAlta purchase prices and reviewed documents relating to those transactions.  In addition, our team discussed the purchase price allocation and the above-referenced “reclassification” in detail with the Company’s independent auditors from KPMG, including KPMG personnel who were members of the Andersen Aquila audit team in 2000 and 2001.  On the basis of this information, we conclude that the Letter is incorrect in alleging that Aquila’s executives “falsified” 2000 and 2001 “[f]inancial results” through “creative purchase accounting adjustments.”

B.            VARIOUS ALLEGED ACTS OF MISCONDUCT AT THE COMPANY’S FORMER PARTIALLY-OWNED AUSTRALIAN INVESTMENTS

The May 12 Letter alleges that employees of United Energy, Uecomm and Utilimode engaged in self-dealing or related-party transactions, and that Keith Stamm (currently Aquila’s Chief Operating Officer and previously Chief Executive Officer of United Energy) was aware of these transactions and personally benefited from them.  The Letter also alleges that Mr. Stamm and an Aquila business development executive, Paul Perkins, directed an effort to bribe foreign government officials and to provide false information in connection with the acquisition of Multinet, one of the Company’s former partially-owned investments in Australia.

United Energy, Uecomm, Utilimode, and Multinet are all separate corporations, in which Aquila never owned more than an indirect, minority stock ownership interest.  Aquila did not have the right to control these separate corporations, and their financial statements were not consolidated with Aquila’s financial statements.  As members of the Aquila Audit Committee, our primary focus is on the accuracy of Aquila’s financial statements and the conduct of Aquila’s employees.  Nevertheless, subject to the limits of our authority and ability to obtain information from these separate companies, we have attempted to determine whether there is any support for these allegations.

In that regard, we found no support for the Letter’s allegation of related-party transactions involving Peter Dean, the former head of United Energy’s information technology group.  In fact, the author(s) of the Letter appear to have confused Mr. Dean with Peter Abotomey, an information consultant who was suspected of having an ownership interest in an information staffing company that did business with United Energy.  Although some witnesses expressed suspicion regarding Mr. Abotomey, we found no evidence to support those suspicions.  We also found no evidence to support the Letter’s allegation of related-party transactions involving Wes Ferguson, former CEO of the Utilimode subsidiary of United Energy.

With regard to Keith Ondarchie, we determined that, for a period while Mr. Ondarchie was working as a consultant for United Energy, Mr. Ondarchie owned an interest in a separate company that provided construction services to United Energy’s Uecomm subsidiary.  Mr. Ondarchie sold his interest after becoming an employee and before Uecomm went public, and the prior related-party transactions were disclosed in Uecomm’s pre-IPO prospectus.  The transactions had been reviewed by Uecomm’s outside auditors from Arthur Andersen, which found that the transactions were “conducted on commercial terms and conditions at arm’s length.”  In any event, we uncovered no evidence that these related-party transactions were not accurately recorded in United Energy’s financial records, or that the transactions caused United Energy to misstate its earnings.  Moreover, the amount of those transactions was not material to the financial statements of either United Energy or Aquila.

The Letter’s assertion that Mr. Ondarchie received $3 million when he left Uecomm “to remain silent” is incorrect.  Mr. Ondarchie received a bonus of A$3 million at the time of Uecomm’s IPO, under the terms of his employment contract, nine months before he left the company.  Mr. Ondarchie’s bonus was disclosed in Uecomm’s pre-IPO prospectus.

We have found no evidence to support the Letter’s allegation that Keith Stamm participated in any related-party or self-dealing transactions in Australia.  We have also found no evidence to support the allegation that Keith Stamm or Paul Perkins directed an effort to bribe foreign government officials or to provide false information to anyone in connection with the Multinet acquisition.

C.            ALLEGED UNDISCLOSED RELATED-PARTY REAL ESTATE TRANSACTIONS INVOLVING RICK GREEN, BOB GREEN AND LEO MORTON

The May 12 Letter alleges that transactions were structured through Zimmer Real Estate in which real property was acquired and then resold or leased to Aquila by Rick Green and Bob Green, and that Leo Morton arranged the transactions.  Rick Green, Bob Green, Leo Morton, “and others” are alleged to have benefited from these real estate transactions.

We have found no evidence to support these allegations.  Interviews of current and former Aquila employees revealed a fairly widespread belief that the Green family has sold or leased real property to the Company in connection with the Company’s corporate headquarters in Kansas City, Missouri, as well as Company facilities in Raytown, Missouri, and Omaha, Nebraska.  The Committee interviewed numerous witnesses, including Rick Green, Bob Green, Leo Morton, and Hugh Zimmer, and reviewed over 1,300 pages of documents reflecting the ownership of all three of these properties.  Those documents demonstrate that neither Rick Green nor Bob Green leased or sold any real property to Aquila, directly or indirectly, in connection with the Raytown, Omaha, or Kansas City headquarters facilities.  Moreover, we have found no evidence of any other undisclosed, related-party real estate transactions between Aquila and either of Rick Green or Bob Green.

In sum, the allegation of related-party real estate transactions involving Rick Green and Bob Green is untrue.

III.           COMMITTEE CHARTER AND LEGAL PRINCIPLES

In conducting this investigation, we have been guided both by our Committee Charter and by certain legal principles, as discussed below.

A.            THE AQUILA AUDIT COMMITTEE CHARTER

The Aquila Audit Committee Charter provides that the Committee’s purpose is to:

•      assist in the Board’s oversight of (i) the integrity of Aquila’s financial statements; (ii) Aquila’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of Aquila’s internal audit function and independent auditors; and

•      prepare the report that the United States Securities and Exchange Commission requires to be included in Aquila’s annual proxy statement or annual report.

To that end, the Committee’s responsibilities under the Charter include (1) the supervision of the Company’s independent auditors; (2) monitoring the Company’s financial reporting; and (3) establishing procedures for (a) the confidential, anonymous submission by employees of Aquila of concerns regarding questionable accounting or auditing matters; and (b) the receipt, retention and treatment of complaints received by Aquila regarding accounting, internal accounting controls, or auditing matters.

B.            LEGAL PRINCIPLES

The Committee’s responsibilities under the Charter are consistent with the Committee’s obligations under a variety of legal principles.  Most specifically, Section 301 of the Sarbanes-Oxley Act requires audit committees to establish procedures for “the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters” and for “the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.”(3)  The Sarbanes-Oxley Act also requires that audit committees have the authority to engage independent counsel and other advisors as they deem necessary to carry out their duties, as well as adequate funding as determined by the audit committee to pay for any such advisors.(4)

This duty to investigate is consistent with corporate board members’ common law fiduciary duties of care, including the duty to investigate potential instances of wrongdoing within the corporation.(5)  Similarly, under the federal securities laws, corporate directors have a duty to oversee the corporation’s financial reporting process, and to “investigate ‘red flags’ that come to their attention indicating that the corporation’s public disclosures may be false or misleading.”(6)

While there is no law defining precisely the manner in which an investigation of this nature should be performed, we believe an appropriate analogy can be drawn to the

(3)        See 15 U.S.C. § 78j-1(m)(4).

(4)        See 15 U.S.C. § 78j-1(m)(5) and (6).  We also note that the Sarbanes-Oxley Act prohibits retaliation against employees who provide information in connection with an investigation of this nature.  See 18 U.S.C. § 1514A(a)(1).  Aquila maintains a policy that prohibits any such retaliation.  See Anonymous Reporting of Accounting Concerns, available at http://www.aquila.com/corpgov/reporting.shtml.

(5)        See, e.g., In re Caremark Int’l Inc. Derivative Litigation, 698 A.2d 959 (Del. Ch. 1996).

(6)        In the Matter of Rita L. Schwartz Respondent, Exchange Act Release No. 34-42684, 2000 WL 376146, at *4 (Apr. 13, 2000); see also Report of Investigation in the Matter of the Cooper Companies, Inc., Exchange Act Release No. 34-35082, 1994 WL 707149, at *1 (Dec. 12, 1994).

standards under which courts assess the work of special litigation committees (“SLCs”) appointed by boards of directors to investigate claims made in shareholder derivative litigation.(7)  In that context, an investigation must be conducted with reasonable care, independence, and good faith.(8)  In determining whether an SLC investigation meets these standards, courts consider, among other things: (i) the committee’s conduct of witness interviews; (ii) the committee’s review of documents; (iii) the committee’s retention of capable counsel and other professionals to assist in the investigation; (iv) the independence of the committee members; and (v) the level of expertise of the committee members.(9)

The May 12 Letter accuses several of Aquila’s current and former executives of grave misconduct.  Consistent with our charter and the above-described legal principles, this Committee has taken very seriously its duty to investigate the issues raised by the May 12 Letter.  In many instances, however, the allegations made in the May 12 Letter are vague and imprecise, providing virtually no clue where to look for evidence to support or negate the claims.  Moreover, we have not heard anything further from the author(s) of the May 12 Letter, although our investigation was publicly reported in the press in July of 2003, and our professional advisors have been on-site at Aquila for several weeks’ time since June of 2003.  Despite the lack of any specificity or detail in the Letter, as discussed in more detail below,

(7)        See, e.g., Zapata Corp. v. Maldonado, 430 A.2d 779, 785-89 (Del. 1981); see also Kaplan v. Wyatt, 499 A.2d 1184, 1188-92 (Del. 1985).

(8)        See, e.g., Zapata, 430 A.2d at 785-89; see also Smith v. Levine, 591 A.2d 194, 214 (Del. 1991), overruled on other grounds, Brehm v. Eisner, 746 A.2d 244, 253-54 (Del. 2000); Kaplan, 499 A.2d at 1188-92; Carlton Investments v. TLC Beatrice Int’l Holdings, Inc., No. CIV. A. 13950, 1997 WL 305829 at *2, *10-11 (Del. Ch. May 30, 1997); Katell v. Morgan Stanley Group, Inc., Civ. A. No. 12343, 1995 WL 376952 at *5-13 (Del. Ch. June 15, 1995).

(9)        See generally Zapata, 430 A.2d at 785-89; Carlton Investments, 1997 WL 305829 at *10-11; Kaplan, 499 A.2d at 1188-92; Katell, 1995 WL 376952 at *5-13.

we have exhausted all reasonable avenues of investigation to determine whether there is any support for the claims made in it.

IV.           THE INVESTIGATION PROCESS

A.            THE BOARD’S RESPONSE TO THE MAY 12 LETTER

On May 16, 2003, the Board referred the May 12 Letter to the Audit Committee for an independent investigation.  The Audit Committee, in turn, retained professional advisors to assist the Committee with the investigation, including Latham & Watkins LLP (“Latham”) to provide legal advice and assistance; Navigant Consulting, Inc. (“Navigant”) to provide forensic accounting services; and Kroll Zolfo Cooper LLC (“Kroll”) to provide information technology consulting services.  The Committee also retained counsel from the Australian law firm of Abbott, Stillman & Wilson (“ASW”) to advise it with regard to certain issues of Australian law.(10)

As discussed in more detail below, the Committee and its professional advisors have interviewed numerous witnesses and reviewed voluminous documents.  Under the Committee’s supervision, Navigant has conducted a forensic accounting review of certain issues raised in the May 12 Letter.  Throughout the course of the investigation, the Committee has been actively engaged with its professional advisors.  Between June 2003 and January 2004, the Committee met with its advisors fourteen (14) times.  In between meetings, individual members of the Committee consulted among themselves and with counsel as appropriate.  Through its meetings and other contacts with its advisors, the Committee actively supervised and directed the scope and direction of the investigation.  No restrictions

(10)      Appendix 2 contains the curriculum vitae of the professionals from Latham, Navigant, Kroll and ASW principally involved in assisting the Audit Committee with its investigation.

were placed on the scope of the investigation, and the Committee had full access to funding to pay for its professional advisors.

B.            INDEPENDENCE

At all times during our investigation, the Committee and its professional advisors have remained independent of the Company and its management.  The Audit Committee consists of Chairman Gerald L. Shaheen, John R. Baker, and Heidi E. Hutter.  Each member of the Committee is an independent director.  No member of the Committee has received any consulting, advisory or other compensatory fees from the Company, other than in his or her capacity as a member of the Audit Committee and the Board, and no member of the Committee is otherwise an affiliated person of the Company.  Neither Mr. Shaheen nor Ms. Hutter has ever been an employee of the Company.  Mr. Baker was employed by the Company prior to 1995.  None of the Committee members is the subject of the allegations in the May 12 Letter.

The Committee’s professional advisors did not have any material relationships with the Company prior to their engagement in connection with this investigation.  Neither Navigant nor ASW had any prior relationship with Aquila.  Latham had been retained previously by a Special Committee of the Aquila Board of Directors to assist with an investigation of an unrelated issue.(11)  Latham has never been retained by Aquila’s management, nor has Latham ever been retained by any of the individuals named in the May 12 Letter.

Kroll had been retained by the Company to provide information technology consulting services in connection with a separate matter, and Kroll was on-site at Aquila

(11)      This Special Committee consisted of independent directors.

working on that matter at the time this investigation commenced.  The Committee decided to retain Kroll to assist with this investigation to take advantage of Kroll’s familiarity with the Company’s information technology systems; to avoid creating confusion by having two separate IT consulting firms working on-site at the same time; and to enhance the cost-effectiveness and efficiency of this investigation.

To ensure independence, Kroll worked under Latham’s direction to locate and gather electronic records for information that might be relevant to the investigation.  Kroll reported to Latham, not to Aquila’s management, with respect to its work on this investigation.  Latham and Navigant developed the search criteria for locating potentially relevant electronic records and reviewed the records retrieved through that search.  Kroll did not have any involvement in reviewing or evaluating the information it gathered, and Kroll did not participate in any other investigative work relating to the substance of the allegations in the May 12 Letter.  The Committee believes that Kroll’s prior engagement for the Company did not impair Kroll’s independence or that of the Committee and its other professional advisors.

The Committee thus believes that the Committee and its professional advisors have remained independent of the Company’s management at all times.

C.            INTERVIEWS

The Committee, through its professional advisors, has attempted to interview all those individuals who, to our knowledge, were likely to have significant information relevant to our inquiry.  To that end, the Committee and its advisors have interviewed 51 witnesses, at least 14 of whom were interviewed more than once.  Several of these witnesses became repeated resources for our investigation, speaking to the Committee’s advisors on an almost daily basis for several days or weeks at a time.

The witnesses interviewed for our investigation included current and former employees of Aquila, United Energy, Uecomm, and Utilimode, as well as third parties.  A complete list of witnesses interviewed is contained in Appendix 3.  Only three witnesses declined to be interviewed.  One, a former Aquila employee, declined under instructions from a new employer.  This person was aware of the allegations from media sources, but informed the Committee’s advisors that he/she did not have any relevant information.  Two other witnesses, each of whom previously worked for United Energy in Australia and currently live in Australia, also declined to be interviewed.

D.            DOCUMENTS

During the investigation, the Committee received and reviewed tens of thousands of pages of documents.  An index of documents reviewed by the Committee is contained in Appendix 4.  The documents were obtained from the Company, from individual witnesses, and from United Energy and Uecomm, as well as from a variety of public sources.

As stated, as part of our efforts to obtain documentary evidence, Kroll worked under Latham’s direction to conduct a search for e-mails and other electronic records and documents that might be relevant to the allegations made in the May 12 Letter.  To that end, Kroll obtained and restored back-up tapes containing e-mails and other electronic documents and created searchable databases of the recovered records.  An electronic term search of those databases yielded over sixty thousand e-mails and other documents, each of which was reviewed by professionals from Navigant or Latham.  The members of the Committee had full, unfiltered access to all of the electronic records reviewed by Navigant and Latham.

E.             FORENSIC ACCOUNTING

At the Committee’s direction, Navigant was retained to assist in investigating the allegations that Aquila’s
“[f]inancial results” were “falsified” in 2000 and 2001 “through manipulation of mark-to-market and mark-to-model earnings, fabrication of transactions with trading counter parties, and creative purchase accounting adjustments.”  Navigant’s role was to apply energy industry expertise and independence to the design and execution of a forensic investigation of these allegations.  The three critical elements of Navigant’s contribution were expertise, independence, and forensic focus.(12)

Navigant’s role as forensic investigators is different from that of Aquila’s independent auditors.  An audit is planned and executed with the aim of providing the auditor with sufficient evidence to opine on whether the financial statements, taken as whole, fairly present, “in all material respects,” a company’s actual “financial position, results of operations, and its cash flows” in conformity with GAAP.(13)  An auditor may reach an unqualified opinion, despite immaterial errors, so long as the financial statements, taken as a whole, are fairly presented.  A forensic investigation, on the other hand, is not defined by any concept of materiality but, rather, is a focused search for evidence relevant to specific allegations of financial impropriety.(14)

Further, Navigant applied fully independent judgment to its findings and conclusions.  Navigant’s independence in this regard was, again, different from that of Aquila’s independent auditors.  To the extent that the investigation focused on allegations of fraud in audited financial statements, the auditors who opined on those financial statements could not be fully independent for purposes of this investigation.  If there was fraud, then it went undetected in the audit.  Navigant is fully independent because it has no prior

(12)      The Navigant team was composed of professionals with expertise in the energy industry, both on the accounting and operational sides.  See Appendix 2.

(13)      See AU Section 110.01.

(14)      See Joseph T. Wells, Sherlock Holmes, CPA, Part 1, Journal of Accountancy at 86 (August 2003)  (discussing fraud examinations and how they differ from audits).

relationship with Aquila and no prior professional interest in the previously-opined-upon financial statements under investigation.  Navigant’s investigation focused on three aspects of Aquila’s business in 2000 and 2001: (1) analysis of the energy trading portfolio, including types of trades and their vulnerability to potential accounting manipulation or fabrication; (2) the accounting for energy trades, including mark-to-market and mark-to-model fair value determinations; and (3) purchase accounting.

V.            AQUILA’S BACKGROUND AND BUSINESS

Before addressing the specific allegations in the May 12 Letter, we provide the following background regarding the history and structure of Aquila’s business.  Subsection A below describes the Company’s evolution from a small, Midwestern regulated utility business to an international energy and trading business.  Subsection B discusses the Company’s growth in 2000 and 2001, led largely by its energy trading business, as well as the financial difficulties experienced by the Company in 2002 arising from the collapse of the energy trading industry.  Subsection C describes the Company’s recent decision to re-focus its business on domestic regulated utilities and non-regulated power plants.  These stages in the Company’s evolution form an important backdrop to the allegations contained in the May 12 Letter.

A.            FROM DOMESTIC UTILITIES TO ENERGY TRADING AND INTERNATIONAL OPERATIONS – FROM 1917 THROUGH 2001

The Company was formed in 1917 as Green Light and Power Company.  The Company went public in 1922, changing its name to West Missouri Power Company.  In 1927, the Company merged with Missouri Public Service Company.  The Company continued to expand its services and acquire regulated utilities in a number of different states, and in 1985, the Company reincorporated under the name of UtiliCorp United Inc.  (“UtiliCorp”).

Up until 1985, the Company’s business focused primarily on owning and operating domestic regulated utilities.  (The Company’s 1985 Form 10-K, for example, described the Company as “a public utility company which supplies electric and gas utility service through its three operating divisions, Missouri Public Service, Peoples Natural Gas and Kansas Public Service.”(15))  By 1985, the Company had expanded geographically to include utility operations in Missouri, Iowa, Minnesota, Nebraska, Colorado, and Kansas.  The Company’s name change in 1985, from Missouri Public Service to UtiliCorp United Inc., was designed in part to reflect its expanded geographical scope.

Beginning in the mid-1980’s and continuing through 2001, the Company expanded into other lines of business, including wholesale energy and commodity trading.  (Aquila Energy, the predecessor to the Company’s current trading subsidiary, Aquila Merchant Services, Inc., became a wholly-owned subsidiary of the Company in 1986.)  The Company’s trading operations began with a natural gas trading business, and expanded into wholesale electricity beginning in 1995.  By 2000 and 2001, the Company was one of the largest energy trading companies in the United States, buying and selling a wide variety of products, from simple physical forward contracts to complex options triggered by weather and other events.  During the same period, the Company made a number of international investments, including in Canada (beginning in 1987), New Zealand (beginning in 1993), Australia (beginning in 1995), and the United Kingdom (in 2002).

In March of 2002, the Company changed its name to Aquila, Inc. and adopted the stock symbol ILA.  The new name mirrored that of the Company’s energy trading subsidiary, Aquila Merchant Services, Inc. (formerly known as Aquila Energy).  As of March

(15)      1985 Form 10-K (filed March 31, 1986), at p. I-1.

2002, the newly-named Aquila was comprised of two business groups:  the Global Networks Group and Merchant Services.

Global Networks:  The Global Networks Group (“Networks”) consisted of two segments, Domestic Networks and International Networks.  Domestic Networks was engaged in the generation, transmission, distribution and sale of electricity to customers in Missouri, Kansas and Colorado, and the distribution of natural gas to customers in Missouri, Kansas, Colorado, Nebraska, Iowa, Minnesota, and Michigan.(16)

The International Networks business included Aquila’s investments in Australia, New Zealand, Canada and the United Kingdom.  In Australia, Aquila’s investments included a 33.8% interest in United Energy, an electricity distribution utility serving approximately 571,000 customers in the state of Victoria, as well as a 25.5% interest in a gas distribution and retail business in Melbourne known as Multinet/Ikon.  In New Zealand, Aquila’s investments included a 55.5% interest in UnitedNetworks Limited, an electricity and gas distribution company in Auckland, New Zealand.  In Canada, Aquila’s investments included UtiliCorp Networks British Columbia, a hydroelectric utility in British Columbia, and UtiliCorp Networks Canada (Alberta) Ltd., an electricity distribution network in Alberta.

Merchant Services:  The Merchant Services Group, which was operated through a wholly-owned subsidiary called Aquila Merchant Services, Inc. (“Merchant”),

(16)      Domestic Networks also included (a) a 38% interest in Quanta Services, Inc., a publicly traded company providing field services to utilities, telecommunications and cable television companies, and governmental agencies; and (b) an 89% interest in Everest Communications, which provided local and long-distance telephone, cable television, high-speed Internet and data services to parts of the greater Kansas City area.

consisted of Capacity Services and Wholesale Services.(17)  Capacity Services owned, controlled, developed, and operated energy-related assets such as non-regulated electric power generation assets; natural gas pipeline, gathering and processing assets; natural gas storage; and a coal terminal and handling facility.  Wholesale Services engaged in the marketing and trading of commodities and risk management products and services.  As noted above, Merchant traded a wide variety of products, including electrical power, coal, natural gas liquids, emissions credits, weather products and related derivatives.

B.            MERCHANT SERVICES GROWTH AND DECLINE – 2000 THROUGH 2002

By the time the Company adopted the name Aquila in early 2002, Merchant’s wholesale energy trading business had outgrown Aquila’s regulated utilities business.  In 2000 and 2001, Merchant was one of the largest energy trading firms in the United States.  As it turned out, however, 2001 was a peak year for Aquila’s energy trading business, which declined sharply in 2002.  The story behind the growth and decline of Aquila’s wholesale energy trading business sets the context for the allegations in the May 12 Letter, particularly those of asserted accounting improprieties in 2000 and 2001.

The growth of Merchant’s energy trading activity in 2000 and 2001 is reflected in the following table, which presents the balances of Merchant’s energy trading assets and liabilities (called price risk management assets and liabilities) and energy trading revenues from 1995 through 2001:(18)

(17)      Merchant currently is a wholly-owned subsidiary of Aquila, although 20% of Merchant was publicly owned from April 2001 through January 2002.  Before January 2002, Merchant was known as the Aquila Energy Company.

(18)      The information in the table is taken from the Company’s Consolidated Balance Sheet and Income Statement for the years 1995 through 2001.

Year	Price Risk Management Assets ($Millions)	Price Risk Management Liabilities ($Millions)	Merchant Revenues ($Millions)
1995	201.9	162.5	1,309.6
1996	209.2	136.1	2,672.7
1997	283.0	294.2	7,245.2
1998	388.6	500.6	10,925.8
1999	404.7	702.4	16,730.0
2000	2,198.7	2,549.3	26,478.1
2001	1,260.9	1,502.5	37,770.0

The growth of Aquila’s energy trading business in 2000 and 2001 mirrored growth in the energy trading industry as a whole during this period.  The principal factors that fueled this industry-wide growth were energy deregulation, market liquidity, and price volatility, each of which is discussed briefly below.

Energy Deregulation:  An open market for trading natural gas and electric power developed in the wake of Federal Energy Regulatory Commission (“FERC”) deregulation orders in 1992 and 1996, which allowed producers and end customers to trade energy directly, and thus bypass local electric utilities.(19)  Deregulation at the state level peaked in 2000 and 2001, with several states passing legislation requiring electric utilities to allow their customers to choose their energy supplier.  For Aquila and several other energy companies, deregulation created opportunities to exploit economies of scale through acquisitions and mergers.

(19)      Energy deregulation began with FERC Order 636 in 1992.  See Pipeline Service Obligations and Revisions to Regulations Governing Self-Implementing Transportation; and Regulation of Natural Gas Pipelines After Partial Wellhead Decontrol, Order No. 636, 57 Fed. Reg. 13,267 (April 16, 1992) (“FERC Order 636”).  FERC Order 636 allowed natural gas customers to bypass traditional natural gas companies by purchasing natural gas directly from producers.  It also allowed open access to interstate natural gas pipelines.  Energy deregulation continued into the electric power markets in 1996 with FERC Order 888.  See Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, 61 Fed. Reg. 21,540 (May 10, 1996) (“FERC Order 888”).

Market Liquidity:  Energy markets (like financial markets) require liquidity to enable sellers and buyers to enter into transactions easily.  Seizing the opportunity presented by deregulation, a few energy companies, including Enron, Dynegy, El Paso and Mirant, provided liquidity to the energy markets by becoming market-makers, actively buying and selling contracts in energy commodity positions.(20)  The willingness of market-makers to trade enabled Merchant and other trading companies to exploit price volatility more easily, which was high in many parts of the country in 2000 and 2001.

Price Volatility:  An energy trader’s profit margin exists in the spread between the bid and ask price for a commodity.  Stable prices yield a narrow spread while volatile prices create much greater spreads.  In addition, energy traders can speculate on future price movements and trade in anticipation of future volatility.(21)  During 2000 and 2001, energy prices grew extremely volatile, creating significant profit opportunities for energy traders at Merchant and at other energy trading companies.  These factors, among others, allowed Merchant’s wholesale energy trading business to flourish in 2000 and 2001.  This, in turn, contributed to excellent financial results for Aquila.  Between 1999 and 2001, Aquila’s Net Income rose from $160.5 million to $279.4 million, and its Diluted Earnings Per Common Share rose from $1.75 to $2.42.

(20)      Market-makers accept greater financial risks than brokers or traders because they accept the risks of counterparty default (credit risk), inability to sell or trade positions (liquidity risk), as well as unfavorable movements in price (price risk).  The market-maker’s financial reward comes from the ability to take advantage of regional price differences and physically transport commodities from one region to another.

(21)      For example, a trader may believe a regional market will experience an increase in natural gas prices because a pipeline serving that market will reduce its capacity for unplanned maintenance.  The trader may enter into trading positions to take advantage of an increase in future prices (generally referred to as being “long” in a certain position).

The growth experienced by Aquila during 2000 and 2001 came to a halt in 2002.  Led by Enron’s demise – Enron filed for bankruptcy in December 2001 – the energy trading industry collapsed in 2002.  Aquila wrote off nearly $67 million in Enron-related receivables and trading activity at year-end 2001,(22) and by mid-year 2002, the credit rating agencies had downgraded Aquila’s credit to below commercial investment grade.  The Company announced that it was exiting the wholesale energy trading business and selling assets in order to maintain liquidity.  These decisions led to layoffs at Aquila and Merchant, and as 2002 progressed, Aquila experienced net losses and negative cash flows.  Like the growth in 2000 and 2001, the financial difficulties experienced by Aquila in 2002 mirrored difficulties in the energy trading industry generally.(23)

C.            REFOCUSING ON DOMESTIC REGULATED UTILITIES AND NON-REGULATED POWER PLANTS – 2002 FORWARD

In the face of these financial difficulties, in 2002 Aquila began to re-focus on its domestic regulated utility businesses and non-regulated power plants.  To that end, the Company sold its international investments in New Zealand, Australia, the United Kingdom, and Canada.  In addition, the Company exited the wholesale energy trading businesses and sold off most of its related activities and assets.  As the Company stated in its 2002 10-K:

(22)      2001 Form 10-K/A2 (filed August 14, 2002).

(23)      Aquila explained in its 2002 Form 10-K: “There have been significant changes in the energy industry during the two years ending December 31, 2002.  These changes were primarily the result of lower prices in the power markets as new generation capacity continues to come online, the stabilization of commodity prices in California, the bankruptcy and near bankruptcy of several energy merchants, the tightening of the credit markets (for energy companies in particular), and the lack of liquidity in forward energy markets as companies continue to exit and/or scale back their energy trading activities.  In response to this escalating set of circumstances, we exited from our wholesale energy trading business and divested ourselves from the majority of our related activities and assets during 2002.”  2002 Form 10-K (filed April 15, 2003), at p. 3.

With our exit from wholesale trading, we began to transition to a business comprised primarily of our regulated utility business and our non-regulated power plants.(24)

VI.           FINDINGS AND CONCLUSIONS

A.            THE COMMITTEE FOUND NO EVIDENCE THAT EARNINGS OR FINANCIAL RESULTS WERE FALSIFIED OR MANIPULATED

The May 12 Letter alleges that Rick Green, Bob Green, Keith Stamm, and Dan Streek “falsified” Aquila’s “reported earnings” in 2000 and 2001 in order “to increase executive bonuses.”  This section describes our investigation and analysis of this allegation.  To that end, Part 1 discusses the assertions in the May 12 Letter regarding executive compensation during 2000 and 2001, including the asserted link between executive compensation and the change from net to gross reporting on large energy transactions.  Part 2 discusses our investigation and findings with respect to the particular claims of improper accounting made in the May 12 Letter:  (a) “manipulation of mark-to-market and mark-to-model earnings”; (b) “fabrication of transactions with trading counter parties”; and (c) “creative purchase accounting adjustments.”

1.              The May 12 Letter Contains Several Errors Regarding Executive Compensation For Fiscal Years 2000 And 2001

During 2000 and 2001, as Merchant’s wholesale energy trading business led Aquila to excellent financial results, executive compensation at Aquila increased significantly.  For example, Rick Green’s total cash and restricted stock compensation for 1999 was $3,935,888.  For 2000, it was $7,385,506, and for 2001, it was $10,306,696.  Bob Green’s total cash and restricted stock compensation for 1999 was $3,192,868.  For 2000, it more than doubled to $6,524,076, and for 2001 it increased to $9,417,261.  Keith Stamm’s total cash and restricted stock compensation went from $227,953 for 1999 to $3,504,412 for

(24)      2002 Form 10-K (filed April 15, 2003), at pp. 3-4.

2000, and up to $5,161,604 for 2001.  Dan Streek’s total cash and restricted stock compensation went from $177,143 for 1999 to $757,892 for 2000 and $1,944,475 for 2001.(25)

These compensation awards included several different components.  For 2000 and 2001, each of these four executives received compensation in the form of base salary, awards from an Annual Incentive Plan and a Long Term Incentive Plan, as well as discretionary bonuses.  In addition, during this period, Keith Stamm and Dan Streek each received an award under a separate plan known as the Capital Deployment Initiative (“CDI”) Special Incentive Plan.  A detailed explanation of the executive compensation structure and the awards made to each of these four executives in 2000 and 2001 is included in Appendix 5.  As reflected therein, Aquila’s executive compensation plans were overseen and administered by the Compensation Committee of the Aquila Board, in consultation with an outside compensation consultant from Hewitt Associates LLC (“Hewitt”).(26)  One of these plans, the CDI Special Incentive Plan, required awards in the form of restricted stock instead of cash.  The Annual Incentive Plans and Long Term Incentive Plans allowed executives to elect to

(25)      See Compensation Chart, Appendix 5.  The information in this Chart was taken from Aquila’s Proxy Statements and supplemented with additional information that we learned from the Company, including through interviews of compensation personnel at the Company.  In addition to cash and restricted stock, each of these four executives received stock option awards during 1999, 2000 and 2001.  Rick Green received stock options totaling 195,000 shares of UtiliCorp stock in 1999, 65,000 shares of UtiliCorp stock in 2000, and 218,656 shares in 2001, consisting of 65,000 shares of UtiliCorp stock and 153,656 shares of stock in the Merchant subsidiary, a portion of which had been spun-off in an IPO in 2001.  Bob Green received stock options totaling 156,000 shares of UtiliCorp stock in 1999, 52,000 shares of UtiliCorp stock in 2000, and 243,387 shares in 2001, consisting of 59,000 shares of UtiliCorp stock and 184,387 shares of Merchant stock.  Keith Stamm received stock options totaling 35,982 shares of UtiliCorp stock in 1999, 39,699 shares of UtiliCorp stock in 2000, and 210,565 shares in 2001, consisting of 26,178 shares of UtiliCorp stock and 184,387 shares of Merchant stock.  Dan Streek received stock options totaling 7,500 shares of UtiliCorp stock in 1999, 5,000 shares of UtiliCorp stock in 2000, and 81,289 shares of Merchant stock in 2001.  In January 2002, when the Company repurchased the Merchant shares that had been sold to the public the prior year, Merchant’s stock was converted to UtiliCorp stock at a rate of .6896.

(26)      No member of the Audit Committee sat on the Compensation Committee during the period at issue.

receive restricted stock.  For 2000 and 2001, each of these four executives received a portion of their compensation awards in the form of restricted stock.(27)

In light of Aquila’s abrupt exit from its merchant energy trading operations in 2002, it is not difficult to understand how executive compensation at Aquila during 2000 and 2001 could generate controversy.  The 2001 executive bonuses were awarded in February of 2002.  Five months later, in June of 2002, Aquila decided to exit the trading business in the face of economic losses and credit rating downgrades.  That decision, in turn, led to instability and layoffs at Merchant and at Aquila corporate headquarters.  At the same time, public investigations regarding Enron raised questions regarding accounting for the entire energy trading industry.

These events form the context out of which the May 12 Letter arises, including its assertion that the surge in executive compensation in 2000 and 2001 resulted from, and indeed was the motive behind, the improper accounting practices alleged in the May 12 Letter.  In making that assertion, the Letter includes several incorrect statements and unsupported inferences regarding executive compensation and related issues.  These errors do not, by themselves, answer the question of whether any improper accounting or fraud took place; that jugular question is addressed directly in subsection 2 below.  The compensation-related assertions in the Letter do suggest, however, that the author(s) of the Letter was

(27)      See Compensation Chart, Appendix 5.  Specifically, Rick Green received $4,376,380 in restricted stock for 2000 (out of a total cash and restricted stock package of $7,385,506) and $6,219,729 in restricted stock for 2001 (out of a total of $10,306,696 in cash and restricted stock).  Bob Green received $3,701,104 in restricted stock for 2000 (out of a total of $6,524,076 in cash and restricted stock) and $5,440,038 in restricted stock for 2001 (out of a total of $9,417,261 in cash and restricted stock).  Dan Streek received $118,517 in restricted stock for 2000 (out of a total of $757,892 in cash and restricted stock).  Keith Stamm received $557,297 in restricted stock for 2000 (out of a total of $3,504,412 in cash and restricted stock) and $400,000 in restricted stock for 2001 (out of a total of $5,161,604 in cash and restricted stock).

misinformed as to several key assertions, and they shed some light on the credibility of the Letter as a whole.

a.             Revenue Reporting And Fortune 500 Rankings

Perhaps the most prominent compensation-related claim in the Letter involves an alleged relationship between executive compensation at Aquila and gross revenues or Fortune 500 rankings.  The Letter asserts: “In an effort to increase executive compensation and Fortune 500 ranking, reported revenues were changed from a method that recognized only net margins on large energy sales transactions to recognition of gross sales amounts.”

To illustrate the difference between gross revenue and net margin reporting, assume that (1) Aquila had a contract to sell a quantity of gas at $10 per unit; (2) the contract was fully performed so that revenue and expenses associated with performance were fixed; and (3) the cost of gas on the date of delivery was $9 per unit, so Aquila was able to buy at $9 and sell at $10.  Under a net margin method, Aquila would report $1 in net revenue per unit sold, without reporting either the $9 per unit cost or the remaining $9 in gross revenue.(28)  Under a gross revenue method, Aquila would report $10 in revenue and $9 in expense, which made gross trading revenue and expense more apparent to the market.

The Letter claims that a change from a net to gross accounting method by Aquila “caused an increase in reported revenues from approximately $2 billion to $40 billion without any substantive change in underlying business activity,” and as a result, “Aquila moved from not being ranked in the Fortune 500 to a #33 ranking.”  To link the Fortune 500 ranking to executive compensation, the Letter states:  “Compensation surveys and benchmarks typically utilize Fortune 500 rankings to determine appropriate executive salary

(28)      For simplicity, this illustration ignores accounting for cost of funds, credit reserves, and other factors.

levels.”  Thus, the Letter asserts, the change from net to gross reporting “served to significantly increase executive compensation without any real improvement in business fundamentals.”  The Committee found this set of contentions to be flawed for several reasons.

(1)           Increased Revenues And Fortune 500 Rank Did Not Cause An Increase In Executive Compensation

By alleging that the change from net to gross reporting caused an increase in executive compensation, the Letter assumes a direct link between increased revenue (the result of the change from net to gross reporting) and executive compensation at Aquila.  That assumption is incorrect.

As noted, during 2000 and 2001, Rick Green, Bob Green, Keith Stamm, and Dan Streek each received compensation in the form of base salary, awards from a Long Term Incentive Plan and an Annual Incentive Plan, and discretionary bonuses.  In addition, Keith Stamm and Dan Streek each received an award under a separate incentive plan known as the Capital Deployment Initiative (“CDI”) Special Incentive Plan.  A detailed explanation of the executive compensation structure and the awards made to each of these four executives is included in Appendix 5.  As reflected therein, none of these compensation sources was tied directly to either Fortune 500 ranking or gross revenue.

Indeed, most of the compensation received by Rick Green, Bob Green, Keith Stamm, and Dan Streek for 2000 and 2001 – and most of the increase in their compensation as compared to prior years – arose out of their participation in various incentive-based compensation programs.  Those incentive-based programs were a function of (i) Aquila’s Total Shareholder Return as compared to its peers (in the case of the Aquila Long Term

Incentive Plan or “LTIP”)(29); (ii) Aquila’s earnings-per-share (in the case of the Aquila Annual Incentive Plan or “AIP”); and (iii) earnings before interest and taxes (or “EBIT”) for the Merchant subsidiary (in the case of the Merchant AIP and discretionary bonuses).  None of these compensation programs was governed by gross revenue or Fortune 500 rankings.

During 2000 and 2001, as Merchant’s energy trading business experienced unprecedented earnings, the metrics that drove these incentive compensation plans – particularly Merchant’s EBIT – grew beyond all prior results and forecasts.  As noted above, a number of external factors contributed to this result, most significantly the price volatility in the energy markets during 2000 and 2001.  Thus, the increase in executive compensation during 2000 and 2001 resulted from the interplay between the Company’s pre-existing incentive compensation plans and the growth and financial success of the energy trading business during those years.

This is not to say that revenue was irrelevant to executive compensation at Aquila.  Before finalizing the executive compensation programs for 2000 and 2001 (as in other years), the Compensation Committee of Aquila’s Board of Directors received an analysis, prepared by an outside compensation consultant from Hewitt comparing Aquila’s executive compensation with that of several “comparator” companies.  This analysis compared both base salaries and incentive-based compensation.  During 2000 and 2001, the Compensation Committee targeted Aquila’s executive base salaries at the 50th percentile of the comparator group.  Aquila’s executive incentive programs were targeted so that its executives would be in the 75th percentile for incentive compensation if the Company met its

(29)      As noted above, for this purpose, “Total Shareholder Return” is defined as the increase in average stock closing price between the 30 trading days before the beginning of the plan period and the 30 trading days at the end of the period, plus dividends.

performance targets, and in the 90th percentile for incentive compensation if Aquila experienced outstanding results.  Notwithstanding these parameters, however, in 1998 the Compensation Committee decided not to try to keep up with rising executive compensation in the energy industry during the ensuing years.  Aquila continued this strategy in 2000 and 2001, which caused Aquila’s executive compensation plans to lag behind those of its competitors.

In selecting the comparator group and in calculating Aquila’s percentile ranking, Hewitt took into account gross revenues for Aquila and the comparator companies, but revenue was only one of several factors considered.  Other factors included whether the companies had similar businesses and strategies, whether they had a similar mix of regulated and non-regulated energy businesses, and whether they delivered strong shareholder return.  Significantly, the comparators were all energy companies, with strategies and lines of business similar to Aquila’s, including (in many cases) energy merchant trading.  By 1998, GAAP expressly allowed Aquila and all other energy trading companies to report gross revenues on energy trades, and most of Aquila’s competitors in the energy trading industry were reporting gross revenues.  Thus, for purposes of benchmarking executive compensation, Aquila’s method of reporting of gross revenues placed it on a level playing field with the comparator group.

(2)           The Revenue Reporting Change Occurred (And Was Disclosed) In 1995

The Letter asserts that the net-to-gross revenue reporting change caused the Company to go from being unranked in the Fortune 500 to being ranked number 33, and that this rise in the Fortune 500 rankings was responsible for the increase in executive compensation in 2000 and 2001.  Although no specific date is ascribed to the reporting change or the rise in the Fortune 500 rankings, the asserted link to executive compensation in 2000 and 2001 at least implies that all of these events took place in or around 2000 and 2001.  That is not correct.

Aquila changed its financial statement presentation in December of 1995 to report settled trades on a gross rather than net basis.  This decision was disclosed in the Company’s 1995 Form 10-K405.(30)  Thus, by the time executive compensation spiked in 2000 and 2001, Aquila had been reporting gross revenue on settled trades for five years.

It is true that the change from net to gross accounting caused a significant increase in the Company’s reported revenues.  That increase, in turn, allowed the Company to move from being unranked in the Fortune 500 in 1994 to a rank of 33 in 2001.  In the meantime, however, executive compensation did not increase dramatically until 2000 and 2001.  If, as the Letter asserts, there were a causal relationship between the increase in revenue or Fortune 500 ranking and executive compensation, one would expect executive compensation to rise along with revenues and Fortune 500 ranking.  The significant time lag undercuts the suggestion of a causal relationship.

(3)           The Increase In Revenues Was Accompanied By Improvements In Profitability

The Letter also asserts that the Company’s increase in gross revenue and the resulting climb in the Fortune 500 occurred “without any substantive change in underlying

(30)      Note 1 to Aquila’s December 31, 1995 financial statements in Form 10-K405 states:  “Beginning with the 1995 annual financial statements, the company began to present gas marketing sales and cost of gas separately.  Previously net margin was included in sales.  The effect of this change is reflected in all periods presented.  A comparison of previously reported amounts to 1995’s presentation is presented below . . ..”  1995 Form 10-K405 (filed February 21, 1996) at 39.  Aquila also adopted mark-to-market revenue reporting on outstanding trading positions in 1995.  The adoption of mark-to-market change is discussed below.

business activity or profitability.”(31)  The phrase “business activity” is open to interpretation, but to the extent that the May 12 Letter claims the increase in Aquila’s gross revenues and Fortune 500 ranking occurred without any change in “profitability,” the Letter is incorrect.  Between 1994 and 2001, as the Company moved from being unranked in the Fortune 500 to a rank of 33, Aquila’s profitability, as measured by net income and earnings per share, increased significantly.  Between 1994 and 2001, the Company’s Net Income rose from $94.4 million to $279.4 million.  In the same period, the Company’s Diluted Earnings Per Share rose from $2.06 to $2.42.

The chart below reflects Aquila’s revenue, earnings, and earnings-per-share from 1994 through 2001:

Aquila revenue, earnings and earnings-per-share:  1994-2001(32)

	1994	1995	1996	1997	1998	1999	2000	2001
Revenue(33)($mm)	2,398.1	2,798.5	4,332.3	8,926.3	12,563.4	18,621.5	28,974.9	40,376.8

Earnings(34)($mm)	94.4	79.8	105.8	122.1	132.2	160.5	206.8	279.4

EPS(35)($)	2.06	1.71	1.46	1.51	1.63	1.75	2.21	2.42

As reflected in this chart, the Letter is simply incorrect to assert or imply that Aquila’s increase in gross revenues and resulting rise in Fortune 500 ranking occurred without any change in profitability.

(31)      The Letter goes on to claim that this caused a significant increase in executive compensation “without any real improvement in business fundamentals.”

(32)      See 1995 Form 10-K405 (filed February 21, 1996) at p. 34; 2000 Annual Report, at p. 26; 2001 Form
10-K/A Amendment No. 2 (filed August 14, 2002) at p. 4.

(33)      Reported as Sales.

(34)      Reported as Net Income.

(35)      Reported as Diluted Earnings Per Common Share.

(4)           The Net-To-Gross Reporting Change Was Not Motivated By A Desire To Increase Executive Compensation

The Letter asserts that the “true reason” for the change from net to gross reporting on energy trades was to increase executive compensation.  During our interviews, different witnesses recalled different reasons for the change from net to gross accounting for settled trades.  None of the witnesses, however, supported the Letter’s accusation that the change was motivated by a desire to increase executive compensation.

According to Rick Dobson, formerly Vice President of Financial Management at Merchant and currently CFO of Aquila, this change was driven by strong recommendations from Aquila’s independent auditors at the time, Arthur Andersen LLP (“Andersen”).  Other energy trading companies, following Enron’s lead, were already reporting settled trades on a gross basis by 1995.  The practice, already widespread in the energy trading industry at the time Aquila adopted it, was expressly endorsed in the accounting literature in 1998 with the issuance of EITF 98-10.(36)

Leo Morton, currently Chief Administrative Officer of Aquila, recalled that the net-to-gross change was prompted, at least in part, by the Company’s 1995 business plan to become a top energy company.  Aquila had commissioned a strategic review by consultants from McKinsey & Company.  Based on McKinsey’s analysis, the Company embraced a growth strategy to gain market share and become one of the top players in the energy sector within a decade.  To fulfill that goal, the Company believed that it would need to achieve higher gross revenue as well as increased earnings.  Mr. Morton recalled that the change from net to gross reporting was motivated, at least in part, by Aquila’s growth strategy and desire to

(36)      Effective for fiscal year 2002, EITF 98-10 essentially was rescinded by EITF 02-03, which required net reporting on settled energy trades going forward.

be measured on the same basis as its competitors in the industry, many of whom, as noted, already were reporting their gross revenues on energy trading activity.  Although the Letter states that Mr. Morton and Rick Green discussed the real “reasons” for the accounting change – to increase executive compensation – none of the witnesses we interviewed recalled any such discussions, and none believed that the reporting change was motivated by a desire to increase executive compensation.

b.             Earnings Were Not “Reversed” Or “Restated” In 2002

The Letter asserts that the allegedly inflated 2000 and 2001 “earnings were largely reversed or restated in 2002,” and that “no change has been made to reverse past executive bonus payments.”  In fact, Aquila’s earnings for 2000 and 2001 were never “reversed” or “restated.”  Instead, Aquila restated only its Statement of Cash Flows for 2000 and 2001.  And we found nothing to support an inference that Rick Green, Bob Green, Keith Stamm, or Dan Streek – or anyone else, for that matter – committed any wrongdoing in connection with the initial cash flow classifications that were restated in 2002.

The change in the Statement of Cash Flows for 2000 and 2001 followed a re-audit of Aquila’s financial statements for those years by KPMG, which was hired by the Company in May of 2002 to replace Andersen as its independent auditors.  As part of its audit of Aquila’s 2002 financial statements, KPMG re-audited Aquila’s 2000 and 2001 financial statements in order to opine, as required by the SEC, on the three-year presentation of comparative results (2002, 2001 and 2000).(37)  Andersen, which was out of the public

(37)      For comparative purposes, the 2000 and 2001 financial results had to be significantly re-cast in order to reflect changed accounting standards for the different fiscal years.  First, as noted above, pursuant to EITF 02-03, Aquila presented settled energy trades on a net rather than gross basis for 2002, and therefore Aquila had to show comparative 2000 and 2001 results on the same basis.  Second, Aquila was required to present the impact of discontinued operations in its 2002 financial statements, and therefore to show the 2000 and 2001 results on the same basis.

accounting business by then, could not consent to the comparative presentations.(38)

The change in the Statement of Cash Flows for 2000 and 2001 had no impact on net earnings or any other metrics affecting executive compensation.(39)  In accordance with the terms of the executive compensation plans in place at the time, Aquila took no steps to reverse or rescind executive compensation for 2000 or 2001, as the change in the Statement of Cash Flows would not have justified any such action.  It bears noting in this regard that Aquila froze executive salaries and suspended all incentive-based compensation programs for executives in 2003 in light of the change in the Company’s circumstances and direction during 2002.(40)

c.             The Financial Statements At Issue Were Not “Certified” As Alleged In The May 12 Letter

The Letter alleges that Rick Green, Bob Green, Keith Stamm, and Dan Streek “certified and signed the 2000 and 2001 financial statements,” which allegedly they had falsified.  The term “certified” has appeared frequently in the financial press since July 2002 because of the certification requirements imposed upon public company CEOs and CFOs by the Sarbanes-Oxley Act.  These certifications were not required, however, when Aquila’s 2000 and 2001 financial statements were issued.  At that time, CEOs and CFOs were required to sign (but not certify) annual reports on Form 10-K.  Rick Green and Bob Green signed

(38)      Several members of Andersen’s Aquila audit team joined KPMG after Andersen ceased providing public accounting services.  The KPMG re-audit, however, was led by KPMG personnel who were not previously involved in the audits by Andersen.

(39)      The restatement reclassified certain cash flows primarily in two areas.  First, Aquila reclassified the gain on the sale of Merchant stock in the IPO as cash flow from Investing Activities, rather than from Operating Activities.  Second, based on accounting guidance issued in 2002 (EITF 02-03) and other 2002 accounting guidance and discussion, Aquila reclassified cash flows on prepaid gas contracts as Financing Activities rather than Operating Activities.  2002 Form 10-K (filed April 15, 2003), note 21 at p. 132.

(40)      See 2003 Proxy Statement (filed April 15, 2003) at pp. 8-10.

Aquila’s 2000 and 2001 Form 10-K405 filings; Dan Streek signed the 2001 Form 10-K405; Keith Stamm did not sign any of them.

2.             The Committee Found No Evidence That 2000 And 2001 Financial Results Were “Falsified” Through Manipulation Of MTM Accounting, Fabrication Of Transactions, Or Fraudulent Purchase Accounting Adjustments

The May 12 Letter alleges that Aquila’s 2000 and 2001 “[f]inancial results were falsified through manipulation of mark-to-market and mark-to-model earnings, fabrication of transactions with trading counter parties, and creative purchase accounting adjustments.”  The Letter does not identify a single instance, however, of manipulation, fabrication, or “creative” purchase accounting, and offers no evidence or further description to support these allegations.  These topics are inherently complex and dense in potentially relevant data.  As such, regrettably, the May 12 Letter creates an unguided mystery and invites a challenging and costly search.

Our investigation had four primary components:  (1) we interviewed current and former Aquila and Merchant officers, accountants, and risk management personnel and reviewed relevant internal corporate documents and SEC filings; (2) we interviewed members of the KPMG audit and reaudit teams and considered KPMG’s audit opinions; (3) we reviewed e-mail transmissions among the current and former officers accused in the May 12 Letter, as well as other relevant officers, accounting staff, risk management personnel, and energy traders; and (4) our investigative team (by which we mean Latham and Navigant working together) carried out a work plan (“Work Plan”) designed to probe the relevant trading activities and accounting in 2000 and 2001 for evidence of fraudulent mark-to-market and mark-to-model (collectively “MTM”) manipulation, fabrication of trades, and fraudulent purchase accounting.

Based on our investigation, we conclude that the allegations of accounting fraud and fabrication of trades in the May 12 Letter are untrue.  We discuss each of the four components of our investigation in turn below, concluding with a detailed discussion of the Work Plan and findings with respect to each of the three types of alleged fraud:  MTM manipulation, fabrication of trades, and fraudulent purchase accounting.

a.             Interviews Of Aquila And Merchant Officers, Accountants, And Risk Management Personnel

We interviewed current and former Aquila and Merchant officers and employees who had significant relevant responsibility in 2000 and 2001 for trading operations, accounting, and risk management.  We also interviewed witnesses who were involved in accounting for acquisitions in 2000 and 2001.  Not a single witness stated or gave us evidence that MTM manipulation, fabrication of trades, or fraudulent purchase accounting had occurred.  Further, although the fact of our investigation was publicly reported in Kansas City and elsewhere by early July 2003,(41) and was the subject of a general e-mail distribution at Aquila (and therefore was widely-known), and although members of our investigative team were on-site at Aquila’s headquarters in Kansas City for several weeks, no one came forward or volunteered evidence of false or fraudulent accounting or questionable business practices.

We interviewed, among others, the four executives accused in the May 12 Letter of having “falsified 2000 and 2001 reported earnings to increase executive bonuses” – Rick Green (current Aquila CEO), Bob Green (former Aquila CEO), Keith Stamm (current Aquila COO) and Dan Streek (former Aquila CFO).  All of these individuals credibly denied knowledge of, or participation in, any scheme to inflate 2000 and 2001 earnings.  We also

(41)      See, e.g., Aquila Investigates Inflated Revenue, Other Allegations, Dow Jones Energy Service (July 10, 2003); Aquila Investigates Accounting, Transactions, Bonuses, The Kansas City Star (July 10, 2003); Anonymous letter leads Aquila to probe bonuses, accounting, energy trading, Associated Press (various publications) (July 10, 2003).

interviewed Ed Mills (former President of Merchant), several key accounting personnel, and several key risk management and compliance personnel.  None of them gave us any evidence or grounds to infer that they were involved in, or aware of, any fraudulent or improper accounting or fabrication of trades to inflate 2000 and 2001 earnings.

(1)           Interviews Of Rick Green, Bob Green, And Keith Stamm

In 2000 and 2001, Rick Green was the CEO of Aquila.  He said he had no information that would support the allegations in the May 12 Letter that financial results were manipulated or falsified.  The accounting function for Merchant did not report directly to him, but he was apprised of Merchant’s financial results through Keith Stamm, Ed Mills, and Bob Green.  As Chairman and CEO of Aquila, the parent Company, he relied in part on the internal and external auditors and accounting managers in connection with accounting matters.  He did not recall any particular occasion when he participated in any specific accounting decisions.

Mr. Green observed, as did other witnesses, that in comparison with other trading companies, Merchant’s trading portfolio was heavily weighted toward shorter term trades (i.e., trades closing within a year or two after initiation).  As a consequence, Aquila was less dependent on long-term projections in recognizing MTM gains.  Mr. Green said that he felt Aquila had always been very conservative in recognizing MTM earnings.  He also observed that Aquila maintained risk management controls over the trading floor through the Chief Risk Officer, Cal Payne, and that traders were disciplined for violating Company trading policies.

In 2000 and 2001, Bob Green was the President and COO of Aquila.(42)  He said that he had no information that would support the allegations in the May 12 Letter that 2000 and 2001 results had been falsified.  As COO, he had oversight over the accounting function, but he relied in part on the accounting staff, internal auditors, and external auditors with respect to accounting matters.  He said that the assumptions used in MTM accounting had been long established within the trading organization.  He also said that Aquila had implemented “checks and balances” to support the integrity of MTM accounting by establishing separate corporate reporting channels for the CFO, the executives who ran the trading business, and the internal auditors.  Mr. Green said he believed that Aquila’s MTM accounting policies had always been conservative.

Keith Stamm was appointed CEO of Merchant in January 2000.  He too stated that he had no information that would support the allegations in the May 12 Letter that 2000 and 2001 results had been falsified.  He observed that Merchant’s CFO, who was responsible for accounting for the energy trading activity, did not report to him, but rather to Aquila’s CFO.  Like Bob Green, Mr. Stamm noted that this reporting arrangement was designed to assure that there were appropriate “checks and balances” over MTM accounting and to protect the integrity of the accounting function.

(2)           Interviews Of Dan Streek And Other Key Accounting Personnel

Dan Streek was the senior accounting officer at Merchant throughout 2000 and 2001.  In November 2000, he was promoted from Senior Vice President of Finance at Merchant to CFO of Merchant and, in August 2001, also was appointed CFO of Aquila.

(42)      He was promoted to CEO in January 2002, but resigned in October of 2002 after Aquila exited the trading business, and Rick Green returned to the CEO position.

Although Mr. Streek left Aquila after the Company exited the trading business (and is now the Vice President and Controller of Mirant), he gave our investigative team a face-to-face interview.

Mr. Streek asserted that in his eight years with Aquila, while he moved up the corporate hierarchy from a division controller to CFO of Aquila, he was never pressured by Rick Green, Bob Green, Keith Stamm, or any other officer to misapply GAAP in order to inflate earnings or for any other purpose.(43)  Mr. Streek said that accounting integrity was expected and supported by Aquila’s senior managers, even when they were under pressure to achieve financial targets.

We heard consistent statements of propriety from other accounting personnel, including those who had primary responsibility for Merchant’s accounting during 2000 and 2001:  Rick Dobson (currently Aquila’s CFO), Jan Mason (currently Director of Commodity & Risk Accounting), Rebecca Sandring (currently Director of Financial Management), and Eric Watkins (currently Risk Management Manager).  In 2000 and 2001, Mr. Dobson was Merchant’s Vice President of Financial Management and was responsible for Merchant’s financial reporting, including MTM gains and losses.  Ms. Mason, Ms. Sandring and Mr. Watkins reported directly to Mr. Dobson throughout the relevant period.  After separate initial formal interviews, these four individuals (including Mr. Dobson), became our primary witnesses and contacts with respect to providing documents and explaining Merchant’s relevant accounting, financial reporting, and business records.

(43)      Mr. Streek recalled one instance in 1999 when the acting CFO (who left the Company shortly after this) wanted to record a gain on a lease that Mr. Streek did not think was proper under GAAP.  Mr. Streek, Mr. Dobson, and others opposed this accounting treatment; the proposed accounting was discussed with Aquila’s independent auditors and, in the end, was rejected.

These accountants expressed strong disagreement with the allegations in the May 12 Letter.  They all denied that they had ever been pressured to record accounting entries that they believed to be improper under GAAP.  They said that Aquila management supported integrity and honesty in accounting and financial reporting.  Mr. Dobson, Ms. Mason, and Ms. Sandring emphasized that management’s policy was not to be aggressive in recognizing MTM income.  They expressed frustration that the anonymous author(s) of the May 12 Letter had the power to put them and Aquila through an expensive, time-consuming investigation, given that the 2000 and 2001 financial statements “had been audited and reaudited” by two different, independent accounting firms, each time resulting in unqualified audit opinions.  We address these audits and the reaudit later.

(3)           Interview Of Ed Mills

We interviewed Ed Mills, who was the President and Chief Operating Officer of Merchant in 2000 and 2001.(44)  Although Mr. Mills left Merchant in 2002, following the decision to wind-down the trading business, he made himself available for an interview.  He strongly rejected the premise of the May 12 Letter that Merchant’s success in 2000 and 2001 was built on accounting manipulation.  Mr. Mills, who had been an energy trader himself, said that after joining Merchant in 1993, he became directly involved in and responsible for developing the trading organization’s risk management controls.

He gave his view of the reasons for Merchant’s success in 2000 and 2001.  He said that Merchant had refined its ability to effectively manage the risks of trading, yet had the trading acumen and flexibility to exploit the volatility and opportunities presented by the

(44)      We note that although Mr. Mills was essentially Mr. Stamm’s peer in the Merchant operation in 2000 and 2001, and received comparable bonus and other compensation, the May 12 Letter does not mention him.

energy market.  In his view, Merchant was in peak performance at precisely the time when the U.S. energy markets presented especially profitable trading opportunities.  As a result, the trading organization was able to deliver returns that surpassed all budgeted expectations.  Mr. Mills affirmed that he was not aware of any management-driven MTM manipulation or fabricated trading activity.  He was emphatic that Merchant’s results in 2000 and 2001 were authentic.

Mr. Mills also disagreed with the premise of the May 12 Letter that Aquila’s management lacked integrity.  He said that it was part of Aquila’s culture to support correct financial accounting and that management tried hard to be conservative in reporting income and measuring corporate performance.  Mr. Mills viewed it as part of his job to support MTM accounting judgments that might be unpopular with the traders, and to enforce compliance with trading policies and ethical standards, including by terminating traders who violated internal Company trading policies.  He said Bob Green and Rick Green manifested the same resolve.

(4)           Interviews Of Key Risk Management And Compliance Personnel

We also interviewed people who had significant responsibilities in 2000 and 2001 for policing internal controls over energy trading activity and financial reporting, including Calvin Payne (former Aquila Chief Risk Officer), Paul Sobel (former Aquila Director of Internal Audit), Ruth Sotak (former Merchant Risk Management Officer), and Laura Templeman (currently Vice-President of Merchant Risk Management).  The Chief Risk Officer and Internal Audit functions (Mr. Payne and Mr. Sobel) oversaw Merchant’s trading activity and internal controls, but they reported into the Aquila parent organization; the

Merchant risk management functions (Ms. Sotak and Ms. Templeman) reported internally within Merchant.

As Aquila’s Chief Risk Officer, Mr. Payne was responsible for enforcing management’s policies and controls over the Value at Risk (“VaR”) in Merchant’s trading activities.(45)  Mr. Sobel, who reported to Mr. Payne, was responsible for internal audits of various aspects of Merchant’s operational and accounting controls.(46)  Although Mr. Payne was no longer with the Company, having left Aquila in early 2003 following the wind-down of the energy trading business, he met with us several times in both formal interviews and informal follow-up conversations.  Mr. Sobel also met with us several times.  Both were candid regarding their views of Merchant’s internal controls.  Neither told us, suggested, or gave us any evidence to suggest, that they knew of any fraudulent accounting or fabricated trades.

Ms. Sotak was in charge of Merchant’s “middle office” functions in 2000 and 2001, described in greater detail below, and Ms. Templeman reported to her.  In general, they were responsible for assuring that trading activity was accurately captured and monitored in Merchant’s risk management software system (“RiskWorks”), that trades were confirmed with counterparties, and that market prices assigned to open trading positions were valid.  Although Ms. Sotak left Merchant following the wind-down of the trading business, she met

(45)      “Value at Risk” refers to the amount of money that the Company could potentially lose in one day of trading if commodity prices moved adversely to positions that the Company had taken.  The Company established and enforced VaR limits as a matter of trading policy.  For example, as of December 2001, the Company’s VaR limit was $15 million for the trading book (except for weather and actuarial derivative products, for which the limit was higher).  Traders and trading desks were allocated a portion of the daily VaR limit and were required to restrict themselves to taking positions that did not exceed these limits.  RiskWorks produced a daily report that monitored VaR exposure.

(46)      Mr. Sobel left Aquila for a new position at Mirant after we interviewed him.  Before he left, he provided relevant internal audit reports to us, which we reviewed.

with us.  Ms. Templeman is still employed by Merchant and became one of our primary sources of documents and information regarding trading activity and controls in 2000 and 2001.

Ms. Sotak and Ms. Templeman provided no basis to question the integrity of Aquila’s senior management.  Their jobs were devoted to enforcing the controls implemented by management to prevent fraud or error in the processes for capturing and valuing Merchant’s trading activities.  Both said unequivocally that they had the support of senior management to make decisions that might be unpopular with the traders, including making market price adjustments that negatively impacted the value of trading positions.  Both stated that they were never instructed by senior management to take any action that was improper or not correct.  Both stated that they had never seen any evidence of intentional MTM manipulation or fabrication of trades.

In sum, witnesses gave us no information to support the allegations in the May 12 Letter of MTM accounting fraud or fabricated trades.  Witnesses who had the greatest responsibility for internal controls over Merchant’s trading activity and MTM accounting were all reputed to be (and presented themselves to us as) people of integrity, competence, and dedication.  We saw no evidence that any of them was involved in unethical or improper accounting or trade reporting activity or that any of them looked the other way in the face of evidence of alleged improper conduct.

b.             Interviews Of KPMG Partners And Managers And Evaluation Of KPMG’s Audit Opinions

We believe it is reasonable and appropriate to consider the results of multiple independent audits of the financial statements at issue as relevant evidence in reaching our conclusions regarding the merits of the allegations of accounting fraud and manipulation made in the May 12 Letter.  To that end, we interviewed members of the KPMG audit and reaudit teams, obtained information informally from them throughout our investigation, and reviewed and considered the significance of KPMG’s audit opinions on Aquila’s 2000 and 2001 financial statements.  We learned nothing that would support the allegations of accounting fraud in the May 12 Letter.  In order to put our consideration of KPMG’s observations, audit work, and opinions in perspective, we provide the following background.

On May 21, 2002, Aquila’s Board of Directors appointed KPMG to replace Andersen as Aquila’s independent auditors after Andersen no longer provided public accounting services.(47)  Andersen already had audited and rendered unqualified opinions on Aquila’s year-end 2000 and 2001 financial statements.  KPMG was retained, among other things, to audit Aquila’s year-end 2002 financial statements.  For the reasons explained below, in order to render an opinion on Aquila’s year-end 2002 financial statements, KPMG was required to reaudit Aquila’s 2000 and 2001 financial statements, which it did in the summer and fall of 2002.

Under SEC reporting rules, Aquila’s 2002 audited financial information was required to include three years of income and cash flow statements (2000, 2001, and 2002) and two years of balance sheets (2001 and 2002) for comparison.(48)  Aquila’s 2000 and 2001 financial statements had to be recast significantly in order to make them comparable to the 2002 financial statements, largely because of two factors.  First, pursuant to EITF 02-03 (effective December 31, 2002), Aquila presented settled energy trades on a net rather than gross basis in 2002 and, therefore, was required to show comparative 2000 and 2001 results on the same basis.  (This change reverted to the way Aquila presented energy trades before

(47)      2003 Proxy Statement (filed April 18, 2003) at p. 19.

(48)      SEC Reg. SX, 17 C.F.R. § 210.3-01, 3-02, 3-04.

1995, as discussed above.)  Second, Aquila was required to present the impact of its discontinued energy trading operations and, again, was required to show comparative 2000 and 2001 results on the same basis.

Andersen, as the prior auditor of the 2000 and 2001 financial statements, would have had to consent to these significant changes in the presentation.  Andersen was out of the auditing business, however, and could not consent to the change.  Accordingly, KPMG had to reaudit Aquila’s 2001 financial statements as well as its 2000 income and cash flow statements in order to opine on the 2002 financial statements.  Pursuant to KPMG internal policies, the reaudit team was led by different personnel than the regular KPMG audit team.

Our professional advisors formally interviewed the audit partners of the regular KPMG audit team, Steve Rathjen and Darin Kempke, and also obtained information from them informally throughout our investigation.  Both had been with the Andersen firm previously and had audited Aquila’s financial statements in prior years.  As a result, they were able to offer information, perspective, and insight regarding Aquila, Merchant and its people.  Specifically, we heard their observations about the energy trading business, risk management controls, accounting controls, personnel, and specific accounting matters.(49)

We also interviewed the partner, John Kunasek, and the senior manager, Mark Zajac, on the reaudit team.   Like this Committee did as part of our investigation, the KPMG reaudit team reviewed Merchant’s energy trading activity and related accounting during the wind-down, after most of the traders and the infrastructure supporting the trading operations were gone.  Accordingly, they faced some of the challenges that we encountered in obtaining detailed information about Merchant’s historical trading activity and related accounting.  We

(49)      Our investigative team also communicated with Ronald Forester and Eric Stovall, both of whom are members of KPMG’s internal forensic accounting group.

heard their observations about Aquila’s 2000 and 2001 energy trading operations, risk management and accounting controls, personnel, MTM accounting and relevant purchase accounting.  For the reasons discussed below, the information that we obtained from KPMG witnesses, along with KPMG’s audit opinions, became part of the evaluative record on which we concluded that the allegations of MTM manipulation, fabricated trades and “creative” purchase accounting adjustments in the May 12 Letter are untrue.

First, KPMG’s reaudit of Aquila’s 2000 and 2001 financial statements included testing Merchant’s energy trading activity and related accounting.  Although we were not afforded access to KPMG’s work papers or audit program, we believe, based on our general conversations with management and KPMG, that the reaudit was probing with respect to financial reporting of energy trades.  This was expected given that the reaudit was performed in the wake of Enron’s collapse and the Andersen criminal prosecution, when national attention was focused on concerns about corporate financial reporting, especially by energy trading companies.

Mark Zajac, the KPMG reaudit manager who oversaw the energy trading aspect of the reaudit, told us about the reaudit team’s approach and general work plan.  He explained why they had confidence that their observations and conclusions had an adequate basis from a technical auditing standpoint.  Specifically, he explained that the team gained an understanding of the overall composition of Merchant’s trading activity, and noted that about 90% of the trades involved power and gas, that there were relatively few trades involving coal or weather derivatives, and that there were relatively few long term trades.  The reaudit team sampled both open and settled trades using KPMG’s proprietary techniques and also judgmentally selected certain large, structured transactions for review.

The reaudit team reviewed and tested the controls surrounding the trading database (RiskWorks, discussed below) and related financial reporting.  Mr. Zajac confirmed that the reaudit team found no evidence of MTM manipulation, no evidence of fabricated trades, and that, in general, Aquila was relatively conservative in its MTM accounting judgments.  The reaudit team was able to trace transactions to cash.  They found that forward price curves were within expectations.  They found no abuses involving financing of future trading obligations.

Second, the KPMG witnesses, on each of the regular and reaudit teams, told us that they have no reason to believe that the May 12 Letter allegations are true.  Their audit work uncovered no evidence of MTM manipulation, fabricated trades or fraudulent purchase accounting.  They have interacted with the managers and accountants who were responsible for Merchant’s financial reporting – including Rick Dobson, Jan Mason, Eric Watkins, and Rebecca Sandring – and expressed confidence in their integrity and professional competence.  They gave Jan Mason, who was directly responsible for MTM accounting during the relevant period, high marks as a person of integrity and competence who would never tolerate or disregard fraudulent activity, much less engage in it.

The KPMG witnesses also said they had no reason to doubt the integrity of the Aquila senior officers accused of accounting fraud in the May 12 Letter – Rick Green, Bob Green, Keith Stamm, and Dan Streek.  Likewise, they said they had no reason to doubt the integrity or competence of the risk management personnel who monitored the internal controls designed to foreclose opportunities for fraud or error in reporting on trading activity, including Cal Payne, Paul Sobel, and Ruth Sotak.  As noted, our own observations and impressions of the officers, and the accounting and risk management personnel were consistent with the views expressed by the KPMG witnesses.

Finally, KPMG rendered unqualified opinions on Aquila’s consolidated 2001 and 2002 financial statements and consolidated statements of income and cash flows for 2000, which encompassed Merchant’s financial statements as a subsidiary of Aquila.(50)  Again, Andersen previously had audited the 2000 and 2001 financial statements and issued unqualified audit opinions on them.(51)  Under Generally Accepted Auditing Standards, audits must be planned and performed “to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether caused by error or fraud.”(52)  If an auditor uncovers evidence of fraud, the auditor is required to bring the matter to an

(50)      KPMG’s audit opinion states:  “We have audited the accompanying consolidated balance sheets of Aquila, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, common shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. …We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. …In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aquila, Inc. and subsidiaries as of December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.” 2002 Form 10-K (filed April 15, 2003) at p. 145 (emphasis added).

As previously noted, Aquila restated its 2000 and 2001 cash flows as a result of the reaudit process, but this restatement had no impact on earnings in 2000 or 2001, and we found nothing to suggest that there was any wrongdoing in connection with the cash flow items that were restated.

(51)      “Report of Independent Public Accountants on Financial Statement Schedule,” 2001 Form 10-K405 (filed March 21, 2002) at 32; “Report of Independent Accountants on Financial Statement Schedule,” 2000 Form 10-K405 (filed March 29, 2001) at 29.

(52)      SAS No. 82; AU § 316.01 (Consideration of Fraud in a Financial Statement Audit).

appropriate level of management or to the audit committee.(53)  Neither Andersen nor KPMG reported any such evidence in connection with their respective audits or reaudits.

c.             Review Of Relevant Merchant And Aquila E-Mail

We reviewed e-mails recovered by Kroll from archived electronic files and hard drives, which included e-mails sent and received by Rick Green, Bob Green, Keith Stamm, Dan Streek and 57 other individuals, including energy traders, senior managers, accounting and risk management personnel.  We searched the e-mails using 140 distinct search terms designed to capture communications relevant to the allegations of accounting manipulations in the May 12 Letter.  This electronic search yielded over 70,000 e-mails that contained the relevant search terms, each of which was reviewed manually by members of the investigative team for evidence that might be relevant to the allegations in the May 12 Letter.

The review of e-mail records by our investigative team did not uncover any evidence of fraudulent MTM accounting, fabrication of trades, or fraudulent purchase accounting.

d.             Results Of Implementing The Work Plan

We directed our investigative team to pursue the Work Plan as developed by Latham and Navigant.(54)  Comments from KPMG on the Work Plan approach were taken into account.  The purpose of the Work Plan was to enable our investigative team to identify ways in which energy trading activities and acquisitions potentially could be misreported deliberately in Aquila’s financial statements, and to look strategically and skeptically for evidence of whether such alleged misconduct occurred.  Given the lack of specificity in the

(53)      Id., AU §§ 316.38-316.40; Section 10A of the 1934 Securities Exchange Act, 15 U.S.C. §78j-19(b)(3).

(54)      See Appendix 6.

May 12 Letter, and the fact that initial witness interviews yielded no support whatsoever for the allegations, the Work Plan took a measured approach.  Our goal was to strike an appropriate balance between obtaining adequate evidence to reach an informed conclusion and avoiding the imposition of excessive burden and undue expense upon Aquila to the unreasonable detriment of the Company and its shareholders.  Our perspective was dynamic:  If, at any time, evidence of fraud had been uncovered, we were resolved to expand the Work Plan in whatever manner necessary to address it.  We so instructed our investigative team and we regularly reviewed their field work as it progressed.

Pursuant to the Work Plan, our team was charged to do the following:  (1) gain an understanding of the relevant corporate operating structure, energy trading activities, internal controls, accounting and financial reporting in 2000 and 2001; (2) review and analyze the trading data in RiskWorks and other relevant information sources for evidence of fraudulent trading practices, fabricated trades, or MTM manipulations; (3)  review and analyze accounting records on closed and open energy trading positions, relevant reserves, the roll-up of relevant financial information to Aquila’s financial statements, and losses incurred in the wind-down, for evidence of MTM manipulation or other fraudulent accounting; and (4) review and analyze the accounting involved in Aquila’s acquisitions in 2000 and 2001 for evidence of fraudulent purchase accounting.  As discussed below, execution of the Work Plan did not produce evidence demonstrating that Aquila’s 2000 and 2001 financial results were misreported by MTM manipulation, fabrication of trades or fraudulent purchase accounting.

(1)           Aquila’s Energy Trading Organization, Internal Controls, And MTM Accounting

Our investigation focused on Merchant because Aquila’s trading was conducted primarily by that subsidiary.  In 2000 and 2001, the Merchant trading organization was run under the leadership of Keith Stamm (CEO of Merchant) and Ed Mills (President and COO of Merchant).  Dan Streek was appointed CFO of Merchant in November 2000.  At all relevant times, Merchant’s financial statements were prepared by Merchant’s own accounting staff and then consolidated with Aquila’s financial statements.  As noted, Rick Dobson was primarily responsible for Merchant’s financial reporting, and Jan Mason, reporting to Mr. Dobson, was primarily responsible for MTM accounting and other trading-related accounting.

(a)           Trading Organization And Internal Controls

For the reasons discussed below, our advisors concluded that the overall organization and reporting structure of Merchant’s trading function was conducive to an adequate internal control environment.  Merchant’s trading operations were organized according to “front,” “middle,” and “back” office functions common to many trading organizations:

Front office:  The front office marketed, initiated and captured the daily buying and selling of energy commodities and related derivative products.  The front office consisted mainly of the traders and supporting managers and staff.  The traders were grouped according to specific commodities or financial derivatives, such as physical natural gas, financial futures, power, and weather.  Some groups were further divided by geographic areas, such as U.S. Western Region natural gas.  These groups were referred to as trading or risk “books.”

The front office also housed the Origination Desk, which handled complex, structured transactions.  Personnel involved with the Origination Desk had ongoing customer relationships with utilities and other entities, and they negotiated transactions designed to serve specific customer needs.  These structured contracts were in contrast with the more standard contracts with trading counterparties that comprised most of Merchant’s trading activity.

Middle office:  The middle office enforced risk management controls over the activities of the front office and assisted the Chief Risk Officer in monitoring compliance with trading policies.  The middle office functions were managed by Ruth Sotak, except for Contract Administration, which reported to Jeff Ayers, Merchant’s General Counsel in 2000 and 2001.  Both Ms. Sotak and Mr. Ayers reported to Ed Mills.  Among other things, the middle office was responsible for three important controls over trading activities, described below.

First, the middle office trained and supervised Deal Support Analysts (“DSAs”), who assisted the traders by inputting trade information to the RiskWorks system (referred to within the organization as “deal capture”).  In general, the middle office was charged with assuring that trading data in RiskWorks was accurate and secure from manipulation.  Within 48 hours after new trades were entered and reviewed by the traders for accuracy, the trading data was “locked” and could not be amended or deleted in RiskWorks without the involvement of middle office risk management personnel.  To encourage compliance with accurate data entry policies, the middle office published reports identifying instances in which corrections were made to trades and the traders or DSAs who were responsible for the errors.

Second, the middle office was responsible for written confirmations to and from trading counterparties with respect to standard trading contracts that closed more than 30 days after deal formation.  Merchant did not confirm trades that closed in less than 30 days.

Contract Administration (which reported to the Merchant legal department during the relevant time frame) handled confirmations on non-standard and complex contracts.

Third, the middle office performed daily audits of forward price curves on material open trading positions to assure that the prices accurately reflected the best available information about the market price (referred to in the organization as “price validation audits”).  These audits were supplemented by intensive quarter-end and month-end forward price curve validation audits performed by the back office, described below.

The middle office also housed a deal structuring and analysis group known as the Commodities Transactions Analysis Group or “CTAG,” which was responsible for developing forward pricing models used in “mark-to-model” fair value determinations.  CTAG was comprised of people with graduate degrees in mathematics and economics, as well as industry specialists.  Merchant used CTAG’s forward pricing models to estimate the fair market value of complex and illiquid transactions involving delivery many years into the future (such as ten, twenty, or thirty years).  Certain assumptions built into selected CTAG pricing models were reviewed annually by specialists in derivative instruments employed by the Company’s independent auditors, first Andersen and later KPMG.

Back office:  The back office, managed by Jan Mason, was responsible for the daily accounting for Merchant’s operations, including MTM accounting.  The back office accumulated and reported the financial results of Merchant’s operations, including trading activities, which then were rolled up to Aquila’s corporate accounting system.  It reviewed daily reports from RiskWorks that reflected changes in the market value of Merchant’s open trading positions, calculated by RiskWorks.  The back office also worked with the middle office to investigate unexpected data, such as large swings in market value that might signal errors in the trading data or price curves, or violation of internal trading restrictions.  This office also was responsible for scheduling physical deliveries of gas and power, settling open trading positions, initiating billing, paying vendors, reconciling actual to billed physical deliveries, and other accounting functions.

At each quarter-end, the back office audited forward price curves on contracts for which Merchant had a material open trading position.  The back office also performed price audits at month-end, but less exhaustively.  The purpose of the audits was to make sure that Merchant reported MTM income on open positions based on the best available information about future commodity prices.  In auditing forward price curves, Ms. Mason checked prices against published indexes (which typically publish only 18 months of future prices) and placed calls to brokers to obtain quotes where published information was not available.  The traders often provided initial pricing information based on unpublished sources and Ms. Mason consulted with the traders before making any adjustments.  Ms. Mason, supported by Rick Dobson, however, had the final authority to make necessary adjustments and, according to Ms. Mason, the back office made adjustments to forward prices virtually every quarter.(55)

RiskWorks:  Merchant managed financial risks related to its energy trading activities using RiskWorks, a proprietary software system developed primarily in-house.  RiskWorks was designed to track transactions from the front office (deal entry) through the middle office (deal validation) and into the back office (financial results) in order to minimize redundant data entry and potential errors.  RiskWorks monitored Merchant’s Value at Risk or

(55)                The adjustment of a single price curve could affect the market value of many contracts in the portfolio.  Accordingly, as Ms. Mason explained, an adjustment to a price curve generally resulted in a MTM accounting impact in the range of $500,000 to $1.5 million to the portfolio overall; the largest MTM impact that she could recall was $3 million.

VaR on open trading positions.(56)  RiskWorks stored and updated forward price curves on open trading positions using published index prices (such as NYMEX commodity exchange prices), broker quotes and prices derived from models developed by CTAG.  With respect to published index prices, Merchant subscribed to services that allowed the Company to directly upload the index prices into the RiskWorks system, which would then automatically update the relevant forward price curves and MTM valuations.  RiskWorks also helped Merchant to monitor its financial risk exposure by tracking open positions by commodity, region and counterparty.(57)

Aquila and Merchant used PeopleSoft to support the accounting function.  RiskWorks has no direct interaction with PeopleSoft.  Thus, during the relevant period, the back office was required to manually input information produced by RiskWorks regarding MTM fair value calculations (i.e., the fair value of trading assets, liabilities, and earnings on open positions) into PeopleSoft.  RiskWorks did not produce any financial information on closed and settled trading positions or on short term trades that were settled prior to any reported market price adjustment.  Accordingly, RiskWorks was of limited use to our team in investigating Merchant’s financial reporting related to closed and settled trading activity, discussed below.

Trading Policy Compliance and Internal Audit:  In addition to the internal controls over trading that were imposed by the middle office, Aquila’s Chief Risk Officer, Cal Payne, also oversaw Merchant’s trading activities.  His office was responsible for the design,

(56)                See discussion of VaR at note 46 above.

(57)                Smaller databases, which functioned as enhancements to RiskWorks, stored information on short and medium term gas trades that required physical delivery (“GasWorks”), power trades that required physical delivery (“PowerWorks”), and weather derivatives (“WeatherWorks”).  The back office used these systems, in part, to manage and schedule the physical delivery of commodities to settle trades.

implementation, and enforcement of Aquila’s trading policies and restrictions.  Furthermore, Aquila’s Internal Audit group, led by Paul Sobel, conducted compliance reviews and audits of Merchant’s trading activities, middle office functions, IT network, and controls over accounting and financial reporting.  Internal Audit reported its findings to Mr. Payne, other members of Aquila’s senior management and to the Audit Committee.

We confirmed in interviews with Aquila and Merchant human resources personnel that traders who violated VaR or other trading policies were subject to disciplinary action.  While the circumstances relevant to each instance varied, in general the process escalated from verbal warning, to written reprimand, to termination.  We were told about several instances of disciplinary action against traders in 2000 and 2001, including terminations.

(b)           Aquila’s MTM Accounting

Effective January 1, 1995, Aquila adopted the MTM method of accounting for energy trades.(58)  Andersen provided a letter to the SEC opining that MTM accounting was a preferable accounting method for Aquila.(59)  In adopting MTM accounting, Aquila followed energy trading industry trends.  Before MTM accounting became prevalent, energy trading companies recorded gains and losses on trading positions only when the trades were settled.  This practice made interim changes in market value invisible to anyone relying on the

(58)                In February 1996, Aquila filed Form 10-Q/A (amended) for the third quarter 1995 and Form 10-K for the full 1995 fiscal year, disclosing that “[e]ffective January 1, 1995, the company adopted the mark-to-market method of accounting (MTM) for its domestic natural gas trading activities.”  Form 10-Q/A (filed February 8, 1996) at 11; 1995 Form 10-K405 (filed February 21, 1996) at 39.  Upon adopting MTM accounting, Aquila recognized an unrealized gain of approximately $29.8 million ($18.3 million after tax).  1995 Form 10-K405 at 39.  Aquila considered the effect of adopting MTM on prior periods (1994 and 1993) immaterial, and no impact was reported.

(59)                See Report on Form 10-Q/A for quarter ended September 30, 1995 (filed February 8, 1996), at Exhibit 18, Letter from Arthur Andersen to UtiliCorp United Inc. dated February 7, 1996 Re: Form 10-Q for the quarter ended March 31, 1995.

company’s financial statements – especially with respect to long-term transactions where settlement would not occur for many years, during which market prices could change dramatically.

MTM accounting was thought to provide more current, relevant information about the market value, volatility, and risk of an energy trading portfolio.  In the early 1990’s, Enron and other energy companies began reporting their energy trading activities at fair market value.  MTM accounting evolved into the standard industry practice, and beginning in 1998 was required by GAAP with the issuance of EITF 98-10.

From fiscal years 1995 through 2001, consistent with MTM accounting, Aquila reported the current fair value of its open trading positions – i.e., energy-related contracts that were not yet performed or settled.  Aquila reported unrealized gains and losses in its trading portfolio using the nomenclature of “price risk management assets” and “price risk management liabilities.”  Aquila reported MTM income as net unrealized gains (unrealized gains less unrealized losses) based on the change in fair market value of its trading portfolio from period to period.  When trades settled, Aquila recognized the revenue and costs of sales.

As noted, Aquila reported MTM earnings based on information provided by Merchant.  Merchant based MTM fair value determinations on management’s best estimate of future market prices using three sources of pricing information:  published market indices, broker quotations, and price models.(60)  For open position contracts, Merchant obtained pricing information from these sources, plotted future price points, and generated and updated the

(60)                  Aquila’s notes to its consolidated financial statements indicated that its energy trading portfolio, or price risk management activities, was valued based upon published market indices, over-the-counter price quotes, or fair value models.  This disclosure typically was contained in a financial statement footnote titled “Price Risk Management.”  See, e.g., 2001 Annual Report, note 3, page 35.

forward price curves contained in RiskWorks.  Merchant adjusted its gross margin on open positions (i.e., the market gain or loss from period to period) based on liquidity, discount and credit factors, to arrive at the reported current MTM value of its trading positions.

In the aftermath of Enron, MTM accounting came under fire as a means by which energy companies allegedly could record speculative income on open trading positions and inflate their financial results.(61)  Critics of this accounting method expressed concern that MTM accounting allowed energy trading companies to guess about what market prices would be years in the future, where there were no real, quotable market prices.(62)  The allegations in the May 12 Letter of MTM “manipulation” may reflect this negative publicity.

In reality, the possibility of Aquila recognizing speculative MTM income on most of its energy trading activity was limited.  The vast majority of Merchant’s trades in 2000 and 2001 (889,697 out of 1,290,400 trades) were made on public commodities exchanges, such as NYMEX.  As discussed below, there was no room for speculation as to the current market value of these contracts because the value was established by the published exchange price.

Further, with respect to Merchant’s longer term trades – for which Merchant relied on models to estimate commodity prices in future periods beyond the objectively verifiable data – several accounting witnesses, including Mr. Dobson, Mr. Streek, and

(61)                Partially in response to these concerns, EITF 02-03, effective December 31, 2002, effectively rescinded EITF 98-10.  MTM accounting is now permitted only for specific types of contracts.  The cumulative effect of this change on Aquila’s financial statements for the year ended December 31, 2002 was a pre-tax loss of $37.5 million, which related primarily to long term gas transmission contracts that Aquila could no longer mark to current fair value.

(62)                Id.; see e.g., Energy Traders Feel The Effects Of FASB Changes, WSJ A8 (October 28, 2002); Should J.P. Morgan Set Rules for J.P. Morgan?, WSJ C1 (October 8, 2002); Deciphering the Black Box – Many Accounting Practices, Not Just Enron’s, Are Hard To Penetrate, WSJ C1 (January 23, 2002).

Mr. Zajac of KPMG, told us that Merchant was relatively conservative in recognizing MTM gains.  Merchant models incorporated risk assumptions that avoided overly aggressive recognition of income on future, illiquid portions of contracts.  Witnesses distinguished Merchant from other energy companies reputed to recognize gains on long-term energy contracts aggressively.(63)

(2)           Review Of Energy Trading Activities

Pursuant to the Work Plan, our investigative team reviewed Merchant’s trading activity in 2000 and 2001 for evidence of fraud, fabricated trades, and MTM manipulation.  The team reviewed the trades by (1) identifying the entire universe of trades executed by Merchant in 2000 and 2001; (2) stratifying and grouping the trades into categories based on the potential risk of management-driven MTM manipulation, fabrication, or other fraud; (3) gaining a deeper understanding of the higher risk trading activities, including the types of trades, commodities, derivative products, and markets in which Merchant did business; (4) analyzing the higher risk trading data for unexpected, unusual or suspicious trading information; and (5) following-up on questionable items and apparent exceptions that might suggest fraudulent activity, if not adequately explained.  As discussed below, our team’s review of trades did not adduce any evidence of accounting manipulation or fabricated trades.

First, Merchant provided the investigative team with full access to the live RiskWorks database.  The ability to explore trading data in RiskWorks is limited, however, to retrieving pre-programmed reports.  To enable our team to analyze Merchant’s trading activity using more flexible search and query tools, we asked Merchant’s information

(63)                 Id.; see also Mark-to-Market Accounting Under Investigation Post-Enron: Impact on Energy Trading Companies, Platts Global Energy, http://www.platts.com/features/energyderivatives/impact.shtml (April 10, 2002); Williams Cos. Delays Earnings Release To Review Obligations to Former Unit, WSJ A3 (January 30, 2002).

technology department to extract and provide, in electronic form, detailed historical information on all of Merchant’s energy-related transactions in 2000 and 2001.

Merchant delivered four groups of trading tables.  Two contained indexed trades and over the counter (“OTC”) trades, one contained gas trades with physical delivery terms, and one contained weather derivative trades.  Based on these data, our team determined that in 2000 and 2001, Merchant entered into 1,290,400 trades, as follows:

Category	Number of Trades
Over-the-Counter	275,982
Weather	1,963
Physical Gas	122,758
Exchange-based	889,697
TOTAL	1,290,400

Second, the team stratified the 1,290,400 trades based on assessment of the theoretical risk of fraud or manipulation.  The purpose of this analysis was to establish a rational basis on which to focus investigative resources most productively by scrutinizing trades presenting the greatest potential for manipulation.  Based on this analysis, we decided not to have the team look further into the 889,697 exchange-based trades because they present a relatively insignificant risk of manipulation for the following reasons:

Merchant’s 889,697 exchange-based trades were bought or sold on commodities exchanges operated by third parties, such as NYMEX.  Commodities exchanges work much like stock exchanges:  positions are traded by placing orders with the exchange; prices are published and non-negotiable; contracts are standardized and non-negotiable; trades are made and settled anonymously; and most exchange-based trades are short term (shorter than 18 months).  Since no judgment is involved in determining the market value of exchange-based trades, they present virtually no risk of MTM manipulation.  Also, exchange-

based trades cannot be fabricated by a trading party because they are purchased and settled by means of a third-party exchange.

Merchant’s 122,758 physical gas trades also present a very low risk of fraud or manipulation.  Many of these trades were only one or two days in duration and were never marked to market because they were settled before any change in their market value was reported in Merchant’s financial statements.  In addition, these trades involved physical delivery of gas to or from a counterparty and, therefore, were inherently less vulnerable to undetected fabrication than trades involving purely financial delivery.  Nonetheless, because this database contained medium and long-term trades subject to MTM accounting, our team analyzed these trades along with the OTC trades, as discussed below.

Merchant’s 275,982 OTC trades were negotiated with counterparties.  These included structured trades negotiated through the Origination Desk and transactions priced by CTAG.  The OTC trades were marked to market based on forward price curves stored and updated in RiskWorks, as discussed above.  Theoretically, valuation based on price curves, especially long term curves which ascribe prices to future periods when the market is less liquid, presents a greater potential for recognition of speculative, unrealized gains.  Also, OTC trades with counterparties present greater risk of fabrication than trades purchased on an exchange because no independent third-party is involved in the trade.

Third, the team then spent several weeks reviewing and analyzing the OTC, physical gas, and weather trading data in RiskWorks and the extracted tables.  Using RiskWorks, the team familiarized themselves with the types of reports that the system produced for the middle office, back office and other users.  They obtained and reviewed the security limitations and protocols limiting the access and ability of various users to manipulate RiskWorks data.

The team also ran hundreds of queries in the trading data tables, starting with queries designed to obtain an understanding of Merchant’s trading business.  They looked at concentrations of trade types (such as forwards, options, and swaps), commodities (gas, power, coal), other derivative products, physical versus financial trades, trading counterparties, and geographical regions of trading.  They familiarized themselves with the activities and organization of the traders and trading desks, and looked at volume of trading activity by trader and by desk, areas of specialization, trader strategies and trading portfolios, and timing of trades.  They reviewed the concentrations and frequency of trading activity by date, time, financial reporting period, trader, trade desk, region, trade type and other criteria.  They reviewed volumes and patterns of internal trading activity, between traders and desks.

Fourth, in querying and reviewing the trading data, as described above, the team searched for unexpected, unusual or suspicious trading information.  For example, they looked at whether traders were engaging in transactions that were inconsistent with their specializations.  They reviewed and considered whether internal trading activity appeared to be consistent with the expected business purposes of internal trades, which is to transfer physical commodities where needed to fulfill commitments in another part of the organization, or to shift positions to traders who specialized in managing a particular type of risk.  They reviewed trading volumes, timing, and concentrations for unusual patterns of activity.  They noted that trading activity was not unusually concentrated around quarters or year-end, but increased each month, from the beginning to the end of the month, in a regular, gradual pattern.  In sum, the trading data was consistent with what the trading experts on our investigative team expected to see, given the particular characteristics of Merchant’s trading portfolio.

During the course of this review, our investigative team identified a number of trades that called for further inquiry.  Specifically, some trades lacked any identifying trade or commodity type.  Others were flagged because they were associated in the database with odd names such as “big book” “dummy” “virtual” “trigger” and “speculative.”  The team identified and quantified all such trades and selected samples from each category for further review.  The team reviewed sample hard copy contracts and confirmations to gain an understanding of the unusual nomenclature, and queried management about these trades.  Based on this closer inspection, the team was satisfied that these trading data were not evidence of fraudulent transactions or manipulation.  Most of the unusual nomenclature was chosen by traders as a way to organize their books by trade type or commodity.  Some of the trades were merely tests of the RiskWorks system or enhancements and were entered and deleted by risk management personnel.  Some trades were only partially entered and were deleted afterward, indicative of trading input errors or tentative transactions that were not completed.

Finally, in the course of the above-described review, the team identified a significant number of trades that had been deleted prior to final delivery and settlement.  This presented a question of whether the trades had been fabricated, reported in income, and then deleted.  As discussed below, the team analyzed these deleted trades and obtained additional information about them from management.  Based on this analysis and additional information, described below, we are satisfied that there were legitimate business reasons for the deletions.  Charts reflecting analysis of the deleted trades appear below, followed by discussion.

Out of the combined total of 398,740 trades in the OTC and physical gas trading tables, the team determined that 41% of the OTC trades and 1% of the gas trades,

totaling 114,693 trades, had been deleted from RiskWorks prior to the date of final settlement (the last date for delivery with respect to trades involving performance over time).  Given the large number of deleted trades, the team focused primary attention on the population that crossed the reporting period at year-end 2000 or year-end 2001 and then were deleted.  This strategy was in keeping with our focus on the allegations of the May 12 Letter that financial results were falsified at year-end 2000 and 2001.(64)

Our investigative team determined that 5,723 trades crossed year-end 2000 or year-end 2001 and thereafter were deleted prior to the date of final settlement.  Further analysis revealed that in 92% of these trades (5,273 trades), Enron was the counterparty and the trades were deleted after Enron filed for bankruptcy in December 2001.  The team confirmed with management (Ed Mills, Laura Templeman, and Ruth Sotak) that, in fact, Merchant cancelled trades with Enron after determining that Enron was no longer a creditworthy counterparty and therefore would be unable to deliver or pay for deliveries.  Consequently, Merchant’s risk management personnel in the middle office deleted these trades from RiskWorks so that they would not be included in MTM income.

Elimination of the 5,273 Enron trades from further analysis left 450 trades that were deleted after crossing year-end 2000 or 2001, but before the final settlement date.  Of these, further analysis revealed that 46% (206 trades) were internal trades between two Merchant counterparties.  As noted above, internal trading is a normal part of a trading organization.  Further, in all events, internal trading should not be externally reported as a gain or loss because the trades cancel out: the buy and sell positions from each part of the

(64)                The team also analyzed deleted trades that crossed quarters, although less exhaustively.  Their findings were consistent with the reasons for the deletions of trades that crossed year-end, as discussed below, and ultimately gave us no basis to conclude that the deleted trades were fraudulent.

organization offset one another.  Eliminating 206 internal deleted trades from further analysis left 244 trades that were deleted after crossing year-end 2000 or 2001, but before the final settlement date.  Of these, 164 were deleted after some delivery had taken place, giving some intrinsic assurance that the trades were not fabricated, and 80 were deleted prior to any delivery.

We interviewed Ed Mills and Merchant’s risk management personnel – Ruth Sotak and Laura Templeman – to understand whether these trades were deleted for legitimate business reasons.  We confirmed that deletion of trades more than 48 hours after entry could not be accomplished without the involvement of risk management middle office personnel who controlled access to trading data in RiskWorks.  The middle office authorized or effectuated the deletions for a variety of legitimate business reasons, including the following:

•      Contract Administration gave instructions to delete trades where Merchant had negotiated cancellations with counterparties.  Many trades were cancelled in connection with the 2002 wind-down.  Merchant provided examples of contracts reflecting wind-down cancellation of relationships with various trading counterparties.

•      Trades with counterparties other than Enron that became insolvent or unable to meet their obligations were deleted.

•      “Test trades” that were run for a variety of reasons, such as to test RiskWorks programs, enhancements, and price curves, were deleted.

•      Trading data were deleted to correct deal entry errors or to eliminate incomplete deals from the system.

•      Trades were deleted to avoid duplication in connection with a reorganization and migration of trading data to a new database.  Middle office personnel had manually keyed-in trades in the belief that the IT department was unable to move the trades electronically.  The IT department subsequently found a way to do so, and the middle office deleted the manually keyed duplicates.

•      Trades that were cancelled by counter parties were deleted.

Further, nothing in the attributes of these deleted trades suggested fraudulent activity.  The trades involved 37 different traders with 74 different counterparties.  Ninety-four of the trades had been formed in 2000 and 150 in 2001, which was consistent with Merchant’s increase in trading volume from 2000 to 2001.  Thirty-three trades were deleted in 2001, while 75 were deleted in 2002 before the wind-down began, and 136 were deleted in 2002 and 2003 after the wind-down began.

In sum, interviews and documents confirmed that trades were deleted from RiskWorks for a variety of legitimate business reasons articulated above.  No evidence was uncovered that any trades were deleted for an improper purpose.  Further, as noted, none of the accounting, risk management, or other witnesses were aware of any fabricated trades.  Accordingly, we determined that the results of our team’s review of the 2000 and 2001 trades did not support the allegations of fraudulent trading practices in the May 12 Letter.

(3)                                 Review Of Accounting And Financial Reporting

Our team also reviewed Merchant’s and Aquila’s accounting and financial reporting on energy trades in 2000 and 2001 for evidence of MTM and other earnings manipulation.  Again, in order to focus investigation resources on areas most subject to potential manipulation of financial results, our team began by identifying the areas in which management exercised the greatest degree of accounting judgment and estimation with respect to Merchant’s trading activities, as follows:

•                  determining what trading activities qualified for MTM accounting;

•                  determining reserves or discounts in connection with MTM accounting for trading activities (counterparty credit risk, liquidity risk and prudence);

•                  determining present value discount rates;

•                  identifying uncollectible trading contract receivables;

•                  determining when and how to net counterparty and Merchant trading positions to report MTM gains and losses; and

•                  classifying trading activities as assets or liabilities.(65)

Our team reviewed Merchant’s accounting and financial reporting for open and closed trading positions as of year-end December 31, 2000 and December 31, 2001, looking for evidence of manipulation in the above areas.(66)  The team started by obtaining an understanding, through witness interviews and review of documents, of Merchant’s and Aquila’s accounting process and RiskWorks reports.  Next, they obtained year-end closing documentation; verified the accumulation of open position data from RiskWorks; verified the calculation of MTM income (loss) by the change in net trading assets and liabilities; traced and agreed accounting information to Aquila’s financial statements; investigated and

(65)                  These areas were identified based upon expertise, review of public information (SEC filings and FERC filings), Aquila documents (Trading Policy, responses to SEC comment letters, accounting system flowcharts), and interviews of current and former Aquila employees and KPMG auditors.

(66)                  See Appendix 6.  As discussed above, open trading positions were those for which Merchant had not yet delivered the underlying commodity (such as natural gas) or financial instrument (such as cash).  On changes in the market prices of open positions from one reporting period to the next, Merchant reported MTM gains and losses as changes in trading assets and liabilities.  Closed and settled positions are those for which Merchant delivered the underlying commodity or financial instrument and thereby completed all performance under the contract.  On settled positions, Merchant recorded revenue and costs of sales, and receivables or payables.

determined the accuracy of all “topside” entries at December 31, 2000 and 2001,(67) and asked management for additional information regarding adjustments and processes to answer questions as they arose.

The team also obtained an understanding of how Aquila and Merchant accumulated and reported settled positions.  They then traced and agreed audited financial information to detailed support at the Merchant division level; obtained a breakdown of revenue and costs of sales figures;(68) randomly selected a number of settled positions and traced and agreed these to the RiskWorks database; and selected a number of vouchers and verified that they agreed to the voucher listing and to Merchant’s income statements.  All potentially significant exceptions were cleared and the team confirmed that information traced accurately and completely to Aquila’s financial statements.

Finally, the team looked closely at the $231 million in losses that Aquila reported in 2002 as a result of the wind-down.(69)  The purpose of this review was to evaluate whether losses incurred in the wind-down were caused by any prior deliberate MTM inflation of trade values or by the existence of fabricated trades.  Our team obtained detailed information and analyzed losses sustained during the wind-down.  The team’s review of documents and interviews of accounting witnesses about the wind-down did not yield

(67)                A “topside entry” is a manual adjustment to Merchant’s accounts prior to consolidation with Aquila’s financial statements.

(68)                  The breakdown was provided by product code and general ledger account number, including a listing of all underlying vouchers for domestically accounted for divisions with revenues in excess of $1 billion.  The team was provided with information concerning five divisions of Merchant, including Aquila Energy Marketing (AEM), Aquila Power Corporation (APC), Aquila Dallas Marketing (USGT), and the two divisions that compose Aquila Canada Corporation (ACU and ACC).

(69)                  Aquila’s 2002 Form 10-K disclosed a loss of $231.6 million during the second half of 2002 related to the balancing and exit of trading positions, unfavorable movements in credit, liquidity and interest reserves, unfavorable movements in trading positions, and unfavorable adjustments related to final settlements.  See 2002 Form 10-K (filed April 15, 2003) at p. 46.

evidence to support any reasonable inference that wind-down losses were the result of any prior MTM manipulation or fabricated trades.

The wind-down losses were incurred following Merchant’s announcement that it was exiting the energy trading business.  Traders were directed to “flatten” the books as quickly and as cost-effectively as reasonably possible.  (In this context, the term “flatten” the books means to negotiate positions that would reduce to zero the risk of price movement on all open positions.)  This obviously was a dramatic change in Merchant’s business strategy.  Several witnesses explained that, in this posture, Merchant had little negotiating leverage to make favorable settlements or enter into favorable offsetting trades with counterparties, which contributed heavily to the losses.

(4)                                 Other Investigations Of Aquila’s Trading Activities

Several witnesses speculated that the allegations of “fabricated trades” and MTM manipulation in the May 12 Letter could be alluding to two government investigations of the trading activities of Aquila and a number of other trading companies.  First, in mid-2002, FERC opened an investigation into alleged manipulative trading practices by energy trading companies, including wash trading.  Aquila, among other companies, was subpoenaed for investigation.  Second, the CFTC opened an investigation of a number of trading companies, including Merchant, for alleged misreporting of trade information to the trade press, which could manipulate the market price of commodities.

The Audit Committee takes very seriously the issues raised by both of these investigations.  For purposes of this investigation, however, we did not address the allegations covered by these government inquiries for two reasons.  First, these investigations, which are public knowledge, are the focus of government enforcement activity.  Indeed, the CFTC investigation has already been resolved through a settlement between Merchant and the CFTC.(70)  Any future resolution of the FERC investigation will be separately addressed when and as appropriate.  Because both matters are the subject of government enforcement and investigation activity, we did not separately investigate these matters.

Second, in any event, neither type of alleged conduct falls clearly within the May 12 Letter.  By definition, the wash trades at issue in the FERC investigation would have had no impact on 2000 or 2001 earnings.(71)  The CFTC investigation involved the question of whether trading desks at Merchant reported false information concerning natural gas transactions – including reporting of trades that did not occur and reporting false price and/or volume information for trades that did occur – to certain reporting firms.(72)  According to the CFTC’s Order, those reporting firms used such price and volume information in calculating published indexes of natural gas prices.(73)

The CFTC investigation thus did not involve any claim that Aquila or Merchant recorded false trading information in their own books and records, nor did it involve any

(70)                See In the Matter of Aquila Merchant Services, Inc., CFTC Docket No. 04-08, Order Instituting Proceedings Pursuant to Sections 6(c) and 6(d) of the Commodity Exchange Act, Making Findings and Imposing Remedial Sanctions (January 28, 2004) (the “CFTC Order”).

(71)                In connection with its investigation, FERC defined the term “wash trades” (also known as “round trip trades” and “sell-buyback trades”) as “a prearranged pair of trades of the same good between the same parties involving no economic risk and no net change in beneficial ownership.”  FERC, Final Report on Price Manipulation in Western Markets:  Fact-Finding Investigation of Potential Manipulation of Electric and Natural Gas Prices, March 26, 2003 (“FERC Final Report”).  Under this definition, wash trading would occur, for example, if a trading company entered into roughly simultaneous transactions with a counterparty to sell 10 units of gas at $X and to buy 10 units of gas at $X at a specific future date.  These trades would involve real transactions, and therefore would not be “fabricated” as alleged in the May 12 Letter and, further, they would have no effect on earnings.  Aquila issued several press releases and public statements in 2002, explaining that the Company had investigated its trading practices in 2000 and 2001 and found that trades that might fall within FERC’s definition of wash trades were isolated and were done for legitimate purposes.

(72)                See CFTC Order at 2-3.  Merchant agreed to settle the CFTC inquiry without admitting or denying the findings of fact set forth in the CFTC Order.  See CFTC Settlement at 1, 5.

(73)                Id. at 2.

allegation that Aquila included false trading information in any of its publicly-filed financial statements.  As such, we believe the issues involved in the now-concluded CFTC investigation were outside the scope of the allegations in the May 12 Letter.  Indeed, although false reporting of trades could affect the published market prices of contracts, GAAP required Merchant to mark contracts to the market prices, regardless of what factors may have influenced the creation of those prices.

e.                                      The Committee Found No Evidence Of Fraudulent Purchase Accounting Adjustments

(1)           The May 12 Letter Allegations

The May 12 Letter alleges that Aquila’s “[f]inancial results” were “falsified” through “creative purchase accounting adjustments.”  The Letter does not explain what is meant by the phrase “creative purchase accounting adjustments,” nor does it point to any particular allegedly improper accounting entries or adjustments concerning them.  In our view, however, the most reasonable interpretation of the phrase “purchase accounting adjustments” would refer to the process of accounting for the purchase or acquisition of assets, in accordance with GAAP, to reflect the fair value of assets purchased.  In that regard, APB Opinion No. 16 requires the reported cost of acquired assets to be determined by the total purchase price of the assets acquired (or, if applicable, the enterprise acquired).  The purchase price is allocated to the identifiable assets and liabilities based upon their fair value.  Any excess of purchase price over the fair value of identifiable assets and liabilities is recorded as goodwill.  The allocation of a purchase price in this context is often complex and time-consuming, and thus APB Opinion No. 16 allows for adjustments to the initial allocation up to a year after the date of the acquisition.  The most common use of “purchase accounting adjustments” would refer to this type of adjustment.

(2)           Work Plan:  Purchase Accounting

In order to investigate the unexplained allegation of “creative purchase accounting adjustments,” the Committee’s advisors interviewed current and former finance, accounting and business development employees at Aquila to determine whether anyone within Aquila was aware of any questions or concerns regarding “creative purchase accounting.”  In addition, at our direction, our investigative team identified each of the acquisition transactions entered into by Aquila during 2000 and 2001.  Under our supervision, the team then reviewed and analyzed the supporting documents in order to assess the determination of the purchase price and the allocation of the purchase price to the acquired assets and liabilities, as well as any adjustments made to the initial allocation.(74)

(a)           Results Of Witness Interviews

Our interviews did not uncover any evidence of improper “purchase accounting adjustments” during 2000 and 2001.  Indeed, none of the witnesses interviewed could even recall a significant internal debate over purchase accounting, purchase price adjustments, or purchase accounting adjustments.  Witnesses emphasized that purchase price allocation decisions during 2000 and 2001 were made after receiving evaluative comments from the Company’s independent auditors at Andersen.  None was aware of any improper accounting in connection with any acquisition during this period, or any other period.  In short, the interviews did not uncover any evidence of improper purchase accounting adjustments.

(74)                Supporting documents in this context typically would include financial models, transaction structuring documents, fairness opinions, and appraisals of acquired assets and liabilities.

(b)                                  Review And Analysis Of 2000 And 2001 Transactions

In addition to the above-described witness interviews, we directed our investigative team to identify and analyze any transactions during 2000 and 2001 that might have involved purchase accounting.  To that end, the team identified and analyzed three purchase transactions and two synthetic leases during 2000 and 2001.(75)  The synthetic lease transactions would not have involved “purchase accounting adjustments” as that phrase is most commonly understood, but we directed our investigative team to review the synthetic leases because such transactions are similar in many ways to asset acquisitions.  These five transactions are described briefly below:

TransAlta Assets:  In August of 2000, the Company acquired TransAlta Corporation’s Alberta-based electricity distribution and retail assets for approximately $480 million.  The purchase was financed with a new $247 million long-term bank facility, a new $212 short-term bank facility, and available cash.  Approximately $289 million of the purchase price was recorded as goodwill.

GPU International:  In October of 2000, the Company agreed to purchase GPU International, a company with interests in six U.S.-based independent power generating plants, for $225 million.  GPU’s interests were held through limited partnerships.

St. Joseph Light & Power Company:  In December 2000, Aquila announced that it had reached an agreement to acquire St. Joseph Light & Power Company (“St. Joseph”), an electric and gas utility located in St. Joseph, Missouri, serving 66,000 customers

(75)                During 2000, the Company also invested in AlintaGas in Australia.  This was a joint investment between Aquila and United Energy, Ltd. (in which, as discussed above, Aquila held an indirect minority interest).  The AlintaGas investment was accounted for as an equity investment rather than as a purchase.  As a consequence, we do not believe any reasonable interpretation of “creative purchase accounting adjustments” could include the AlintaGas investment.

in all or part of 10 counties in northwest Missouri.  Pursuant to the merger, shareholders of St. Joseph received value equal to $23.00 in shares of Aquila common stock in return for each share of St. Joseph.  The Company issued approximately 6.6 million shares with a total value of $190.2 million in connection with the merger.  In addition, the Company assumed short-term debt of $23.6 million and long-term debt of $68.1 million.  The total purchase price was $282 million.  Approximately $106 million of the purchase price was recorded as goodwill.

Clay County and GE Synthetic Leases:  In November 2000, the Company entered into a seven-year, $145 million synthetic lease through a special purpose entity to finance a 340-megawatt power plant in Clay County, Illinois.(76)  In May 2001, the Company entered into a five-year, synthetic lease through a special purpose entity to finance ten GE turbines and related equipment.

In 2002, due to the decline in the Company’s credit rating, the Company was required to make a debt repayment which affected the accounting for the Clay County and GE synthetic leases making them ineligible for off balance sheet accounting.  As a consequence, the assets and liabilities relating to the power plant and turbines were consolidated with Aquila’s balance sheet.  In connection with the Clay County synthetic lease, assets of $138.5 million, long-term debt of $132.9 million, and a minority interest of $5.6 million were reflected on Aquila’s balance sheet as of December 31, 2002.  In connection with the GE turbine synthetic lease, assets of $47.9 million and liabilities of $46.0 million were reflected on Aquila’s balance sheet as of December 31, 2002.  At the same time, the Company

(76)                A synthetic lease is a transaction in which a capital provider finances the construction or purchase of assets directly and then leases them to the Company.  A synthetic lease is treated as an operating lease from a GAAP standpoint but as a capital lease from a federal tax standpoint.

terminated the purchase of four turbines, resulting in a pre-tax charge of approximately $45.1 million.

(3)           Findings And Analysis

Navigant’s review of the GPU International purchase and the Clay County and GE turbine synthetic lease transactions did not uncover any accounting issues or concerns.  Indeed, as noted above, none of those transactions involved anything that would ordinarily be understood to be a “purchase accounting adjustment.”

In connection with the St. Joseph and TransAlta transactions, Aquila’s 2001 Annual Report disclosed a “reclassification” of approximately $284 million from Property, Plant and Equipment to goodwill.  The Annual Report states:

During the year ended December 31, 2001, we finalized purchase price allocations related to the acquisitions of TransAlta’s Alberta electricity distribution business and St. Joseph Light & Power Company that resulted in the reclassification of approximately $284 million of additional goodwill from Property, Plant and Equipment.

See Aquila, Inc. 2001 Annual Report, at 49.

This disclosure was preceded by a discussion of a recent change in the accounting treatment of goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets.”  As stated in the Annual Report:

SFAS 142 requires that, beginning on January 1, 2002, goodwill no longer be amortized against earnings.  Rather, this statement requires that goodwill be tested no less than annually for impairment, and if impaired, be written off against earnings at that time.

See Aquila, Inc. 2001 Annual Report, at 48-49.

In light of SFAS 142, the “reclassification” of $284 million from Property, Plant and Equipment to goodwill in connection with the TransAlta and St. Joseph transactions had the effect of reducing the amount of amortization to be charged against potential earnings in future periods.  In other words, had the $284 million remained classified as Property, Plant and Equipment, it would have been amortized over time, thus reducing the Company’s potential earnings during the period of amortization.  As goodwill, however, under SFAS 142, the $284 million was not subject to amortization, and therefore it did not reduce the Company’s potential earnings.

We do not know whether the May 12 Letter’s allegation of “creative purchase accounting adjustments” is based upon the “reclassification” described in the 2001 Annual Report.  The Annual Report’s juxtaposition of the reclassification disclosure and the discussion of SFAS 142, however, suggests that this disclosure is the basis for the May 12 Letter’s allegation of “creative purchase accounting.”  We therefore directed our investigative team to review that “reclassification.”

We note that we are not the first body to review this issue.  In the course of reviewing certain filings by Aquila and Merchant, including Aquila’s 2001 Annual Report, the SEC wrote a letter to Aquila’s then-CFO, Dan Streek, commenting on a number of issues, including the finalized purchase price allocation for the St. Joseph and TransAlta transactions:

The finalized purchase price allocation related to the acquisitions of TransAlta’s Alberta electricity distribution business and St. Joseph Light & Power Company resulted in additional goodwill as the result of the reclassification of an amount from property, plant, and equipment.  Supplementally provide us with your revised purchase price allocations.  Please also tell us the factors that lead to your ultimate determination that more of the purchase prices should be allocated to goodwill.  Please also tell us and disclose in future filings the factors that contributed to a purchase price that results in recognition of goodwill.  Refer to paragraph 51.b. of SFAS 141.

See July 5, 2002 Letter from Rufus Decker to Dan Streek at 4-5.(77)

Mr. Streek responded on July 26, 2002.  In connection with the St. Joseph Light & Power Company purchase, Mr. Streek wrote the following:

On December 31, 2000, we completed our merger with St. Joseph Light & Power.  The transaction was accounted for as a purchase.  A premium was paid for the purchase of St. Joseph Light & Power Company as we anticipated the realization of certain synergies with our existing network in Missouri, including reduced administrative and general costs, joint dispatching of power in the region and off-system sales of power.  In addition, they possessed a strong balance sheet (credit accretive).  These factors supported a purchase price for the business in excess of the underlying fair value of the assets and liabilities acquired.

The excess of the purchase price over the fair value of the net assets acquired which was identified in our preliminary purchase price allocation, was based on the fact that under Federal Energy Regulatory Commission (FERC) reporting, a line item exists for “premiums on acquisitions,” which rolls up under property, plant and equipment.  We placed the premium into this account until a final purchase allocation and analysis could be determined.

Our final analysis of the purchase price and discussions with the utility regulators indicated that the fair value of property, plant and equipment approximated book value.  Based upon this final conclusion, we appropriately moved the premium into goodwill on our balance sheet.  This reclass was for approximately $106 million.

See July 26, 2002 Letter from Dan Streek to Rufus Decker at 7.  Mr. Streek’s July 26 letter went on to discuss the purchase price allocation for the TransAlta purchase:  “Our valuation and purchase price allocation process was very similar to that described in our St. Joseph Light & Power acquisition previously mentioned.  Our goodwill reclass was for approximately $178 million.”

(77)                In December 2001, in the wake of Enron’s collapse, the SEC had announced an initiative to review and monitor the annual reports filed by all Fortune 500 companies that filed periodic reports with the Commission in 2002.  See SEC News Digest, Issue 2001-245 (Dec. 21, 2001).

Mr. Streek continued to respond to a number of other comments correspondence with the SEC regarding a number of other comments from the SEC, but there was no further comment from the SEC regarding the purchase price allocation or the reclassification relating to the St. Joseph and TransAlta transactions.  The lack of any further comments by the SEC on this issue, of course, does not by itself resolve the question of whether the purchase price allocation was correct.  Under our supervision, therefore, our investigative team conducted an independent review and analysis of the purchase price allocation process.

To that end, the team interviewed the Aquila personnel who were involved in the allocation of the St. Joseph and TransAlta purchase prices and reviewed documents relating to those transactions.  In addition, our team discussed the purchase price allocation and the above-referenced “reclassification” in detail with the Company’s independent auditors at KPMG, including KPMG personnel who were members of the Andersen Aquila audit team in 2000 and 2001.

On the basis of this information, we conclude that the Letter is incorrect in asserting that Rick Green, Bob Green, Keith Stamm and Dan Streek “falsified” 2000 and 2001 “[f]inancial results” through “creative purchase accounting.”  The term “creative” is not precise, but taken in context, the author(s)’s claim appears to be that these four executives caused the Company to make unreasonable or unfounded purchase accounting adjustments in order to fraudulently increase Aquila’s reported earnings.  As an initial matter, Rick Green, Bob Green, and Keith Stamm were not directly involved in the process surrounding the accounting for the St. Joseph and TransAlta purchases.  The purchase accounting entries were determined by the Company’s internal accountants (who were supervised by Dan Streek in his capacity as CFO for a part of this period) with input from the Company’s then-independent auditors at Andersen.  In any event, however, we have not found evidence that anyone at Aquila caused the Company to make unreasonable or unfounded accounting adjustments in connection with the St. Joseph or TransAlta purchase, let alone in order to fraudulently increase the Company’s reported earnings.

B.                                    THE COMMITTEE UNCOVERED NO EVIDENCE TO SUPPORT THE LETTER’S ALLEGATIONS OF SELF-DEALING AND/OR RELATED-PARTY TRANSACTIONS BY AQUILA’S EMPLOYEES IN AUSTRALIA

The May 12 Letter alleges that “Keith Stamm (while CEO of United Energy, an Aquila subsidiary located in Melbourne, Australia) participated in several illegal schemes to divert company funds for his personal benefit and the benefit of other executives.”  The Letter goes on to make specific allegations of related-party transactions involving employees at three Australian companies in which Aquila owned an indirect minority stock interest:  United Energy, Uecomm, and Utilimode.

Subsection 1 below describes the scope of the Committee’s investigation into these allegations.  Subsection 2 contains general background regarding Aquila’s former Australian interests.  Subsection 3 addresses the specific allegations in the May 12 Letter regarding United Energy, Uecomm, and Utilimode.  Subsection 4 addresses the allegation that Keith Stamm knew of, participated in, and/or benefited from related-party transactions involving United Energy, Uecomm and Utilimode.

1.                                      The Scope Of Our Investigation

In investigating these allegations, we have been mindful of our roles as members of the Audit Committee of the Aquila Board of Directors.  As discussed in more detail below, each of United Energy, Uecomm and Utilimode is a separate corporate entity, in which Aquila never held more than an indirect, minority ownership interest.  The equity securities of two of these companies, United Energy and Uecomm, were publicly-traded in Australia during at least part of the period referred to in the May 12 Letter.  (Utilimode, in turn, was a wholly-owned subsidiary of United Energy.)  United Energy and Uecomm each had its own board of directors, no more than half of whom were appointed by Aquila.  The remaining directors were either appointed by AMP (Aquila’s partner in the United Energy investment), or were independent directors.  Given Aquila’s lack of control over these companies, Aquila’s financial statements were never consolidated with those of United Energy, Uecomm or Utilimode; instead, Aquila accounted for income from these investments using the equity method, under which Aquila recognized a percentage of the Australian companies’ income equal to its ownership interest in them.

As members of the Audit Committee of the Aquila Board of Directors, our responsibilities involve oversight of Aquila’s financial accounting and reporting; we do not have the authority or the responsibility to oversee the employees or the financial accounting or reporting of separate corporate entities in which Aquila held an investment interest, such as United Energy, Uecomm or Utilimode.(78)  Thus, our primary area of inquiry in response to the May 12 Letter has been to learn whether the alleged conduct involved any employees of Aquila, and in any event whether the alleged conduct could have affected Aquila’s financial accounting and reporting.  Nevertheless, we have attempted, to the extent possible, to investigate the allegations in the May 12 Letter relating to asserted conduct by employees of the Australian businesses.

(78)                  Aquila’s financial interests as a shareholder of these corporations remains of considerable interest to the Committee from that perspective of scrutiny.

To that end, our investigation into these allegations consisted of witness interviews and review of documents.  In particular, the Committee and its advisors interviewed current and former Aquila employees, as well as former employees of United Energy and Uecomm, and other third parties.  Included among these witnesses were all but one of the individuals who were alleged to have participated in the acts described in the May 12 Letter.(79)  We also received and reviewed voluminous documents, including documents provided by Aquila and by individual witnesses.

The information we received from the above-referenced sources was more than sufficient for a reasonable investigation given our above-described role, the limits of our authority, and access to information.  Nevertheless, in an effort to exhaust all avenues of investigation, we communicated with the United Energy and Uecomm boards of directors and requested voluntary access to certain of their companies’ internal documents and records, as well as to interview current United Energy and Uecomm witnesses with information relevant to our investigation.  Subject to certain restrictions to protect the confidentiality of their internal corporate records and information, both United Energy and Uecomm voluntarily agreed to provide us with certain information.  To date, we have received some but not all of the documents we requested from United Energy and Uecomm.  One of the witnesses currently employed by Uecomm and one of the witnesses currently employed by United Energy declined to be interviewed.

(79)                  Despite assistance from our legal advisors in Australia, we were unable to locate Peter Dean, the subject of one of the related-party allegations.  Mr. Dean, who is believed to live in Australia, worked for United Energy (not Aquila) until 1999.  As discussed in more detail below, however, we believe the author(s) of the May 12 Letter confused Mr. Dean with Peter Abotomey, a consultant who worked for United Energy (not Aquila) after Mr. Dean’s departure.  We were also unable to locate Mr. Abotomey despite our efforts.

2.                                      Aquila’s Former Australian Interests

a.             United Energy

In 1995, the State of Victoria, Australia, was in the process of privatizing several government businesses, including public utilities in the electricity and gas sectors, among others.  One of the first government-owned utilities to be sold was United Energy, which operates an electricity distribution network in the Melbourne area.

In September of 1995, United Energy was purchased by Power Partnership, a consortium consisting of Aquila (then known as UtiliCorp), AMP Society (“AMP”), and the New South Wales State Authorities Superannuation Board (“State Super”).  After the purchase, through its interest in Power Partnership, Aquila indirectly owned less than 50% of United Energy’s shares.  Aquila also provided certain management services to United Energy under a management services agreement.  Pursuant to a shareholders agreement, each shareholder of Power Partnership had the right to appoint one or more United Energy board members in proportion with their respective ownership interest in Power Partnership.  Because Aquila never had a majority ownership interest in Power Partnership, Aquila did not have the right to appoint a majority of the United Energy board.

United Energy went public in 1998, selling approximately 42% of its shares to the public.  At the time of the IPO, State Super sold its interest, and Power Partnership – consequently consisting of Aquila and AMP – held the remaining 58% of United Energy’s stock.  Aquila’s interest in Power Partnership translated into an indirect 33.8% stake in United Energy.  In the wake of the IPO, Aquila had the right to appoint four out of nine board members.  Two of the remaining directors were appointed by AMP, while the remaining three were independent of both AMP and Aquila.  Aquila sold its shareholder interests in United Energy in July of 2003, along with all of Aquila’s other remaining interests in Australia.

b.             Uecomm

Uecomm began in 1997 as a wholly-owned subsidiary of United Energy, providing broadband network services, mostly to other services providers.  Uecomm went public in September of 2000 in an IPO (or “float”) that valued the company at approximately A$1 billion.  After the IPO, United Energy owned 66.49% of Uecomm’s shares; the remaining 33.51% of shares were publicly held.  As a minority shareholder of United Energy, which, in turn, held 66.49% of Uecomm’s stock, Aquila held an indirect minority interest in Uecomm.  As such, Aquila did not have the right to appoint a majority of the Uecomm board.  In the wake of the IPO, Aquila appointed two of Uecomm’s six board members.

c.             Utilimode

Through its interest in United Energy, Aquila also had an interest in Utilimode, which was a wholly-owned subsidiary of United Energy, providing it with “back-office” services such as information technology and customer information services, billing, and call center operations.  Utilimode also provided these services for other companies, including Pulse Energy, a retail electricity joint venture in which United Energy held an interest.  At one time, United Energy hoped to spin off Utilimode as a stand-alone services provider.  Instead, United Energy sold Utilimode in 2002, along with its interest in Pulse Energy and Edgecap, a merchant trading joint venture in which United Energy held an interest.

d.             Multinet

In March of 1999, through a partnership between Aquila and AMP Life Limited called “Energy Partnership,” Aquila acquired an interest in Multinet, a gas distribution and retail company in the Melbourne area.

Aquila’s indirect ownership interest in Multinet was approximately 25.5%.  Aquila sold its interest in Multinet in July of 2003, at the same time that Aquila sold all of its remaining interests in Australia.  Consistent with its minority interest in Multinet, Aquila had the ability to appoint some, but not a majority, of Multinet’s board of directors.

3.                                      Conclusions Regarding Alleged Related-Party Transactions At United Energy, Uecomm And Utilimode

The May 12 Letter includes the following allegations relating to United Energy, Uecomm and Utilimode:

•                  “Peter Dean, former Manager of United Energy Information Technology, hired his brother to perform system development services for the company and directed several million dollars in improper payments to him.  These payments were then distributed to Mr. Dean, Mr. Stamm and other United Energy employees.”

•                  “Keith Ondarchie, former CEO of the UEComm subsidiary, improperly directed payments to be made to vendor companies owned or controlled by Mr. Ondarchie for his personal benefit and the benefit of other United Energy and UEComm employees.  Mr. Stamm supported and participated in these illegal activities.  Additionally, Mr. Ondarchie was paid over $3 million by Mr. Stamm when he left the organization to remain silent.”

•                  “Wes Ferguson, former CEO of the UtiliMode subsidiary, improperly directed payments (several hundred thousand dollars) to related party vendors for the personal benefit of Mr. Ferguson, Mr. Stamm and other United Energy employees.”

•                  “Keith Stamm and Paul Perkins (former head of Aquila Corporate Development) directed an effort to bribe foreign government officials and to submit false information to banks, investors, and the Aquila Board, regarding the purchase of MultiNet in Melbourne, Australia.  Numbers were falsified to improve financial forecasts to convince financial institutions and investors to fund the project.  Payments to government officials were made in the form of ‘gifts,’ promises of future employment, and cash – and were made directly and through Deutsche Bank Investment Banking personnel.”

We discuss each allegation in turn below.

a.             United Energy And Peter Dean

The May 12 Letter alleges that Peter Dean, the former head of United Energy’s Information Technology group, “hired his brother to perform system development services for the company and directed several million dollars in improper payments to him.  These payments were then distributed to Mr. Dean, Mr. Stamm and other United Energy employees.”

As discussed in more detail below, the Committee has not uncovered any evidence to support this allegation.  In fact, the evidence available to the Committee suggests that the author(s) of the May 12 Letter may have confused Mr. Dean with an entirely different person named Peter Abotomey.  Mr. Abotomey, who was hired as an information technology consultant after Mr. Dean was fired, was widely suspected of having an ownership interest in Opus, an IT staffing agency with which United Energy did business.  We have not found any evidence to support the suspicions surrounding Mr. Abotomey.

(1)           Peter Dean And SPL WorldGroup

Peter Dean was the Chief Information Officer at United Energy between approximately 1997 and 1999.  Mr. Dean was not employed by Aquila.  By all accounts, Mr. Dean’s tenure as CIO at United Energy was an unsuccessful one, as witnesses described severe operating deficiencies in the information technology group under Mr. Dean.  At one point, for example, United Energy experienced serious difficulties in generating bills over a period of several months, which caused an invoicing back-up of as much as $100 million in unbilled services.  Keith Stamm fired Mr. Dean in 1999.

While Peter Dean was employed at United Energy, his brother, Andrew Dean, worked for a software company called SPL WorldGroup (“SPL”).  According to Ron Hinsley, Aquila’s current Vice President, I.T., Central Services, SPL is a leading provider of customer management software solutions for energy and utility companies.  Aquila, for example, uses SPL’s software for its own domestic utilities operations.  (Mr. Hinsley worked in Australia from June of 2000 to August of 2002 as the head of information technology for United

Energy; he was sent to United Energy in an effort to solve the systemic IT problems that it had been encountering.)

United Energy began using SPL’s customer information software in or around 1996.  According to several witnesses, the purchase and implementation of the SPL software was extremely expensive, time-consuming, and difficult.  As of approximately 1998 or 1999, the SPL customer information software was not functioning properly, and SPL appeared to be unable to fix it.  (It was during this period that United Energy was unable to generate bills as described above.)  Because United Energy had invested so much money in the SPL software, however, it decided to continue working with SPL and its software.  The problem was eventually solved, but at great expense to United Energy.

Documents received by the Audit Committee appear to reflect that United Energy made the decision to use SPL software in 1996, before Mr. Dean became Chief Information Officer at United Energy.  At that time, United Energy’s Chief Information Officer was Ballu Khan, who preceded Mr. Dean in that position.  More than one witness said that United Energy chose SPL at least in part to coordinate its systems with Aquila’s domestic systems, and thus the decision was driven by Aquila more than by United Energy.  Furthermore, Lyndon Goulding, the Corporate Secretary of United Energy, told the Committee’s advisors that Peter Dean recused himself from subsequent decisions involving SPL to avoid any appearance of impropriety arising out of his brother’s employment with SPL.

We did not find any evidence of wrongdoing in connection with the relationship between United Energy and SPL, nor did we find any other evidence to suggest that Peter Dean engaged in any related-party or self-dealing transactions.  Indeed, only one witness even claimed to have heard rumors that Mr. Dean engaged in any related-party or self-dealing transactions.  That witness did not claim to have any more specific ideas than those mentioned in the letter, and the witness did not point to any evidence that would support this allegation.  As noted previously and as discussed below, it appears very likely that this witness, and perhaps the author(s) of the May 12 Letter, confused Peter Dean with an information technology consultant named Peter Abotomey.

(2)           Peter Abotomey And Opus

Peter Abotomey began working for United Energy as a consultant after Mr. Dean was fired.  In fact, Mr. Abotomey was hired to address the IT problems that developed during Mr. Dean’s tenure.  Mr. Abotomey was brought to United Energy by Wes Ferguson, who is discussed below.  According to Mr. Ferguson, Mr. Abotomey had a reputation for being able to solve large, complex IT problems.  In fact, Mr. Ferguson believed United Energy had hired Mr. Abotomey as a consultant a few years earlier, when it had another billing problem.  Mr. Ferguson hired Mr. Abotomey as a consultant during the first half of 1999 in order to address the four-month billing back-up described above.  Mr. Abotomey worked on a contract basis for United Energy; he was not employed by Aquila.  While Mr. Abotomey was working as a consultant for United Energy, many people believed that he had an ownership interest in a company called Opus, which provided temporary information technology staffing to United Energy.  According to several witnesses, Mr. Abotomey insisted upon using a very large number of outside temporary IT personnel, rather than in-house IT staff, and he insisted that they all be hired through Opus.

In January of 2000, about a year after Mr. Abotomey began working as a consultant for United Energy, Don Bacon, who had replaced Keith Stamm as the CEO of United Energy, became aware of the suspicions surrounding Mr. Abotomey.  Mr. Bacon also learned that United Energy was paying Opus a mark-up of as much as 50% to 60% over the base salary for the temporary workers hired through Opus, whereas Mr. Bacon felt that a 10% to 15% mark-up would have been more in line with the market.  Mr. Abotomey denied to Mr. Bacon having any ownership interest in Opus, though his name had been on the company’s web site and subsequently removed.  Mr. Bacon nevertheless discharged him and terminated the outstanding contracts with Opus, hiring back many of the temporary staff directly.

The Committee inquired of Wes Ferguson, who had hired Opus to take over the administration of all of the IT contract workers shortly after he became an employee of United Energy in 1998.  In return, Mr. Ferguson received a commitment from Opus that it would increase or decrease the number of workers as needed.  Mr. Ferguson was not aware of any ownership interest in Opus by Mr. Abotomey.

Based upon the information available to the Committee, the suspicions regarding Mr. Abotomey appear to be based on rumor rather than fact.  Although several witnesses expressed the belief that Mr. Abotomey held an interest in Opus, none purported to have any evidence to that effect, and none appeared to have any detailed information about Opus or its relationship with Mr. Abotomey.

Assuming, however, that Mr. Abotomey did have an ownership interest in Opus, we find no reason to believe that United Energy’s transactions with Opus affected the accuracy of Aquila’s financial statements.  As noted above, Aquila did not consolidate United Energy’s financial statements with its own.  Instead, Aquila recognized a percentage of United Energy’s reported earnings equal to Aquila’s 33.8% ownership interest in United Energy.  Thus, unless the transactions between Opus and United Energy caused United Energy to misstate its earnings, Aquila’s financial statements would not be affected by those transactions.  In that regard, we have found nothing to suggest that the transactions with Opus were fabricated or that they were not properly recorded in United Energy’s books and records.  As such, we find no reason to believe that the Opus transactions caused United Energy to misstate its earnings.

In any event, while we do not know the precise dollar amount of the transactions because we have not been given access to the relevant accounting records, these transactions would not be material to the amount of earnings Aquila recognized in connection with its investment in United Energy.  Don Bacon, who was CEO of United Energy during much of Mr. Abotomey’s tenure there, estimated that Opus was paid between A$5 million and A$6 million.  (This admittedly rough estimate assumed approximately 100 temporary workers earning about A$50,000 to A$60,000 per year.)  Other than Mr. Bacon’s estimate as to the inflated mark-up paid to Opus (50% to 60%, compared with a more typical 10% to 15%), we have been unable to determine whether Mr. Abotomey’s relationship with Opus caused United Energy to purchase unneeded services or to pay excessive rates for needed services.  Assuming that United Energy paid excessive rates or purchased at least some unneeded services as a result of an undisclosed ownership interest by Mr. Abotomey, the additional, unnecessary cost to United Energy would have been something less than the approximately A$5 million to A$6 million paid to Opus (per Mr. Bacon’s estimate).

Transactions of that magnitude would not have been material to the amount of earnings Aquila recognized in connection with its interest in United Energy.  Under the equity method described above, during 1999 and 2000 (the years during which Mr. Abotomey was with United Energy), Aquila recognized equity earnings of $28 million (in 1999) and $19.8 million (in 2000) from its investment in United Energy.  To the extent that the Opus relationship caused United Energy to incur some (assumed and unsubstantiated) unnecessary costs – again, amounting to some fraction of approximately A$5 to A$6 million – only 33.8% of those additional costs would have affected Aquila’s financial statements.  Compared with equity earnings of $28 million and $19.8 million, 33.8% of some portion of A$5 million or A$6 million is not likely to have had a material impact on United Energy’s earnings.(80)  To the point:  Compared with Aquila’s total earnings before taxes of $228.7 million in 1999 and $325.0 million in 2000, the quantitative impact on Aquila’s financial statements and reporting, if any, clearly would have been immaterial, representing less than ..9 % of earnings before taxes in 1999 and less than .7% of earnings before taxes in 2000.

Thus, if Mr. Abotomey held an ownership interest in Opus, and if that relationship caused United Energy to incur some unnecessary costs, it is extremely unlikely that the transactions with Opus could have had a material impact upon Aquila’s financial statements and reporting.

b.             Uecomm And Keith Ondarchie

(1)           The Allegations Concerning Mr. Ondarchie

The May 12 Letter alleges also that Keith Ondarchie, the former CEO of Uecomm, “improperly directed payments to be made to vendor companies owned or controlled by Mr. Ondarchie for his personal benefit and the benefit of other United Energy and Uecomm employees.”  The Letter goes on to allege that “Mr. Stamm supported and

(80)                  This analysis is complicated somewhat by currency conversion issues.  The information available to the Committee regarding the amounts paid to Opus reflects Australian dollars, but Aquila’s financial reports, including the earnings recognized through Aquila’s ownership interest in United Energy, are expressed in U.S. dollars.  We do not have sufficient information to convert precisely the value of the payments to Opus into U.S. dollars at the time of the transactions, but throughout the relevant time period, the U.S. dollar traded at or above 1.0X the Australian dollar.  Thus, if the estimated amounts paid to Opus were converted from Australian to U.S. dollars, the amounts would be even lower than $5 million to $6 million, thus making it even less likely that the transactions could have had a material effect upon Aquila’s financial statements.

participated in these illegal activities” and that “Mr. Ondarchie was paid over $3 million by Mr. Stamm when he left the organization to remain silent.”

As discussed in more detail below, there was a period of time during which Mr. Ondarchie was employed by United Energy as a consultant, working on the development of Uecomm.  During Mr. Ondarchie’s tenure as a consultant, Uecomm purchased fiber installation and construction services from a company called Powerwise, in which Mr. Ondarchie had an ownership interest.  Mr. Ondarchie’s ownership interest in Powerwise was well known throughout Uecomm and United Energy, but Mr. Ondarchie does not appear to have been recused or walled off from any decisions relating to Powerwise.  We have not been able to determine for ourselves whether the terms of these related-party transactions were fair to Uecomm because, despite our requests, we have not been given access to the underlying transaction documents, and we do not have access to any comparative information with which to evaluate the terms of those transactions.  Whether or not they were fair to Uecomm, it is extremely unlikely that these transactions would have had a quantitative material impact on Aquila’s financial accounting and reporting.

The remaining allegation concerning Mr. Ondarchie – that he was paid $3 million when he left Uecomm “to remain silent” – is incorrect.  Pursuant to his employment contract, Mr. Ondarchie received a bonus of A$3 million at the time of Uecomm’s IPO, nine months before he left the company.  Mr. Ondarchie’s bonus was disclosed in Uecomm’s pre-IPO prospectus.

(2)           Background

Mr. Ondarchie began working for United Energy as a consultant in 1997.  This consulting position was arranged through Keicor Nominees, a consulting company in which Mr. Ondarchie was a shareholder and director.  As we understand it, United Energy paid

Keicor Nominees for Mr. Ondarchie’s time.  Mr. Ondarchie also had an ownership interest in a company called Powerwise, which provided fiber installation and other construction services to Uecomm.

In February of 2000, Mr. Ondarchie signed an employment agreement and became a full-time employee of United Energy.  Keith Stamm, in his capacity as CEO of United Energy, negotiated Mr. Ondarchie’s employment agreement with United Energy.  (Although Mr. Stamm left United Energy and returned to Aquila in January of 2000, Mr. Stamm completed his work on Mr. Ondarchie’s employment agreement from the United States.)  At all times, Mr. Ondarchie was an employee of United Energy (and, later, Uecomm); at no time was Mr. Ondarchie an employee of Aquila.  Among other things, Mr. Ondarchie’s employment agreement prohibited him from doing anything “that would or could involve his interests being in conflict with the interests of the Company.”  In addition, the contract required Mr. Ondarchie to get permission before acquiring any interest in any business enterprise, stocks, shares, units or securities or any other matter “which may present a conflict of interest or potential conflict of interest for him or the Company.”  Finally, the contract provided that United Energy’s Chief Executive Officer could require Mr. Ondarchie, at any time, to disclose “any existing interests which may present a conflict of interest or potential conflict of interest.”

Mr. Ondarchie confirmed in his interview that he was required to dispose of his interests in Powerwise as a condition of full-time employment, and Mr. Ondarchie indicated that he sold his interest in Powerwise in June of 2000, four months after his contract was signed, and three months before Uecomm’s IPO.  He also provided copies of documents that are consistent with that sequence of events.

Uecomm’s initial public offering prospectus disclosed the prior related-party transactions with Keicor and Powerwise and stated that Mr. Ondarchie had sold his interest in Powerwise as of June 1, 2000.  Despite the representations in the prospectus, however, suspicions apparently lingered at United Energy that Mr. Ondarchie still maintained an interest in Powerwise, which continued to provide services to Uecomm.  Don Bacon, who became CEO of United Energy just before Mr. Ondarchie transitioned to being a full-time employee, ordered an internal investigation into the issue.  The investigation was performed with assistance from Arthur Andersen in Australia; it did not produce any concrete evidence that Mr. Ondarchie maintained an interest in Powerwise after the IPO.(81)

In the meantime, however, Uecomm’s performance under Mr. Ondarchie declined precipitously.  During the first six months of 2001, it revised its earnings and revenue forecasts downward repeatedly.(82)  Some time after the first revised earnings forecast, the Australian Securities and Investments Commission (“ASIC”) opened an investigation into Uecomm.  Despite several attempts, we were unable to secure any documents reflecting the nature or scope of the ASIC investigation.  All of the witnesses with whom we discussed the investigation, however, advised that the investigation focused on the timing of Uecomm’s

(81)                  Subject to certain confidentiality restrictions, we received a copy of the report prepared by Arthur Andersen with regard to this issue.  It did not shed any additional light on the allegations.

(82)                  In April of 2001, Uecomm revised its pre-IPO revenue forecast for 2001 from A$146.3 million down to A$100 million, a decline of approximately 30%.  Net revenue was projected to be A$25 million, down from pre-IPO projections of A$33.8 million, or a decline of about 25%.  Uecomm had to revise its forecasts downward yet again at the end of the second quarter.  Thus, in June of 2001, Uecomm projected 2001 revenue of between A$45 million and A$55 million, about half of the revised April forecast of A$100 million, and only a third of the pre-IPO forecast of A$146.3 million.  In light of the revised revenue forecast, Uecomm announced that it was expecting to lose approximately A$12.5 million for the year 2001.  Not surprisingly, Uecomm’s stock priced dropped dramatically during this period.  Having closed at A$1.60 on October 2, 2000 (the month following the IPO), Uecomm’s stock closed at A$.29 on May 1, 2001, shortly after the revised projections at the end of the first quarter.  By July 2, 2001, after the second revised forecast, the stock closed at A$.16.

revisions of the pre-IPO earnings forecasts.  In essence, according to the witnesses, ASIC was investigating the question of whether Uecomm should have revised the estimates more quickly than it did.  The investigation, these witnesses said, did not focus on Uecomm’s pre-IPO forecasts themselves.  The investigation continued until some time last year, at which time ASIC required Uecomm to file financial reports on a quarterly rather than semi-annual basis.

In June of 2001, at least in part due to Uecomm’s declining performance, the Uecomm Board asked Mr. Ondarchie to resign, which he did.

(3)           Findings Regarding The Ondarchie Allegations

We address the multiple allegations concerning Mr. Ondarchie in the May 12 Letter in order.

(a)           Asserted Self-Dealing Transactions

First, we do not know for sure what time frame the May 12 Letter is referring to with regard to Mr. Ondarchie.  If this allegation relates to the period before June of 2000, then it is, at least in some sense, true.  During that period, Uecomm purchased services from Powerwise, in which Mr. Ondarchie had an ownership interest.  If, however, the allegation relates to the period after June of 2000, then the picture is much less clear.  Although several witnesses were suspicious that Mr. Ondarchie retained his ownership interest, none of these witnesses had any evidence to that effect.  In fact, the investigation into this issue by Andersen failed to uncover any conclusive evidence.  Moreover, none of these witnesses appeared to understand Mr. Ondarchie’s employment status in any detail, and at least some of them may have been thinking of the period before June of 2000.  Finally, the only documentation available to the Committee is consistent with Mr. Ondarchie’s statement that he sold his interest in Powerwise in June of 2000.

Second, with respect to the period before June of 2000, the facts are more complex than suggested by the May 12 Letter.  Under U.S. corporate law, at least, there is nothing inherently improper about related-party transactions involving fiduciaries.  Certainly they require special attention.  However, generally stated, if the transactions are (i) not prohibited by internal corporate policy; (ii) arranged for a legitimate business purpose and properly disclosed; (iii) approved by a majority of disinterested directors; and (iv) on terms that are fair to the corporation, related-party transactions are not prohibited under U.S. corporate law.  We understand that the rules governing related-party transactions in Australia are substantially similar to U.S. corporate law in this regard.  We do not know what the author(s) of the Letter meant in calling the transactions “improper,” but the Letter at least implies that the transactions were improper because Mr. Ondarchie’s relationship with Powerwise was not disclosed.  Before June of 2000, however, the relationship between Mr. Ondarchie and Powerwise appears to have been widely known within Uecomm and United Energy, and the prior related-party transactions were subsequently disclosed in the Uecomm prospectus.

Less clear, however, is whether the transactions were approved by appropriate disinterested parties.  Mr. Ondarchie stated that he was not involved in the decision to hire Powerwise.  In light of the fact that Mr. Ondarchie was appointed CEO of Uecomm in March of 1999 (a year before he became a full-time employee), and he had been with Uecomm from its inception in 1997, we find it difficult to believe that Mr. Ondarchie had no influence at all on the decision to hire Powerwise.  Indeed, other witnesses told us that Mr. Ondarchie was in control of virtually every decision made at Uecomm during his tenure there.

Certainly, Mr. Ondarchie does not appear to have been formally recused or walled off from any decisions affecting Powerwise.  Even as a consultant, given his ownership interest in Powerwise, Mr. Ondarchie should have been excluded from any decision to hire Powerwise.  If Mr. Ondarchie had held an interest in an outside vendor, as we understand, United Energy’s and Uecomm’s corporate governance policies required disclosure and approval by disinterested decision-makers, at a minimum.  We have not received any evidence that such safeguards were in place before Mr. Ondarchie became a full-time employee in February of 2000.

Even less clear, however, is the question of economic fairness to Uecomm.  As noted above, the related-party transactions with Powerwise were disclosed in Uecomm’s pre-IPO prospectus.  In particular, the prospectus disclosed A$689,000 in transactions between Uecomm and Powerwise in 1999 and A$2,087,000 in transactions during the first six months of 2000.  According to the Investigating Accountant’s Report by Andersen, which was included in the IPO prospectus, the transactions between Uecomm and both Powerwise and Keicor were “conducted on commercial terms and conditions at arm’s length.”  Despite our attempts, we have been unable to obtain any detail regarding the terms of the transactions between Uecomm and Powerwise.

However, it is highly remote that the transactions between Uecomm and Powerwise could have affected Aquila’s financial accounting or reporting for several reasons.  First, no one has suggested that the transactions (even if unnecessary or overpriced), were not accurately recorded in United Energy’s financial records.  At most, the services may have been overpriced, and so some portions of the transaction costs may have been unnecessary.  If they were, however, the transactions were not quantitatively material to the financial statements of United Energy (through which Aquila owned its interest in Uecomm) or to Aquila’s.  As noted above, according to Uecomm’s pre-IPO prospectus, Uecomm and Powerwise entered into A$689,000 in transactions in 1999 and A$2,087,000 in the first six months of 2000.  As compared to the $28 million and $19.8 million in equity earnings recognized by Aquila in 1999 and 2000, respectively, 33.8% of a fraction of A$689,000 and A$2,087,000 would not have been material to United Energy, let alone to Aquila’s consolidated earnings of $228.7 million and $325.0 million during those two years.(83)

(b)                                  Allegations Regarding Mr. Ondarchie’s Bonus

The Letter alleges that Mr. Ondarchie was paid $3 million by Mr. Stamm when Mr. Ondarchie left the company “to remain silent” about the previously alleged related-party transactions.  These allegations are incorrect.

Mr. Ondarchie did receive a bonus of A$3 million from Uecomm, but the bonus was not paid when he left the company.  It was paid at around the time of Uecomm’s initial public offering in September of 2000, approximately nine months before Mr. Ondarchie left Uecomm in June of 2001.  Moreover, the bonus was paid pursuant to a formula in Mr. Ondarchie’s employment agreement, which had been executed in February of 2000, approximately eight months before the initial public offering.  Under this formula, Mr. Ondarchie was entitled to receive a specific dollar bonus upon achieving specific levels of “shareholder value.”

Mr. Ondarchie’s contract provided for several different methods of measuring “shareholder value,” one of which was the market value of the company as determined by an initial public offering.  As it turned out, when Uecomm went public in September of 2000, the

(83)                  See discussion in footnote 80 above regarding currency conversion issues.

IPO market value of the company was approximately A$1 billion.  Accordingly, under the terms of his contract, Mr. Ondarchie was entitled to a A$3 million bonus.  Mr. Ondarchie’s bonus was disclosed in the prospectus filed by Uecomm with ASIC before the IPO, and it received some negative publicity at the time.

The Committee has not identified evidence to support the allegation that Mr. Ondarchie was paid $3 million when he left the company “to remain silent.”

c.             Utilimode And Wes Ferguson

(1)           The Allegations Concerning Mr. Ferguson

The May 12 Letter alleges that “Wes Ferguson, former CEO of the Utilimode subsidiary, improperly directed payments (several hundred thousand dollars) to related party vendors for the personal benefit of Mr. Ferguson, Mr. Stamm and other United Energy employees.”

As discussed in more detail below, several witnesses expressed suspicions regarding Mr. Ferguson, including concerns that Mr. Ferguson had an interest in Opus, the information technology staffing company in which Peter Abotomey was suspected of having an interest.(84)  Rumors and suspicions notwithstanding, however, we have not found evidence of any specific related-party transactions involving Mr. Ferguson.

(2)           Background

Mr. Ferguson was hired as a consultant to United Energy in late 1997 or early 1998.  At the time, according to several witnesses, the customer interface aspects of United Energy’s business – meter reading, billing, customer service calls – were in disarray.  Mr. Ferguson and his partner, Chris Murphy, were brought in to try to bring better focus to the

(84)                  Mr. Abotomey’s suspected relationship with Opus is described above in connection with the allegations concerning Peter Dean.  The author(s) of the May 12 Letter appear to have confused Mr. Dean and Mr. Abotomey.

business and its various units by forcing each business unit to draft a business plan.  Shortly after completing this project, at approximately the time Keith Stamm became the CEO of United Energy, Mr. Ferguson and Mr. Murphy were asked to become full-time employees of United Energy in order to improve the customer interface aspects of the business.  Mr. Ferguson became the General Manager of Retail Services at United Energy.  Mr. Ferguson was not an employee of Aquila.

Mr. Ferguson spent a great deal of time attempting to address the serious information technology challenges faced by United Energy.  During this period, United Energy attempted to make each one of its business units a separate “profit center.”  To that end, United Energy’s so-called “back-office” services, including information technology and customer information services, billing, call center operations, etc., were all placed within a separate corporation called Utilimode, with Mr. Ferguson as the CEO.  At one time, United Energy apparently envisioned Utilimode as a stand-alone provider of services to a wide range of non-affiliated energy and services companies, and the possibility of an IPO for Utilimode was discussed.

Mr. Ferguson left the company shortly after Don Bacon became the CEO of United Energy.  Mr. Bacon, who was suspicious of Mr. Ferguson and believed that he and Peter Abotomey both had an interest in Opus, said that he caused Mr. Ferguson to resign.  Mr. Ferguson, however, told the Committee that he left voluntarily because Mr. Bacon did not share his vision of Utilimode as a stand-alone company.

(3)           Findings Regarding The Ferguson Allegations

The witnesses we interviewed uniformly expressed suspicions regarding Mr. Ferguson.  When pressed for details, however, none of these witnesses provided any detailed information regarding any self-dealing or related-party transactions involving Mr. Ferguson, and we have found no evidence to support the May 12 Letter’s allegations in that regard.  Some witnesses said they believed that Mr. Ferguson had an ownership interest in Opus, the information technology staffing company with which Mr. Abotomey was believed to be involved, but none of these witnesses claimed to have any actual knowledge or evidence to that effect, and Mr. Ferguson denies having had any interest in Opus.  While it is clear that Mr. Ferguson generated hostility and suspicion while at United Energy, we have seen no evidence that he engaged in any of the type of conduct alleged in the May 12 Letter.

4.                                      Conclusions Regarding Keith Stamm’s Alleged Participation In Related-Party Transactions

As noted above, the May 12 Letter alleges that Mr. Stamm, while CEO of United Energy, “participated in several illegal schemes to divert company funds for his personal benefit and the benefit of other executives.”

We have found no evidence to suggest that Mr. Stamm participated in or personally benefited from any related-party or self-dealing transactions while serving as CEO of United Energy.  Without exception, every witness we interviewed who knew Mr. Stamm described him as an honest person, and witnesses found it extremely difficult to entertain the notion that Mr. Stamm would have engaged in anything like the behavior described in the May 12 Letter.  Indeed, none of the witnesses we interviewed thought it plausible that Mr. Stamm would have participated in any self-dealing or related-party transactions.

As discussed above, with the exception of the transactions between Uecomm and Powerwise during Keith Ondarchie’s tenure as a contract employee, we have not found any evidence of any related-party or self-dealing transactions of the kind described in the May 12 Letter.  We have found no evidence whatsoever that Mr. Stamm benefited in any way from the transactions between Uecomm and Powerwise.

In fact, some of the allegations in the Letter regarding Mr. Stamm are either flatly incorrect, or at least highly unlikely in light of the facts as we know them.  The Letter alleges, for example, that Mr. Ondarchie “was paid over $3 million by Mr. Stamm when he left the organization to remain silent.”  As stated, although Mr. Ondarchie received a $3 million bonus, it was paid pursuant to a contract based on performance at the time of Uecomm’s IPO, some nine months before Mr. Ondarchie resigned.  By the time Mr. Ondarchie left, Mr. Stamm was no longer with United Energy, and he was no longer on the Uecomm board; he had returned to Aquila in the United States approximately eighteen months earlier.  Moreover, as noted above, Mr. Stamm fired Peter Dean from his position as Chief Information Officer at United Energy, making it highly unlikely that Messrs. Stamm and Dean were colluding with one another to engage in related-party transactions with Mr. Dean’s brother.

For these reasons, we find no reason to believe that Mr. Stamm participated in or benefited from any related-party or self-dealing transactions as alleged in the May 12 Letter.

C.                                    THE COMMITTEE FOUND NO EVIDENCE TO SUPPORT THE LETTER’S ALLEGATIONS OF BRIBERY OR FALSIFICATION OF FINANCIAL INFORMATION IN CONNECTION WITH THE ACQUISITION OF MULTINET

1.              Alleged Efforts To Bribe Government Officials

The May 12 Letter alleges that Keith Stamm and Aquila business development executive Paul Perkins “directed an effort to bribe foreign government officials” in connection with the acquisition of Multinet.  As discussed in more detail below, we have uncovered no evidence to support this allegation.

In fact, given the controls and protocols in effect, virtually all of the witnesses we interviewed expressed considerable skepticism that anyone could have even attempted to bribe any government officials in connection with the Multinet purchase.  The sale was conducted through an auction process overseen by the Treasury Department of the Victorian government.  The government and each of the bidding parties were represented by numerous lawyers, investment bankers and other professional advisors.  The bidding process itself was handled for the government by its investment bankers from CSFB, and the bidding parties had little, if any, direct contact with any government officials.

Although the May 12 Letter refers to alleged promises of future employment, no witness identified any government official involved with the Multinet auction who was subsequently employed by Aquila or by any of its partners, affiliates or professional advisors.  Alan Stockdale, the former head of the Victorian Treasury Department, later left the government and went to work for Macquerie Bank in Australia.  Macquerie Bank, however, did not represent the Energy Partnership consortium (of which Aquila was a partner) in connection with the Multinet acquisition.  Moreover, as one of the largest banks in Australia, it is one of the places one would expect a former government treasury official to work upon leaving the public sector.  We have no reason to believe that Mr. Stockdale’s employment by Macquerie Bank had anything to do with the Multinet purchase.  (When news of the May 12 Letter and our investigation became public in Australia, Mr. Stockdale denied to the Australian newspaper The Age that there had been any such misconduct in connection with the privatization process.)

Moreover, a “probity auditor” from the Auditor-General’s Office of the Victorian government oversaw the sale process.  In April of 1999, after the sale of Multinet to the Energy Partnership, the “probity auditor” reported that the Multinet sale “had been conducted in a fair and equitable manner.”  (This finding was reported in the Report of the Auditor General – Victorian Government’s Finances, 1998-1999.)  We do not know precisely the scope or manner of the probity auditor’s supervision, review or audit of the sale process, but the involvement of the government’s internal auditors, we believe, decreases the likelihood of bribery or other improper behavior.  Moreover, in a subsequent Report of the Auditor-General – Victorian Government’s Finances, 1998-99, the Auditor-General’s Office reported that Energy Partnership’s bid of $1.97 billion was the highest of the four bids received for the Multinet property.

In light of the facts available to the Committee, we have found no basis to believe that anyone involved in the Multinet purchase engaged in or attempted any bribery as alleged in the May 12 Letter.

2.                                      Alleged Provision Of False Financial Information

The May 12 Letter also alleges that Mr. Stamm and Mr. Perkins directed an effort “to submit false information to banks, investors, and the Aquila Board” in connection with the Multinet purchase “to improve financial forecasts to convince financial institutions and investors to fund the project.”  As with the bribery allegation, we have found no evidence to support this claim, and based upon the information available to the Committee, we find no basis to believe that any such conduct took place.

Initially, we note that none of the witnesses with whom we spoke had ever heard even a rumor to the effect that anyone from Aquila or its partner in the Multinet purchase, AMP, provided false or misleading financial information to banks, investors, or the Aquila Board of Directors.  Given the sheer number of people involved in all sides of the transaction – Aquila’s due diligence teams alone involved dozens of people – we believe it is highly unlikely that important numbers could have been intentionally falsified without anyone finding out about it.

The model that Aquila used to calculate its bid was a proprietary model designed by Deutsche Bank.  The model attempted to estimate the value of the Multinet assets, taking into account synergies associated with having common ownership with United Energy (i.e., Aquila and AMP).  Arthur Andersen audited for accuracy both the model and the resulting calculations on behalf of the bank syndicate providing financing for the purchase.  The calculations were driven both by assumptions built into the Deutsche Bank model as well as input from Aquila’s own due diligence teams.  Once the Aquila teams had input their numbers, the information was passed along to the banks.  Those banks, in turn, performed their own due diligence and review.  In the four years since the transaction took place, none of the financial institutions involved has claimed that it was misled in any way.  (Of course, all of these financial institutions have been repaid.)  Given the sheer number of different people and institutions involved in the development, review, and audit of the model, it seems extremely unlikely that anyone could have materially manipulated the model in order to present false or misleading financial information.  Moreover, we found no evidence that anyone did.

Ironically, several witnesses explained that, after the transactions were consummated, Aquila learned that the Information Memorandum provided by the government to all of the bidders contained incorrect information about the historical level of energy usage by customers in Multinet’s territory.  But this information was provided by the government, not by any of the bidders.  And other than causing all of the bids to come in too high based upon inflated customer demand volume assumptions arising from the government data, this issue does not appear to have affected the financial information presented by Aquila to any of the financial or government institutions involved in the deal.

For these various reasons, we therefore find no evidence that Mr. Stamm or Mr. Perkins was aware of, let alone directed, an effort to submit any false information to banks, investors, or the Aquila Board in connection with the Multinet purchase.  Indeed, we find no evidence that any such effort occurred at all.

D.                                    THE COMMITTEE FOUND NO EVIDENCE TO SUPPORT THE LETTER’S ALLEGATION OF UNDISCLOSED RELATED-PARTY REAL ESTATE TRANSACTIONS INVOLVING RICK GREEN, BOB GREEN, OR LEO MORTON

1.                                      The May 12 Letter Allegations

The May 12 Letter contends that Rick Green and Bob Green have caused the Company to enter into related party real estate transactions for their own enrichment and that of Leo Morton and others.  The May 12 letter contends further that the transactions were structured through Zimmer Real Estate so that the property could be acquired and then resold or leased to Aquila at a profit for the benefit of Rick Green and Bob Green.  According to the May 12 Letter, the deals were secretly arranged by Leo Morton, and were not properly disclosed to or approved by the Aquila board, shareholders or regulatory agencies.

Interviews of current and former employees revealed that a number of Aquila employees had heard allegations similar to those described in the May 12 Letter.  Our investigation determined that several current and former employees were aware of allegations that members of the Green family had benefited from self-dealing real estate transactions in connection with three Aquila facilities:  (1) Raytown, Missouri; (2) Omaha, Nebraska; and (3) company headquarters in Kansas City, Missouri.  Although more than one interviewee had heard such allegations, none could identify any facts to support the allegations, and several described the allegations as “rumors” or “urban legends.”

In order to determine whether there was any truth to these allegations, we gathered and reviewed over 1,300 pages of documents relating to the ownership of these properties.  In addition, we interviewed Rick Green, Bob Green, Leo Morton, and Hugh Zimmer.  These documents and interviews demonstrate that there is no evidence to support allegations that the Greens have any ownership interest in any of these properties (even indirectly) or that the Greens benefited from any lease arrangements in connection with these properties.

2.                                      The Raytown Facility

Ownership of Aquila’s Raytown campus (located at 10700 East 350 Highway, Kansas City, Missouri) is divided among the real estate, the building, and a ground lease.

In 1985, the Raytown land was owned by MPS Real Estate Corporation (“MPS”), which was then a wholly-owned subsidiary of Missouri Public Service, a division of Aquila’s predecessor, UtiliCorp United Inc.(85)  MPS granted a 99-year ground lease in favor of a partnership named MZ Partners.  MZ Partners owns the Raytown building itself, and has leased the building back to UtiliCorp by a lease agreement that remains in effect until December 31, 2005.

(85)                  The historical nature of this inquiry, which reaches back to transactions that took place as early as 1985, is complicated by a number of name changes that the company and its subsidiaries have undergone during this period.  Generally speaking, during the time frame relevant to these real estate transactions (1985 to the present), the parent company was known as UtiliCorp.  From 1986 until 2002, Aquila Energy was a subsidiary of UtiliCorp.  In 2002, as noted above, UtiliCorp changed its name to Aquila, Inc.  For purposes of our discussion of these real estate issues, UtiliCorp and Aquila are used as alternative names for the parent company now known as Aquila, Inc.

MZ Partners was created on September 20, 1985 for the express purpose of developing the Raytown property.  There are two partners, each of which has a 50 percent interest in all income, gains and losses of the partnership.  Those partners are MPS(86) and Zimmer Partners – 185, L.P. (“ZP-185”).  ZP-185 is a Missouri limited partnership created December 31, 1986 whose sole general partner is Zimmer Development Company, a Missouri corporation.(87)  Throughout the existence of ZP-185, the limited partners have been the Zimmer Family Partnership, a Missouri general partnership,(88) David J. Zimmer, Ellen Zimmer Darling, and three former employees of the Zimmer companies, Robert Steinbach, D. Michael Posten, and Terence O’Leary.

Accordingly, from its inception, the Raytown facility has been owned entirely by a combination of Aquila and Zimmer companies and partnerships and individual Zimmer family members and former employees.  No evidence was found to support any allegation that any member of the Green family has gained any benefit by or from ownership or leasing the Raytown facility.

3.                                      The Omaha Facility

Ownership of Aquila’s Omaha facility (located at 1815 Capitol and 1818 Dodge, Omaha, Nebraska) consists only of an ownership interest in the building and ground, and a long-term lease.

(86)                  The MZ Partners partnership agreement was executed on behalf of MPS by John R. Baker, Vice President of both MPS and UtiliCorp.  Mr. Baker is currently a member of Aquila’s Board of Directors, and of the Audit Committee of the Board.

(87)                  Zimmer Development Company is a wholly-owned subsidiary of Zimmer Companies, Inc., a Missouri corporation.  Zimmer Companies, Inc. is the Zimmer family holding company whose shareholders are Hugh J. Zimmer, his children (David Zimmer and Ellen Zimmer Darling f/k/a Ellen B. Zimmer), and trusts for Hugh Zimmer’s four grandchildren.

(88)                  Zimmer Family Partners is a partnership owned in equal shares by Hugh Zimmer’s son, David J. Zimmer, and his daughter, Ellen Zimmer Darling f/k/a Ellen B. Zimmer.

The Omaha facility is owned by a partnership called MZ Nebraska Partners (“MZ Nebraska”).  MZ Nebraska leased the facility to UtiliCorp by a lease agreement that remains in effect until May 31, 2009.

MZ Nebraska was created on June 15, 1987 for the express purpose of developing the Omaha facility.  There are two partners, each of which has a 50 percent interest in all income, gains and losses of the partnership.  Those partners are: UCU Properties, Inc. (“UCU Properties”) and Zimmer Partners – 287, L.P. (“ZP-287”).

UCU Properties was a wholly-owned subsidiary of UtiliCorp.(89)  Subsequently, the interest of UCU Properties was transferred to UCU Finance Corp., another wholly-owned subsidiary of UtiliCorp.

ZP-287 is a Missouri limited partnership created on June 15, 1987 for the purpose of buying, holding, developing, leasing and selling real estate.  As originally created, ZP-287 had one general partner – Zimmer Development Company – and one limited partner – Zimmer Family Partners.  Each of these entities was entitled to a fifty percent share of net profits and net losses of the partnership.  On December 19, 2000, Zimmer Family Partners assigned nearly all of its interest in ZP-287 (49.8 percent of the total) to TZC Ventures, L.P. (“TZC Ventures”).(90)  On December 31, 2001, Zimmer Family Partners assigned all of its remaining interest in ZP-287 to TZC Ventures.

(89)                  The MZ Nebraska partnership agreement was executed on behalf of UCU Properties by John R. Baker, Vice President of both UCU Properties and UtiliCorp.  Mr. Baker is currently a member of Aquila’s Board of Directors, and of the Audit Committee of the Board.

(90)                  TZC Ventures is a Missouri limited partnership created by Hugh Zimmer as a vehicle for holding investments in various Zimmer entities for the benefit of members of the Zimmer family, with specific tax-planning effects.  The sole general partner of TZC Ventures is Zimmer Companies, Inc., with a 53.82 percent interest.  The limited partners are not members of the Green family.

Accordingly, as with the Raytown facility, the Omaha facility has at all times been owned entirely by a combination of Aquila and Zimmer companies and partnerships and individual Zimmer family members.  No evidence was found to support any allegation that any member of the Green family has gained any benefit by or from ownership or leasing the Omaha facility.

4.                                      The 20 West 9th Street Facility

The only other real estate transaction that any of our interviewees reported as being the subject of speculation among employees of direct involvement by or indirect benefit to the Greens is the company’s headquarters in Kansas City.  In addition to general speculation that the Greens had some personal economic involvement in the development of the office building, during the course of our investigation we learned of allegations on Internet chatrooms that the employee parking structure near the company headquarters was owned directly by Rick or Bob Green.  According to that allegation, the Greens owned the parking garage and charged employees to park in the garage until the Greens’ purported interest in the garage was paid off, at which time they ceased charging employees for parking.  We have investigated the ownership of both the 20 West Ninth headquarters and the parking garage, and found no evidence to support any allegations that any member of the Green family had an ownership interest in, or personally benefited from, either the building or garage.

The history of Aquila’s development of its current Kansas City headquarters in the historic New York Life Building at 20 West Ninth is complex.  In 1993, prior to Aquila’s acquisition and redevelopment of the property, the New York Life Building stood abandoned and in decay.  Ownership of the building was disputed, with a number of entities claiming ownership or lien rights, including some in bankruptcy and some whose identities could not be determined due to numerous intervening transfers of ownership.  Aquila accomplished the redevelopment with the assistance of Zimmer Development Company through a sequence of complicated events involving condemnation of the property and funding assistance provided by the Land Clearance For Redevelopment Authority of Kansas City, Missouri (“LCRA”) and the Tax Increment Financing Commission of Kansas City, Missouri (“TIF Commission”).

Because the project involved extensive negotiations among numerous parties, including public authorities such as the LCRA, TIF Commission and various agencies concerned with development of properties on the National Register of Historic Places, as well as a large number of actual and potential claimants to ownership in the property, UtiliCorp took steps to avoid publicity of its involvement, which publicity might have had an adverse effect on negotiations.  Instead, the project was headed by Hugh Zimmer on behalf of undisclosed potential investors, and the vehicle chosen included three entities created for the project:  9th & Baltimore Corporation, 9th & Baltimore Restoration Co., LLC, and 9th & Baltimore Associates, L.P.(91)

9th & Baltimore Corporation was incorporated on April 13, 1994.  Its President and sole director was Hugh Zimmer, Vice President was David Zimmer and Secretary was Cheryl Brockman.  Zimmer Development Company held all 500 shares of issued common stock.

9th & Baltimore Restoration Co., LLC (“9th & Baltimore Restoration”) had its Certificate of Limited Liability Company filed on May 26, 1995.  It had two members:  UCU

(91)                  Aquila had a legitimate business purpose for avoiding publicity regarding its involvement in the New York Life Building redevelopment project.  In the end, the property was purchased for $157,000 after court-approved condemnation proceedings.  Had the involvement of a large interested buyer such as Aquila been public information from the beginning, one of the many stakeholders and claimants to ownership may have held out for a larger payment, thereby driving up the price.  Our investigation did not uncover any evidence that Aquila’s efforts to avoid publicity were designed for any purpose other than to maximize the benefit of the transaction for Aquila and its shareholders.

Finance Corporation, a wholly-owned subsidiary of UtiliCorp, owned a 99 percent interest; and Agricultural Investments, Inc., another wholly-owned subsidiary of UtiliCorp, owned the remaining 1 percent interest.  Dale Wolf, Vice President, executed the Limited Liability Company Agreement on behalf of both UCU Finance Corporation and Agricultural Investments, Inc.

9th & Baltimore Associates, L.P. (“9th & Baltimore Associates”) was a Missouri limited partnership, whose Certificate of Limited Partnership was filed on June 7, 1995.  Its sole general partner, holding a 1 percent interest in gains and losses, was 9th & Baltimore Corporation.  Its sole limited partner, holding the remaining 99 percent interest in gains and losses, was 9th & Baltimore Restoration.  Hugh Zimmer signed the Agreement of Limited Partnership on behalf of 9th & Baltimore Corporation.  Dale Wolf signed the Agreement of Limited Partnership on behalf of 9th & Baltimore Restoration.

In July 1993, UtiliCorp asked Hugh Zimmer to investigate the possibility of acquiring and renovating the historic New York Life Building for a new UtiliCorp headquarters.  At the suggestion of Mr. Zimmer, 9th & Baltimore Corporation was created as the entity to conduct negotiations with the various authorities and stakeholders.  In March of 1994, Randy Miller of UtiliCorp prepared a detailed pro forma review of the potential acquisition and redevelopment project.  Mr. Zimmer and UtiliCorp’s Leo Pink interviewed numerous professionals for various aspects of the project and, reporting to Robert Green, selected the following professionals to assist in the project:  J.E. Dunn Construction; Gastinger Walker Harden Architects; Smith & Boucher (a mechanical/electrical contractor), and Dames & Moore (environmental engineers) between January and August 1994.

In June 1994, Mr. Zimmer suggested that funds for preliminary development efforts should be provided from UtiliCorp to Zimmer Development Company, with Zimmer Development Company making an internal transfer to the 9th & Baltimore Corporation bank account.  In that way, 9th & Baltimore Corporation could create a credit record and thereby build its credibility with the development authorities, while at the same time limiting awareness within UtiliCorp regarding the project, and controlling potential public leaks of UtiliCorp’s involvement.  Advances to 9th & Baltimore Corporation were secured by a $500,000 note in favor of UtiliCorp, secured by the stock of 9th & Baltimore Corporation.

Subsequently, in February of 1995, Mr. Zimmer proposed the creation of a joint venture or limited liability company to hold title to the property once it had been awarded to 9th & Baltimore Corporation upon approval of the TIF Commission’s condemnation proceedings.  In May and June of 1995, 9th & Baltimore Renovation and 9th & Baltimore Associates were created.  9th & Baltimore Associates was to hold title to the property, thereby giving UtiliCorp a 99 percent interest via 9th & Baltimore Renovation, and giving Zimmer Development a 1 percent interest via 9th & Baltimore Corporation.  Pursuant to the Agreement of Limited Partnership, UtiliCorp (via 9th & Baltimore Renovation) was granted an option to purchase the entire interest of Zimmer Development by purchasing the interest of 9th & Baltimore Corporation for $1,000.00.  According to Mr. Zimmer, this structure would facilitate providing interim funding for the project, and place UtiliCorp in full possession of the property once the work was completed upon exercise of UtiliCorp’s option.

In July and August 1994, 9th & Baltimore Corporation presented its plan for renovating the New York Life Building to the TIF Commission, which unanimously approved the proposal after a public hearing in October 1994.  In February 1995, the TIF Commission

began condemnation proceedings, which resulted in condemnation of the property and court approval of a purchase price of $157,000 in June of 1995.  Upon clearing of title, the TIF Commission sold the property to 9th & Baltimore Corporation, which immediately sold the property to 9th & Baltimore Associates.  In November of 1995, UtiliCorp entered into a Lease Agreement with 9th & Baltimore Associates.  The Lease Agreement was executed by Leo Morton on behalf of UtiliCorp, and by Hugh Zimmer on behalf of 9th & Baltimore Associates.

In addition to acquiring the building, the company needed to acquire parking facilities for employees.  In February of 1995, Mr. Zimmer began negotiations with neighboring Boatman’s Bank to address parking issues by adding floors to the bank’s existing parking structure.  In November of that year, 9th & Baltimore Associates purchased the Boatman’s Bank building and its neighboring parking garage, located at 850 and 800 Main, Kansas City.  The 800 Main parking garage was subsequently demolished, and a new parking structure was completed on the site at about the same time as the 20 West Ninth building was completed.(92)

After construction was complete, 9th & Baltimore Restoration was dissolved on November 26, 1996.  Upon that entity’s dissolution, its interest as limited partner of 9th & Baltimore Associates was distributed to the members of 9th & Baltimore Restoration (99 percent to UCU Finance and 1 percent to Agricultural Investments, Inc.).  On December 31, 1996, pursuant to board of director approval, UCU Finance and Agricultural Investments, Inc. each assigned to UtiliCorp (each entity’s sole shareholder) its interest in 9th & Baltimore

(92)                  In interviews of employees in Aquila’s accounting and finance departments, we inquired about allegations that employees were charged a fee to park in the parking lot for the benefit of the Greens until the mortgage on the lot was paid off, and then parking became free.  Employees responsible for billing the parking fees reported that they saw no evidence that the garage was owned by anyone other than UtiliCorp/Aquila, and that the decision to stop charging parking fees was made internally in Aquila’s accounting and finance groups, primarily to alleviate the burden of generating the billing statements and enforcing the fees against employees.

Associates.  UtiliCorp simultaneously exercised its option, provided by the 9th & Baltimore Associates Agreement of Limited Partnership, to purchase the interest of 9th & Baltimore Corporation for $1,000.00.  Then 9th and Baltimore Associates was dissolved, and all right, title and interest in the 20 West Ninth building, including the parking garage at 800 Main, passed to UtiliCorp.

At no time during the process of acquiring and renovating the Company headquarters at 20 West 9th Street and its neighboring parking garage did Richard or Robert Green, or any other member of the Green family, hold any personal interest in either facility.  Accordingly, there is no evidence that the Greens gained any personal benefit from the project.

5.                                      Conclusion Regarding Real Estate Allegations

We have investigated the real estate allegations made in the May 12 Letter, as well as specific allegations or rumors that were reported during interviews of current and former employees, and allegations that had been published in Internet chatrooms.  Based upon all the evidence available to us, which included extensive documentation of the only real estate transactions that anyone called into question (Raytown, Omaha and 20 West Ninth), we found no evidence suggesting that any of the allegations of self-dealing by Rick Green or Bob Green had any basis in fact.  To the contrary, while Raytown and Omaha involve sale-leaseback transactions, there is no evidence that any person is involved in those transactions other than Aquila and the Zimmer Companies.  Moreover, although the process by which Aquila acquired the 20 West Ninth facility and its neighboring parking structure was extremely complex, and the involvement of UtiliCorp/Aquila was intentionally kept confidential until after the property had been condemned and reconstruction was well on its way, it is clear that the only entity with an interest in the 20 West Ninth property and its neighboring parking structure is Aquila.

APPENDICES

List of Appendices to Audit Committee Report

APPENDIX 1

May 12, 2003

Aquila Board of Directors:

A recent quote from Rick Green in a communication to all Aquila employees: “Aquila established a set of values and requires employees to be trained on its Code of Business.  It also should be apparent that we depend on everyone to be aware of what is happening around us and to speak up when we believe that our values or our code is being violated.”

The code has been repeatedly violated and we are speaking up.  Please fully investigate these improper activities by Aquila (NYSE: ILA) executives and take appropriate action:

Rick Green (Aquila CEO), Bob Green (former Aquila CEO), Keith Stamm (Aquila COO) and Dan Streek (former Aquila CFO) falsified 2000 and 2001 reported earnings to increase executive bonuses.  The four collectively received bonuses of more than $30 million for 2001 performance.  Financial results were falsified through manipulation of mark-to-market and mark-to-model earnings, fabrication of transactions with trading counter parties, and creative purchase accounting adjustments.  These same individuals certified and signed the 2000 and 2001 financial statements.  These inflated earnings were largely reversed or restated in 2002, however no change has been made to reverse past executive bonus payments.

In an effort to increase executive compensation and Fortune 500 ranking, reported revenues were changed from a method that recognized only net margins on large energy sales transactions torecognition of gross sales amounts.  This caused an increase in reported revenues from approximately$2 billion to $40 billion without any substantive change in underlying business activity or profitability.  As a result in the change in revenue reporting, Aquila moved from not being ranked in the Fortune 500 to a #33 ranking.  Compensation surveys and benchmarks typically utilize Fortune 500 rankings to determine appropriate executive salary levels.  This change served to significantly increase executive compensation without any real improvement in business fundamentals.  The true reason for the change in revenue reporting was never disclosed to Aquila shareholders.  Rick Green and Leo Morton (Aquila Chief Administrative Officer) discussed the reasons for the reporting change internally and highlighted the beneficial impact on executive compensation.

Keith Stamm (while CEO of United Energy, an Aquila subsidiary located in Melbourne, Australia) participated in several illegal schemes to divert company funds for his personal benefit and the benefit of other executives:

•                  Peter Dean, former Manager of United Energy Information Technology, hired his brother to perform system development services for the company and directed several million dollars in improper payments to him.  These payments were then distributed to Mr. Dean, Mr. Stamm and other United Energy employees.

•                  Keith Ondarchie, former CEO of the UEComm subsidiary, improperly directed payments to be made to vendor companies owned or controlled by Mr. Ondarchie for his personal benefit and the benefit of other United Energy and UEComm employees.  Mr. Stamm supported and participated in these illegal activities.  Additionally, Mr. Ondarchie was paid over $3 million by Mr. Stamm when he left the organization to remain silent.

•                  Wes Ferguson, former CEO of the UtiliMode subsidiary, improperly directed payments (several hundred thousand dollars) to related party vendors for the personal benefit of Mr. Ferguson, Mr. Stamm and other United Energy employees.

Keith Stamm and Paul Perkins (former head of Aquila Corporate Development) directed an effort to bribe foreign government officials and to submit false information to banks, investors, and the Aquila Board, regarding the purchase of MultiNet in Melbourne, Australia.  Numbers were falsified to improve financial forecasts to convince financial institutions and investors to fund the project.  Payments to government officials were made in the form of “gifts,” promises of future employment, and cash - and were made directly and through Deutsche Bank Investment Banking personnel.

Real estate transactions have been structured through Zimmer Real Estate that allowed property to be acquired and then resold or leased to Aquila at a profit for the benefit of Rick and Bob Green.  Leo Morton secretly arranged these deals for the personal enrichment of the Greens, Mr. Morton, and others.  These related party deals were not properly disclosed and approved by the Aquila board, shareholders or regulatory agencies.

These facts are verifiable through the company or from current and former employees.

Signed,

Aquila Employees Who Believe in the Code and are Fed Up with Greed and Dishonesty.

cc:	Federal Bureau of Investigation (FBI)
Securities and Exchange Commission (SEC)
Kansas City Star
Kansas City Business Journal

APPENDIX 2

Attorney Profile

Paul H.  Dawes

Partner,
Litigation Department,
SiliconValley

Areas of Expertise

Paul H.  Dawes is the former National Chair of the firm’s Litigation Department, which consists of approximately 500 lawyers.  His practice focuses upon complex business litigation and also involves providing advice to boards of directors and committees of publicly owned corporations.  He has tried many jury and non-jury cases involving corporate and securities matters, intellectual property disputes and regulatory authority investigations, having represented clients in the computer, software, brokerage, automobile, banking, investment, electronics, communications, health care, biotechnology, real estate and energy industries.  He also has handled a wide variety of domestic and international arbitrations and mediations for diverse clients.  He obtained the largest arbitration award in the history of the Court of Arbitration of the ICC ($364 million).  After a nationwide peer-review survey of 15,000 leading attorneys throughout the country, Mr. Dawes was again recently selected as one of the “Best Lawyers in America.” Named one of America’s Leading Business Lawyers in Chambers USA 2003-2004, Mr. Dawes was singled out for the “absolute clarity and business sense” that he brings to complex business litigation and securities.

Mr. Dawes served on the Council of the American Bar Association’s Litigation Section (the governing body of the 60,000-member group), was co-chair of the Section’s Business Torts and Corporate Counsel Committees, as well as a member of its Task Force of the Judiciary.  He was Chair of the Committee on Securities Litigation for the Bar Association of San Francisco.  He is a Bencher Member of the American Inns of Court, Santa Clara Inn, and a member of the American Law Institute.  In the field of writing, Mr. Dawes is the Co-Editor of Corporate Compliance Series, Clark, Boardman and Callahan (1993) and Co-Author of “Business and Commercial Litigation in the Federal Courts,” (Chapter on Provisional Remedies), Published by West, 1998.  Mr. Dawes serves on the editorial advisory board of the Securities Reform Act Litigation Reporter, for James Publishing, Inc.’s Litigation Management Publication and on the select panel of trial lawyers of the National Union Insurance Company’s Directors and Officers Liability Panel and Monitor Liability Managers, Inc.  Mr. Dawes was the firm representative for the Stanford Research Center on Conflict and Negotiation.  He has been an active lecturer on litigation programs sponsored by the Practicing Law Institute (thirteen consecutive years), the California Continuing Education of the Bar, Prentice Hall-Law and Business, the Association of Business Trial Lawyers, the Directors, Roundtable, Glasser LegalWorks and the American Bar Association.  Mr. Dawes served as a lawclerk to Chief Judge David N.  Edelstein, United States District Court for the Southern District of New York, in 1970-72.  In addition to his bar-related activities, Mr. Dawes belongs to the International Myeloma Foundation.  He is qualified to practice before the California and New York bars.

© Copyright 2004 Latham & Watkins.  All rights reserved.

William R.  Baker, III

Partner,
Litigation Department,
Washington, D.C.

Education

J.D., Georgetown University Law School, 1983

A.B., University of Notre Dame, 1979

Areas of Expertise

William R.  Baker III is a partner in the Washington office of Latham & Watkins.  Mr. Baker’s practice focuses on representing individuals and entities in SEC enforcement matters and in counseling corporations and their officers regarding disclosure and corporate compliance issues.

Prior to joining Latham & Watkins, Mr. Baker was Associate Director of the Division of Enforcement at the United States Securities and Exchange Commission, where he worked for 15 years.  In that capacity, he was responsible for supervising a broad range of enforcement activities, including investigations involving issuer accounting fraud and other disclosure violations, insider trading, market manipulation and broker dealer misconduct.  During his tenure as Associate Director Mr. Baker lead numerous high-profile investigations that resulted in several landmark enforcement actions including the global settlement in 2000 involving the Commission, the Department of Treasury, the Department of Justice, the Internal Revenue Service, the National Association of Securities Dealers, and 21 securities firms that resulted in those firms paying a total of $195 million to resolve claims that the firms charged excessive mark-ups on government securities, and the Commission’s action against WorldCom Inc., involving one of the largest financial frauds in history.

A 1983 graduate of Georgetown University Law School, Mr. Baker clerked for the Hon.  Douglas W.  Hillman, United States District Judge for the Western District of Michigan, and spent three years in private practice before joining the Commission.  He is a recipient of the SEC’s Stanley Sporkin Award, awarded by the Chairman of the SEC in recognition of outstanding contributions to the Enforcement program, and of the Commission’s Law and Policy Award.

Mr. Baker is an adjunct professor at George Washington University Law School, where he teaches Securities Regulation.  He is a frequent speaker and panelist on securities law issues at programs organized by a wide variety of groups, including the American Bar Association, the District of Columbia Bar Association, the Securities Industry Association, The Bond Market Association, the Justice Department’s National Advocacy Center, the Practicing Law Institute, Georgetown University Law Center and Stanford Law School.

© Copyright 2004 Latham & Watkins.  All rights reserved.

Pamela S.  Palmer

Partner,
Litigation Department,
Los Angeles

Education

J.D., University of Southern California, 1982

Order of the Coif, Editor, Southern California Law Review

B.A., University of California, Irvine, 1978

Philosophy, with honors

Areas of Expertise

Pamela Palmer is a litigation partner in Latham & Watkins’ Los Angeles office.  She specializes in securities class action litigation under the Private Securities Litigation Reform Act, as well as professional liability defense, financial accounting disputes, and other complex business disputes.  Ms.  Palmer counsels clients regarding disclosure obligations,fiduciary duties, and corporate governance, including under the Sarbanes-Oxley Act.  She represents clients in internal corporate investigations, audit committee matters, and SEC proceedings.  Ms.  Palmer has represented public companies, officers, directors, underwriters, financial institutions, and major accounting firms in matters involving a wide range of industries, including pharmaceutical, software, hardware, gaming, telecommunications, health care, and financial services.  Ms.  Palmer has achieved numerous defense victories for clients on motions, at trial and at arbitration.  She has a strong track record of winning cases in pre-trial motions.

Ms.  Palmer lectures and publishes regarding securities litigation, professional liability defense, and corporate governance, including for, among others, the American Bar Association, the Center for Professional Education, the California State Bar Association, Wall Street Lawyer, and Latham & Watkins’ client seminars and newsletters.

Ms.  Palmer currently Co-Chairs the American Bar Association’s Professional LiabilitySubcommittee of the Committee on Class Actions & Derivative Suits.  She also serves on Latham & Watkins’ Ethics Committee.  Prior to practicing law, she served as a judicial clerk to the Honorable Walter Ely, Ninth Circuit Court of Appeals.

© Copyright 2004 Latham & Watkins.  All rights reserved.

Patrick E.  Gibbs

Partner,
Litigation Department,
Silicon Valley

Education

J.D., UCLA School of Law, 1994

B.S., Santa Clara University, 1991

Phi Beta Kappa

Areas of Expertise

Patrick Gibbs is a partner in the Silicon Valley office.  Mr. Gibbs joined Latham & Watkins in 1995, following a judicial clerkship with Judge William D.  Keller of the United States District Court for the Central District of California.  Mr. Gibbs has worked on a broad range of litigation matters in state and federal courts and in arbitration.  In addition, he has assisted several Latham & Watkins clients with internal corporate investigations and SEC investigations.  Mr. Gibbs has particular expertise in litigating class actions, including consumer fraud, securities, and employment class actions.  He also has substantialexperience litigating claims of wrongful discharge, including “whistleblower” claims under state and federal law.

Representative Matters

Mr. Gibbs represented winemaker Kendall-Jackson in a federal civil rights action challenging the constitutionality of the Illinois Wine and Spirits Industry Fair Dealing Act of 1999, a statute purporting to regulate wine and liquor distributorships.  The case resulted in a judgment declaring the Act unconstitutional and permanently enjoining the members of the Illinois Liquor Control Commission from enforcing the Act.

In 1998, Mr. Gibbs worked for two months full time on a pro bono basis for the Federal Defender Program in the Northern District of lllinois.  During that time, Mr. Gibbs assisted with all aspects of indigent criminal defense.  Since leaving the Program, Mr. Gibbs has continued to handle cases for the office on a pro bono basis, and has second-chaired two federal criminal jury trials.

Professional Memberships

Mr. Gibbs is a member of the American Bar Association Section of Litigation’s Committee on Class Actions and Derivative Suites.  He is also a member of the Chicago Bar Association’s Class Litigation Committee and is a former Chairman of the Chicago Bar Association’s Securities Litigation Sub-Committee.  Mr. Gibbs is currently a member of the Chicago Bar Association’s Judicial Evaluation Committee.

© Copyright 2004 Latham & Watkins.  All rights reserved.

Richard Corgel

Managing Director

rcorgel@navigantconsulting.com

Navigant Consulting, Inc.

550 S.  Hope St.

Suite 2850

Los Angeles, CA 90071

Phone (213) 452-4519

Fax (213) 622-8699

Mr. Corgel is a Managing Director in the Los Angeles office of Navigant Consulting, Inc.  He specializes in financial investigations and litigation consulting activities.  Mr. Corgel is licensed as a CPA (California, 1976) and is a member of the AICPA and California Society of CPA’s.  He graduated from Syracuse University (B.A.  in Business Administration, M.S.  in Tax Accounting).

RELEVANT EXPERIENCE

During his career, Mr. Corgel has supervised and conducted financial audits, purchase and due diligence investigations, special investigations, internal control reviews, and other special purpose projects.  His clients have included SEC registrants and private enterprises across a broad range of industries including telecommunications (both regulated and unregulated), energy (regulated and unregulated), entertainment and professional sports, and health care, among others.

Mr. Corgel has deep experience in each of the elements of complex financial investigations and litigation matters.  His experience includes analysis and assessment if causation factors in circumstances where accounting, financial reporting, auditing, or SEC compliance issues exist.  Mr. Corgel also assists legal counsel regarding litigation and dispute resolution strategies relating to complex financial issues.

PROFESSIONAL EXPERIENCE

September 2002 – Present	Navigant Consulting, Inc.
Los Angeles, CA

Managing Director – Financial Investigations / Litigation Consulting Services

•                  Responsible for developing and growing a professional practice in financial investigations and litigation consulting using expertise in the areas of accounting / finance and litigation matters.

Expertise offered in:

Financial Reporting Matters

•                  Investigations of accounting / financial reporting improprieties

•                  Consultation on accounting and financial reporting practices

•                  Independent assessment of restatements

•                  Consultation on corporate governance, Audit Committee, and audit matters

Litigation and Regulatory Matters

•                  Consultation on legal strategy as it relates to accounting, financial reporting, audit, and SEC matters

•                  Assistance in witness preparation

Corporate Governance Services

•                  Independent advisory services for Audit Committees

•                  Consultation on quality and risk management

April 2001 - August 2002 Arthur Andersen, LLP	Los Angeles, CA

Managing Practice Director-North America Audit Practice

•                  Responsible for the planning and strategy of quality/risk management programs for the North America Audit Practice

•                  Manage and provide guidance to 15 practice directors (partner level) and several administrative and research staff

•                  Responsible for providing expert services to approximately 800 audit partners and 10,000 professional personnel (local and international)

•                  Participate in numerous legal strategy and crisis management sessions

•                  Consult and direct partners on highly complicated and technical accounting, financial reporting and auditing matters

•                  Interface with high level client management and prominent attorneys

•                  Present issues in meetings with the Securities and Exchange Commission

•                  Interface with political figures, staff and committees

•                  Plan, direct and manage partner compensation and partner promotion

March 1996-April 2001	Arthur Andersen, LLP	Los Angeles, CA

Practice Director – Southwestern United States Audit Practice

•                  Responsible for quality and risk management in Southern California, Arizona, Hawaii, Nevada, and New Mexico; and for the utility and telecom industries, and entertainment industry

•                  Significant interaction with client executives, legal counsel and others

•                  Provided consultation on technical accounting, financial reporting and auditing matters with approximately 100 audit partners and 1,200 professional personnel

•                  Supervised and consulted on various IPO’s

1989-1996	Arthur Andersen, LLP	Los Angeles, CA

Audit Division Head – Los Angeles Audit Practice

•                  Managed audit practice of 15 partners, 160 personnel

•                  Managed client relationship matters and administrated audit personnel promotion, compensation and matters related to day-to-day operation

•                  Served as audit and/or quality control partner on numerous large audit engagements

1972–1989	Arthur Andersen, LLP	Various Locations

Professional Staff to Engagement Partner

•                  Worked in progressive audit positions in New York (1972-1975), San Francisco (1975-1979) and Los Angeles (1979-2002) offices

•                  Worked in a variety of client engagements, but specialized in entertainment companies and regulated utilities

•                  Provided expert testimony in California Public Utilities Commission proceedings, before the New Mexico Public Service Commission and in Federal Tax Court

PROFESSIONAL LICENSES AND MEMBERSHIPS

Mr. Corgel’s professional licenses and memberships in professional associations are:

Certified Public Accountant – California (active, in good standing)

American Institute of Certified Public Accountants

California Society of CPAs

EDUCATION

Syracuse University	-B.A. in Business Administration (1971)
-M.S. in Tax Accounting (1976)

CIVIC / CHARITABLE ASSOCIATIONS

Mr. Corgel is significantly involved in the activities of the following civic/charitable organizations:

National Multiple Sclerosis Society – Southern California Chapter

(Trustee, past Chairman 1997 – 1998, member of Audit Committee)

Greater Los Angeles Zoo Association

(Trustee, past Chairman 1999 – 2000, member of Audit & Finance Committee)

Los Angeles Sports Council (Board member, member of Audit Committee)

Archdiocese of Los Angeles (member of Audit Committee)

Ernest N.  Dixon, CPA

Ernest N.  Dixon

Principal

Navigant Consulting

The Collier Center, Suite 1700

Phoenix, Arizona 85004-2245

Tel  602 528-8032

Fax 602 254-6163

edixon@navigantconsulting.com

Education and professional

•                  1986 - Bachelor of Accounting degree in from New Mexico State University

•                  Certified Public Accountant, State of New Mexico since 1991.

Employment

Navigant Consulting

•                  July 2002 to present

Arthur Andersen

•                  1998 to 2002

KPMG

•      1986 to 1998

Professional associations

•      Certified Public Accountant, New Mexico

•      Member, American Society of Certified Public Accountants

Publications

•                  Co-authored white paper on “Discontinuation of SFAS 71 for Regulated Electric Utilities,” 1998

•                  Authored white paper on “Application of SFAS 133, Accounting for Derivative Instruments in Electric Utilities,” 2000

•                  Co-developed KPMG Business Combination Manual, 1995

•                  Prepared and presented “Accounting for Business Combinations” for capital Formation Seminar, 1999

•                  Prepared and presented “Accounting for Special Transactions” for Introduction to Mergers and Acquistions, 1997

•                  Prepared and presented “Changes in Natural Gas Regulation” for American Gas Association, 1996

•                  Prepared and Presented “Accounting for Discontinuation of SFAS 71”, Utilities Reports Annual Accounting and Tax update, 1997

Ernest is a Principal in the Phoenix office of Navigant Consulting.  Ernest has over 16 years experience in accounting, auditing and consulting for Fortune 500 and middle market clients.  Ernest specializes in litigation consulting, accounting and rate making for regulated industries and business combinations.  He also performs project management for large and complex claims and disputes.  His work has included financial due diligence, federal and state rate case support and rate design, professional malpractice claims, and business combination transaction structure.

Specific Case Examples – Energy Trading

•                  Litigation Consulting, Energy Marketing – Ernest was a lead in performing the accounting investigation on the energy trading activities of the nation’s largest energy trading company.  This investigation concentrated in identifying round-trip energy trades, improper accounting for pre-paid forwards, existence of off-balance sheet financing partnerships, and improper mark-to-market of energy related derivative contracts.  This investigation determined the overstatement of revenues, improper recording of mark-to-market income, and improper income related to off-balance sheet partnerships and securitization transactions.

•                  Regulated Industry, Accounting for Derivative Instruments – Ernest was the lead in reviewing, implementing, and determining internal control needs of a large electric utility’s energy trading and accounting for derivative instruments.  This project concentrated in identifying energy and other contracts that are derivative in definition, the proper accounting and mark-to-market accounting for derivative contracts, and changes to internal controls to properly account for the energy trading activities including long-term capacity contracts, covered-calls, energy puts and calls, spark-spreads, natural gas futures and forwards, and related hedging activities.

•                  Business Combinations, Generating Assets – Ernest assisted a strategic buyer in the financial due diligence and transaction structure in an attempt to purchase the generating assets of a large electric utility in connection with the de-regulation of the California electric market.  Keys areas involved identifying financial considerations for pollution abatement costs, existing energy commodity contracts, and accounting for market valuation of the purchased assets.

Relevant Experience

Litigation Consulting

•                  Assisted in assessing exposure for accounting malpractice practice claims related to a workers compensation insurance company, a regional consumer finance company, a construction engineering firm, an automobile salvage company, a real estate finance company, a national retail grocery chain and an energy marketing company.

•                  Formulated rebuttal strategy for claims of negligence in the application of Generally Accepted Accounting Principals and Generally Accepted Auditing Standards,

•                  Analyzed and formulated counter-claims and damage assessment scenarios

•                  Consulted and assisted legal counsel in the deposition of fact and expert witnesses,

•                  Consulted and assisted legal counsel in the witness preparation off act and expert witnesses,

•                  Performed case management for document production and discovery,

•                  Managed the data intensive mining and extraction using document imaging and electronic databases.

Regulated Industries

•                  Assisted in the production and formatting of schedules for rate case filings in federal and state regulatory commissions,

•                  Assisted in the development and preparation of direct testimony,

•                  Developed rebuttal testimony and expert accounting advice,

•                  Prepared analysis of rate making for the recovery of sale/leaseback of generating stations using the FERC and book-breakeven methods,

•                  Assisted in the determination of flow-through taxes using the Reverse South Georgia calculation,

•                  Assisted in the implementation of SFAS 109, Accounting for Income Taxes,

•                  Assisted in the implementation of SFAS 133, Accounting for Derivative Instruments,

•                  Tested the proper accounting for plant costs under FERC chart of accounts for recently completed nuclear generating station,

•                  Assisted in the data accumulation and development of lead-lag studies for working capital requirements in rate base,

•                  Provided expert advice on discontinuation of regulatory accounting due to open access/deregulation legislative acts in Texas, New Mexico, California, and Arizona.

Business Combinations

•                  Assisted financial buyers in the due diligence and transaction structure in several successful transactions including a mail order clothier, a national golf retailer, a beverage company, a national home improvement retailer, health maintenance organizations, and several independent power production facilities.  Transaction sizes ranged from $85 million to over $1 billion.

2

•                  Assisted strategic buyers in the financial due diligence and transaction structure for purchase and pooling methods of business combinations.  Transactions included an electric turbine manufacturer, aero-space parts supplier, cross-border investments in United Kingdom/United states electric utility companies, and the purchase of generating stations in Europe and Asia.

•                  Assisted in the spin-off of a $500 million real estate finance company from a publicly held holding company.

Representative Clients

•                  Mayer Brown & Platt (Chicago and Washington D.C.)

•                  Sherman & Stirling (New York)

•                  Fulbright & Jaworski (Houston)

•                  Sidley & Austin (Chicago and Los Angeles)

•                  Latham & Watkins (Los Angeles)

•                  Quarles & Brady

•                  Chase Capital Partners

•                  Leonard Greeen & Partners

•                  Texas Pacific Group

•                  El Paso Electric Company

•                  Florida Progress/Florida Power

•                  Gainsville Regional Utilities

•                  Koch Industries

•                  Pan-Energy

•                  Salt River Project

•                  Sun Health Care Group, Inc.

•                  Westinghouse Power Generation

3

WAYNE R.  WILSON JR.

Position

Principal

Contact

wwilson@navigantconsulting.com

713.646.5012

Professional History

Senior Manager	Deloitte & Touche LLP	2001 - 2002
Director	PricewaterhouseCoopers LLP	1997 - 2001
Senior Consultant	Ernst & Young LLP	1995 - 1997

Education

CPA, State of Texas

Post-Graduate Course work: Major Field, Financial Accounting; Minor Fields, Finance and Econometrics; Arizona State University

M.S., Accounting, Focus on International Accounting and Finance, The University of Illinois

B.S., Accounting, Minors in Mathematics and Finance, Cameron University

Range of Experience

Mr. Wilson’s expertise is in the energy industry.  He has provided consulting services and expert testimony related to finance, accounting, and statistics.  These services and testimony have included SEC financial reporting for international entities, financial modeling, damages calculations, valuations, financing decisions, valuations of financial derivatives, due diligence, international project valuation, international energy regulations, lost profits calculations, fraud investigations, forensic accounting, SEC investigations, joint venture contract audits, accounting analyses and investigations of financially distressed and bankrupt entities, and general accounting services.

His expertise in the petroleum industry includes crude and natural gas valuation, product valuation, pricing of and accounting for production, pricing of and accounting for refined & processed products, transportation pricing, transfer pricing, royalty valuation, severance/conservation/ad valorem taxes, MMS matters, gas marketing best-practices, valuation of energy companies, accounting for joint interest billing, valuation of and accounting for derivatives for natural gas and natural gas liquids, and the use of mark to market accounting within the energy industry.  Mr. Wilson has specific petroleum segment experience in exploration, production, trading, transportation, petrochemical, olefins, and refining & processing.  His expertise in the power industry includes valuations of power projects, valuations of and accounting for financial derivative positions for power, contract audits of local distribution companies, power marketing best-practices, and accounting for power marketing operations.  Mr. Wilson’s international experience includes the Russian Federation, Kazakhstan, Indonesia, Latin America, China, and South Africa.

Selected Upstream Energy Experience

Royalties/Severance Tax

•                  Quantified damages associated with overriding royalty interest in oil & gas reserves in the Russian Federation.

•                  Quantified underpayments and overpayments of royalties and severance taxes on oil production.  Issues included use of incorrect ownership interest percentages, transportation allowances, and netback calculations.

•                  Calculated underpayments and overpayments of royalty and severance tax on natural gas production.  Issues included production valuation, transportation allowances, manufacturing allowances, on-site usage, and keep-whole calculations.

•                  Advised clients on issues related to MMS compliance including review and preparation of regulatory filings.

•                  Managed, reviewed, and performed royalty and severance tax audits on oil and gas production.  Issues included gas plant audits, pipeline incident investigation, manufacturing allowances, transportation allowances, quality differentials, keep-whole calculations, tract factor and royalty rate differences, and netback calculations.

Operator Audits

•                  Quantified damages associated with alleged fraud and embezzlement by an operator through the reconstruction of financial records.

•                  Quantified damages associated with duplicate invoicing of joint interest billings.

•                  Managed, reviewed, and performed forensic accounting investigations in the exploration and production segment of the energy industry.

Reserve/Interest Valuations

•                  Valued oil & gas reserves in the Russian Federation.

•                  Quantified damages associated with unpaid financing finder’s fees on oil & gas reserves in the gulf coast.

•                  Developed financial models for multinational oil companies for valuation of exploration and production projects in domestic and foreign regions including Latin America and the Former Soviet Union.

Other Upstream

•                  Calculated damages related to pricing of crude production, return on investment, and income tax issues.

2

•                  Developed process models of Oil and Gas companies for their use in identifying best practices and non-value-added activities.

•                  Performed risk analysis on current and potential investments of energy clients in unexplored, unproven, and proven properties.

•                  Provided expert testimony on damages related to a requirement’s contract in the lignite coal industry.

Selected Downstream Energy Experience

Trading

•                  Valued financial derivatives associated with oil & gas production on the Gulf Coast.

•                  Valued financial derivatives used in electricity trading.

•                  Quantified damages associated with breach of contract in the electricity trading industry.

•                  Provided expert testimony relating to damages associated with alleged breach of contract involving the sale of Carbon Black Oil.

•                  Performed a contract audit of a local distribution company for a gas wholesaler related to a Natural Gas Supply Management Agreement.

•                  Managed document review, document production, and electronic data discovery for a formal investigation of an energy trading entity by the Securities and Exchange Commission.

•      Provided expert opinion on accounting for energy trading operations.

•                  Provided assistance and expert opinion to creditor’s committee on a bankrupt energy trader.

Transportation

•                  Quantified lost profits associated with alleged line loss and blockage from natural gas pipeline.

•                  Quantified lost profits associated with alleged natural gas pipeline transportation overcharges.

•                  Quantified damages related to alleged diversion of natural gas volumes available for pipeline transportation.

3

•                  Performed lease-financing analysis on Jones Act Tankers used in transporting ANS crude.

Chemicals and Processing

•                  Provided expert testimony related to allegations of fraud.

•                  Provided expert testimony on damages related to a cost-plus procurement contract.

•                  Provided expert testimony related to allegations of defamation of character related to accounting practices.

•                  Provided expert testimony related to an audit of a vendor.

•                  Valued a polypropylene catalyst production business unit.

•                  Analyzed return on investment for a polypropylene joint venture.

•                  Valued licenses for exclusive use of polypropylene manufacturing technology.

•                  Quantified damages associated with pricing of catalyst for polypropylene production.

•                  Analyzed breach of contract, fraud, breach of fiduciary duty, and antitrust in a case in the polypropylene industry which involved valuation of process licenses, valuation of catalyst sales contracts, calculation of cost plus prices, and valuation of business segments.

•                  Audited claims associated with contaminated gas incident involving multiple pipelines and fractionators.

•                  Provided expert opinion and performed a contract audit of an integrated chemical facility related to and accounting for the operation of client’s Ethylene Oxide and Ethylene Glycol plant.

•                  Quantified the amount of a tax credit due involving disputed energy tax credits in the petrochemical industry.

•                  Developed stand-alone financial statements for each product produced at an integrated petrochemical facility.

Other Downstream

•                  Performed, managed, and reviewed financial analysis of energy companies.

•                  Provided technical support for Oil and Gas accounting and auditing staff of two Big-Six Accounting firms for complex accounting and financial issues.

4

•                  Prepared and reviewed SEC filings for Oil and Gas Companies (20-F, S-X, ADR Registrations).

•                  Quantified damages related to clean-up activities at an EPA Superfund site.

•                  Managed a forensic review of controlled equipment exported under license to the People’s Republic of China.

Selected Non-Energy Experience

•                  Managed, reviewed, and performed forensic accounting investigations in the construction industry.

•                  Managed fraud investigations in the restaurant industry.

•                  Managed accounting manipulation and fraud investigation in the business consulting industry.

•                  Managed fraud and forensic accounting investigation in the commercial real estate industry.

Professional Affiliations

American Institute of Certified Public Accountants

Texas Society of Certified Public Accountants

Houston Chapter of the Texas Society of CPAs

American Accounting Association

5

WAYNE R.  WILSON JR.
Navigant Consulting
Houston, TX
(713) 646-5012

Energy Related Engagements

Upstream Operations

•                  Nora Cleo Mew Johnston, et al.  v.  Santos USA Corporation, et al.- Provided expert testimony in a written report related to the calculation of damages related to mineral production in a property ownership dispute and appropriate accounting methods for mineral production costs.

•                  Mossbacher de Venezuela L.L.C.  v.  Astra Compañia Argentina de Petróleo S.A.  – Managed engagement to analyze post-closing adjustments arising from the purchase of assets related to a government-owned oil and gas block in Venezuela.  Assisted Astra by analyzing adjustments to determine the validity of proposed adjustments and evaluating the accounting treatment of specific accounts.

•                  Republic, et al.  v.  Shell Oil Company, et al.  - Managed engagement to provide expert testimony royalty accounting and valuation issues related to a dispute between a group of royalty interest owners and Shell.  Issues included determination of gross proceeds for crude oil, allocation of gross proceeds to royalty owners, determination of transportation costs, determination of market prices for crude oil, and analysis of Buy-Sell transactions.

•                  Alonso, et al.  v.  Shell Oil Company, et al.  - Managed engagement to provide expert testimony royalty accounting and valuation issues related to a dispute between a group of royalty interest owners and Shell.  Issues included determination of gross proceeds for crude oil, allocation of gross proceeds to royalty owners, determination of transportation costs, determination of market prices for crude oil, and analysis of Buy-Sell transactions.

•                  Northstar Resources, Inc.  and Northstar Gas Co., Inc.  v.  Natural Gas Clearinghouse, et al.  – Designated to provide expert testimony concerning appropriate accounting for a gas pipeline in regards to volumes, pricing, transportation, shrinkage, line-loss, and payment for production.  Quantified lost profits exposure due to line-loss, underpayments, overcharges and pipeline liquids.  Issues include Civil RICO, fraud, and consequential damages due to cash flow squeeze, lost profits, and valuation of reserves.

•                  Wolf et al.  v.  Chevron U.S.A.  et al.  – Managed engagement to provide expert testimony on royalty accounting and valuation issues related to a dispute between a group of overriding royalty interest owners and Chevron.  Issues included determination of gross proceeds for both condensate and residue gas, allocation of gross proceeds to wellheads, allocation of gross proceeds to royalty owners, allocation of proceeds from purchaser settlements to royalty owners, determination of pipeline transportation rates, and determination and allocation of severance, conservation, and advalorem taxes.

•                  Proteus International Co.  v.  ATP Oil & Gas Corporation - Provided expert consultation for settlement negotiations.  Issues included the calculation of an investor finder’s fee related to financing achieved for the development of oil & gas reserves in the gulf coast region, analysis of petroleum engineer reserve reports, valuation of warrants related to the value of future production, and valuation of a complicated multi-year financing arrangement.

•                  Quanto International Ltd.  v.  Mike Kerr, et al.  - Managed engagement to provide expert testimony for a court ordered arbitration.  Issues include the valuation of an overriding royalty interest in the development of oil & gas reserves in the Russian Federation, valuation of estimated future production, valuation of damages associated with lost royalty interest.

•                  Exxon v.  State of Alaska- Managed engagement to provide expert testimony at a Hearing before the Tax Authority of the State of Alaska.  Issues included tanker leasing terms, return on investment analysis for valuation of crude, COWPS limitations, ceiling prices on ANS crude, Buy-Sell contracts, valuation standards for ANS crude, level of detail of auditor review, review and analysis of crude shipping operation’s accounting records, and accounting theory issues.

•                  Noram (USA) v.  Midcon - Managed engagement to provide investigative services to a group of working interest owners in several offshore production projects in the Gulf of Mexico in order to detect duplicate billing, improper expenditures, and the possible existence of a Ponzi scheme.  Issues included royalty issues (MMS) overall accounting for an operator, working interest calculations, and review and analysis of accounting records of operator.

•                  Shoshone & Arapaho Tribe - Provided assistance to the tribes in their calculation, analysis, and collection of royalties and severance taxes associated with oil and gas production on tribal land.  Issues included review of gas plant allocations and accounting, crude and natural gas valuation for royalties and severance taxes, and keep-whole calculations.  Reviewed pipeline transportation allocations.  Reviewed take-or-pay contracts and purchaser contracts.

Downstream Operations

•                  In Re: Gas Producers Liquids, Inc., Debtor – Provided expert testimony to the Official Committee of Unsecured Creditors in written reports related to correct accounting methodologies and audit procedures for energy trading companies.  Issues included mark-to-market accounting, asian call options, forward contracts, asian put options, option valuation, net operating loss calculations, analysis of trading book, and calculation of trader losses.

•                  Special Investigative Committee of the Board of Directors of Enron Corp.  – Managed engagement to investigate financial engineering and accounting irregularities at large energy trading company in response to a Securities and Exchange Commission official inquiry into accounting restatements.  Provided expert analysis of database management for response to SEC Subpoena.  Assisted counsel in evaluating litigation risks through the review of accounting information, official company correspondence, and internal memoranda.  Issues included mark-to-market accounting, special purpose entities, debt retirement/transfer, accounting for leases, and conflict of interest.

•                  Phillips Petroleum Company v.  Ameripol Synpol Corporation and Engineered Carbons, Inc.  – Provided expert testimony in a written report related to an alleged breach of contract for the sale of Carbon Black Oil.  Issues included price differentials, yield differentials, and operational impacts of different qualities of Carbon Black Oil.

•                  TECO Pipeline Company, Ind.  and on behalf of TransTexas Pipeline Partnership v.  Valero Energy Corporation, et al.  – Managed engagement to provide expert testimony in arbitration related to damages incurred due to alleged mismanagement in the operation of a pipeline.  Issues included lost profits related to mismanagement, calculation of diverted volumes, estimating the market for natural gas transportation, estimating fees related to blending in the pipe, and an analysis of improper discounts on transportation fees.

•                  International Technology Corporation v.  Aberdeen Site Settlement and Participation Agreement Member Companies – Managed engagement to provide expert testimony in arbitration related to a Request for Equitable Adjustment presented by IT to the member companies.  Issues involved calculating efficiency, alternative damages calculation, analysis of labor, review of invoices provided in support of claim, and analysis of incremental vs.  fixed costs.

•                  Robert L.  Ellis d/b/a Elco Tech Engineering v.  Mobil Exploration and Producing Technical Center, et al.  – Provided expert testimony in testimony and in written reports related to a cost-plus procurement contract for a large downstream facility in Nigeria.  Issues included breach of contract, contract overcharges, fraud, defamation of character, and lost profits.

•                  The North American Coal Corporation v.  San Miguel Electric Cooperative, Inc.  – Provided expert testimony in deposition, at arbitration, and in written reports related to a services contract and a new pricing proposal.  Issues involved Generally Accepted Accounting Principles in the Mining industry, applicability of pricing proposals, analysis of cost behavior, equipment life, equipment efficiency, and evaluation of initial service proposal.

•                  LG&E Energy Marketing v.  City of Springfield, Illinois, City Water, Light, and Power Company - Managed engagement to provide expert testimony on damages arising from a default on a Daily Physical Call Option for Electricity.  Issues included synthetic option valuation, Black-Scholes valuation, Put-Call Parity valuation, market prices for next day electricity, trading decisions, portfolio balancing, and lost profits.

•                  Valence Operating Company v.  Warren Energy Corp.  et al- Designated to provide expert testimony concerning damage calculations related to an alleged breach of contract of a unitization agreement in east Texas.

•                  Union Carbide Corporation v.  Montell N.V., et al.  - Managed engagement to provide expert testimony on accounting and valuation issues related to a dispute over a joint venture in the polypropylene industry.  Issues included valuation of individual lines of business in the joint venture, analysis of accounting procedures in the joint venture, and fraud analysis.

•                  Borden v.  The United States of America -Managed engagement to provide expert testimony on accounting issues related to a claim for a tax credit, which had been rejected by the IRS.  Provided detailed asset-by-asset analysis on an integrated petrochemical complex, which supported Borden’s case.  Performed financial analysis on each product produced at the complex in order to evaluate the economic performance of the complex.  Analyzed Borden Chemicals and Plastics profitability as a segment.  Issues included tests for tax purposes, inflation adjustments, basis calculation, financial analysis, commodity pricing, and cost analysis.

•                  Sonat Gas Marketing  - Provided best practices consulting in the gas marketing industry.  Project issues included financial analysis of peer companies, development of database for analysis of peers, identification of best practices, and development of an action plan for client to implement the best practices which were identified.

Non-Energy Related Engagements

•                  Claims of Dr.  Kenneth and Janet Jensen against Randy Dishongh, M59 Joint Venture, MJ Willowbrook Joint Venture, and MI Partners – Managed engagement to evaluate the management by the general partner of several restaurants owned by limited partnerships.  Evaluated the accounting records and operational procedures through interviews and financial analysis.  Issues included mismanagement, forensic accounting, breach of fiduciary duty, and negligence.

•                  Dr.  Ronnie Andress, et al.  v.  Saltgrass, Inc., et al.  – Provided expert analysis of financial accounting practices in order to provide assistance to limited partners in evaluating buy-out offers from the general partner for their partnership, interests.  Issues included mismanagement, Generally Accepted Accounting Procedures, breach of fiduciary duty, breach of contract, Diversion of Assets, and forensic accounting.

•                  IQ Products v.  Radiator Specialty Company - Assisted in managing engagement to provide expert testimony on misleading advertising and implied falsity in the retail automotive aftermarket with damages claimed under the Lanham Act and USC 292.

•                  McGinnes Brothers v.  Billie Gladfelter McGinnes - Provided investigative services to an investor in order to detect fraud and embezzlement in a construction company in Houston by reviewing bids on city contracts and comparing those bids to actual costs.  Analysis of profit margins indicated a very low profit margin on jobs, which were subcontracted to a related party which was wholly owned by a member of the Board of Directors.  Prepared detailed analysis papers and reviewed the entire general ledger through the use of computer databases to identify questionable transactions.  Assisted client in receiving a substantial settlement through specific questions of the board member, which indicated our client’s knowledge of potential embezzlement.  Issues included forensic accounting, fraud and embezzlement detection, financial analysis, and related party transactions.

KROLL ZOLFO COOPER

Forensic & Litigation Consulting

Investigative & Security Technology Consultant

PROFESSIONAL PROFILE

Daryk Rowland

Daryk has worked with KroIl since 2001 as an Investigative and Security Technology Consultant for the Los Angeles Office.  He has over 20 years of law enforcement experience investigating criminal cases for both the U.S.  Attorney’s Office and the Orange County District Attorney’s office.  He was a Detective for the Huntington Beach Police Department where he was responsible for the investigation of high tech crime and the examination of computer forensic evidence.  During this time he worked numerous cases of child exploitation on the Internet and persons distributing child pornography.  He has also investigated other criminal cases which include software piracy, intrusions, and financial crimes.  His expertise has allowed him to called upon to assist the FBI, U.S.  Customs, U.S.  Postal and other local law enforcement agencies on several complex and major investigations.  Assigned for 5 years in the Special Investigation Unit with the Huntington Beach Police Department he became one of the first local law enforcement officer to investigate and monitor Internet criminal activity.  He is a recognized expert in the field and has testified in both the State and Federal court system.  He has also testified before the U.S.  Senate, California Legislature and the Commission on Online Child Protection (COPA) on the danger children face on the Internet.  Daryk has instructed and assisted in the development of courses for the California Department of Justice.  These courses deal with High Tech and Computer Crimes, Investigation of Internet Crimes and Computer Forensics for the Advanced Investigator.  He speaks and teaches professional organizations throughout the United States for the U.S.  Attorney General, FBI, California District Attorneys, National District Attorney Association, American Prosecutor Research Institute, and many other associations.

Cross Section of Experience

Law Firms:

•                  Quinn Emanuel Urquhart

•                  Fenwick and West

•                  Brobeck, Phleger & Harrison

•                  Irell & Manella

•                  Latham & Watkins

•                  Orrick, Herrington & Sutcliffe

•                  Morrison & Foerster

•                  Gibson, Dunn & Crutcher

Companies:

•                  Matel, Inc.

•                  Direct TV

•                  Yahoo

•                  Samsung

•                  City of Los Angeles

•                  Kearney AT Inc.

•                  State of California

•                  JBL

Professional Associations

High Technology Computer Investigators Association (HTCIA)

International Association of Computer Investigative Specialists (lACIS).

PETER A.  KYVIAKIDIS, C.P.A.

Peter Kyviakidis joined Kroll Zolfo Cooper during April 2002.  Immediately prior to joining Kroll Zolfo Cooper, Mr. Kyviakidis was employed as the worldwide head of the internal audit and operations analysis department of a global leader in the high technology industry.  In this capacity, Mr. Kyviakidis reported directly to the chairman of such entity’s audit committee.  While in this role, Mr. Kyviakidis lead both an internal investigation into the GAAP revenue recognition practices of such entity as well as a business practice review of this company’s world wide sales and services function.  Prior to that he was a director with the firm of Deloitte & Touche, where he spent approximately 16 years as a client service professional.  A native of Long Island, New York, Mr. Kyviakidis spent 11 years of his career with Deloitte as a financial statement auditor, serving clients in both Deloitte’s New York City and Jericho (Long Island), New York offices.  These clients included high technology (hardware, software, and internet e-commerce), manufacturing, retail, consumer products, media, telecommunications, professional services, investment partnerships, biotechnology, and venture capital concerns ranging in size from development stage start-ups to publicly held multinational global industry leaders.  Mr. Kyviakidis spent approximately 5 years working with Deloitte’s Litigation and Dispute Consulting Services Group based in Deloitte’s New York City office.  During these five years, Mr. Kyviakidis worked closely with attorneys from some of the nation’s leading law firms.

EXPERIENCE

As a consultant in Kroll Zolfo Cooper’s Forensic Accounting and Litigation Consulting Services Group, Mr. Kyviakidis’ experience has included:

•                  providing expert assistance to counsel for the plaintiffs in connection with an auditor malpractice lawsuit involving the bankruptcy of what was formerly the largest not for profit integrated health care provider in the United States.

•                                          leading a forensic accounting investigation involving the determination of whether the assets and liabilities of the largest bankruptcy debtor in United States history were hopelessly entangled for purposes of assisting bondholders’ counsel in arguing against the substantive consolidation of the debtor’s bankruptcy estate.

•                  leading a forensic accounting investigation involving the misreporting of certain energy commodity trading information by a major multinational energy company.

As a consultant in Deloitte’s Litigation and Dispute Consulting Services Group, Mr. Kyviakidis’ experience included:

•                  leading special investigations, initiated by corporate boards of directors and under the direction of such boards’ special counsel, into the propriety of certain accounting policies as well to the appropriateness of the accounting treatment applied to specific transactions involving high technology, consumer products and manufacturing companies

•                  consulting with counsel on various accounting issues, including purchase price disputes

•                  assisting a neutral arbitrator in a dispute involving a one-half billion dollar purchase price adjustment

•                  participating on the defense teams of multi-million dollar securities class action lawsuits

•                  leading forensic accounting investigations of alleged fraudulent financial reporting and other frauds involving entities in various industries including manufacturing, high technology, consumer products and publishing

•                  leading a Deloitte engagement team in the audit of an environmental insurance claim, of approximately $500 million, involving the largest Superfund site in United States history

•                  assist in the performance of a valuation of a multi-hundred million dollar inventory of diamonds, gems, and precious metals in connection with the liquidation of a bankrupt consortium of diamond and precious metals dealers

•                  assisting counsel throughout the litigation process with document review, research, witness  interviews and other fact investigation

As an accountant and auditor Mr. Kyviakidis’ professional experiences include:

•                  audits of corporations, partnerships, and other entities and organizations in the technology  (hardware, software, and internet), manufacturing, retail, consumer products, professional services, telecommunications, biotechnology, media, and venture capital industries

•                  clients served include R.  H.  Macy and Company, Inc., Luxottica S.A.  (the world’s leading manufacturer, distributor, and retailer of eyeglass frames), Infogames, Inc.  (one of the world’s leading developers of interactive videogames), Comverse Technology, Inc., Merrill Lynch Media Partners, L.P., The Long Island Venture Group, Inc., SunComm Communications, Inc., CCC Network Systems, Inc., Softheon, Inc., BelCom, Inc., Wastewater Biological Systems, Inc., Transurgical, Inc., Cadwalder Wickersham & Taft,  Hughes Hubbard & Reed, Kelley Drye & Warren, Keilin & Bloom, and McFarland Dewey  & Co., L.P.

•                  rendering accounting and auditing services to clients in connection with SEC matters, including such clients’ financial reporting and disclosure requirements under federal securities laws with respect to both recurring quarterly and annual filings as well as matters involving the initial public offering process

•                  working closely with clients in all aspects of merger and acquisition activities, including due diligence of acquisition candidates, determination of appropriate accounting for the transaction, and calculation of the purchase price adjustments

•                  performing internal control reviews for clients in the technology, consumer products, and manufacturing industries

•                  was selected for and participated on a select Deloitte internal team responsible for the reengineering of the Deloitte worldwide audit approach

PROFESSIONAL ACTIVITIES

Mr. Kyviakidis is a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of CPAs.

•                  Mr. Kyviakidis has extensive public speaking experience at both professional and industry trade group meetings, having spoken on such topics ranging from Business Valuations, Financing A Business, Raising Venture Capital, Strategies For Going Public, to technical accounting topics such as SEC reporting and disclosure requirements, Accounting For Software Revenue Recognition, Accounting For Stock Options, SFAS #’s 52, 95, 96, 105, 106, 107, 109, FIN 44, SOP 97-2, and SAB 101.

•                  Mr. Kyviakidis is a published author with respect to accounting and SEC reporting issues as they relate to High-Technology companies.  Additionally, Mr. Kyviakidis co-authored a research paper entitled “The Impact Of Financial Accounting No.  133, Accounting For Derivative Financial Instruments And Hedging Activities On Forecasting Earnings, Risk, And Stock Prices,” that was presented to the International Institute of Forecasters’ Annual Symposium in Washington, D.C.  during June 1999.

•                  Mr. Kyviakidis was the opening speaker and panel moderator for Deloitte’s e-commerce and entrepreneur seminar series for the Long Island, New York Region.

•                  Mr. Kyviakidis was a member of the Long Island Capital Forum Steering Committee.

EDUCATION

Mr. Kyviakidis graduated Summa Cum Laude from New York University with a Bachelor of Science degree in both accounting and economics.

Mr. Kyviakidis has attended and taught Deloitte & Touche continuing education courses related to a wide range of business, accounting, SEC reporting, and auditing topics.

[GRAPHIC]

Our People Property Commercial General Litigation Commercial Litigation Private Client Services Executive Management

Cathryn Nolan

Partner

Cathryn was previously practising on her own account with Nolan Legal, now merged with Abbott Stillman & Wilson.  Cathryn heads up the Mergers & Acquisitions team within the Commercial Group.

Cathryn’s practice includes:

•                  Corporate and Securities Law

•                  structuring equity and project financings

•                  business structuring

•                  due diligence programs

•                  drafting and negotiating a range of commercial transaction documents, divestments and mergers, joint ventures, sale contracts, royalty agreements, interpretation and application of mining and electricity laws

•                  private and public capital raisings & ASX listings involving Australian, UK, US, Chinese and other Asian based companies

Cathryn’s skills are enhanced as a consequence of:

•                  advising foreign companies in relation to their obligations to their Australian shareholdings and competition and merger aspects of Australia’s trade practices laws;

•                  previous experience as in-house Counsel, corporate adviser and project manager for an Investment Bank; and

•                  previous experience working in Hong Kong on large M&A projects in the energy and IT industries.

The breadth and diversity of Cathryn’s experience in Australia and overseas lends a unique commerciality to the sometimes technical and specialist areas in which she practises.  She sees herself as primarily a general commercial lawyer with specialist experience in Corporations Law and Project I Capital Finance.  Her focus on the commercial requirements of any deal make her a valuable part of the commercial team in any transaction.  Her clients consistently turn to her for strategic and commercial advice as well as ‘traditional’ legal services.

Admission to practise 1989

1

APPENDIX 3

Witnesses Interviewed by the Committee

1.             Anderson, Chris

2.             Anderson, Kevin

3.             Ayers, Jeff

4.             Bacon, Don

5.             Baker, Jack

6.             Banning, Jerl

7.             Barnes, Alan

8.             Brook, Jim

9.             Butkus, Al

10.           Cole, Michael

11.           Dage, Tony

12.           Dammeyer, Daran

13.           Dobson, Richard

14.           Ferguson, Wes

15.           Garwood, Marcia

16.           Giesecke, Matt

17.           Green, Bob

18.           Green, Rick

19.           Harrod, Patricia

20.           Hinsley, Ron

21.           Holthouse, Melissa

22.           Holzwarth, Bob

23.           Jonagan, Michael

24.           Kempke, Darin

25.           Kunasek, John

26.           Leeds, Laura Hall

27.           Mason, Jan

28.           McElwreath, Sally

29.           Meyer, Mike

30.           Miller, Randy

31.           Mills, Ed

32.           Morton, Leo

33.           Myers, Jerry

34.           Nichols, Dick

35.           Ondarchie, Keith

36.           Parrette, Les

37.           Payne, Cal

38.           Perkins, Paul

39.           Rathjen, Steve

40.           Reed, Mark

41.           Sandring, Becky

42.           Shealy, Brock

43.           Smith, Bennie

44.           Sobel, Paul

45.           Sotak, Ruth

46.           Stamm, Keith

47.           Streek, Dan

48.           Templeman, Laura

49.           Watkins, Eric

50.           Zajac, Mark

51.           Zimmer, Hugh

APPENDIX 4

Index of Documents Reviewed by the Committee

1.                                       Real Estate Review – 20 West 9th Street, Kansas City, MO

2.                                       Certificate of Incorporation (including Articles of Incorporation, Stock Certificates), 9th  & Baltimore Corporation

3.                                       Limited Liability Company Agreement, dated 5/26/95, Certificate of Formation  (Delaware), 9th & Baltimore Restoration Co., L.L.C.

4.                                       Certificate of Limited Partnership (Missouri); Agreement of Limited Partnership; First Amendment to Agreement, 9th & Baltimore Associates, L.P.

5.                                       Letter dated 9/30/93 from Hugh Zimmer to Robert K.  Green, dated 9/30/93 re: news article from “Kansas City Star”; Title Insurance

6.                                       Letter dated 10/4/93 from Hugh Zimmer to Robert K.  Green re: information from Tom Rule appraisal in 1991

7.                                       Letter dated 12/27/83 from Hugh Zimmer to Robert K.  Green re: evaluation of the building acquisition

8.                                       Letter dated 1/25/94 from Hugh Zimmer to Robert K.  Green enclosing a copy of “Funding and Acquisition Agreement”

9.                                       Letter dated 1/4/93 from Hugh Zimmer to Robert K.  Green re: information from Tom Rule appraisal in 1991

10.                                 Memorandum to Bob Green from Randy Miller, dated 3/17/94 re: New York Life Building

11.                                 Letter dated 5/3/94 from Hugh Zimmer to Robert K.  Green re: update on downtown project

12.                                 Article from the Kansas City Star dated 6/17/94

13.                                 Letters dated 6/13/94 and 6/27/94 from Hugh Zimmer to Robert Green re: update on project

14.                                 Letter dated 6/30/94 from Hugh Zimmer to David A.  Fenley re: insurance certificate

15.                                 Letters dated between 7/25/94 and 8/2/94 from Hugh Zimmer to Robert K.  Green re:  updates on project and Proposal for Environmental Services from Dames & Moore

16.                                 Funding Agreement; First Modification to Funding Agreement; Letters re: updates; Notice of Public Hearing

Index of Documents

17.                                 Letter dated 9/20/94 from Hugh Zimmer to Robert K.  Green re: preliminary design report; Letter to Robert K.  Green, dated 9/26/94 re: The New York Life Building Tax Increment Financing Plan and Tax Increment Financing Commission Redevelopers Kit Request for Proposals

18.                                 Tax Increment Financing Commission Economic Activity Taxes Policy and Procedures; The New York Life Building Tax Increment Financing Plan

19.                                 Letters dated 12/12/94 and 12/19/94 from Hugh Zimmer to Robert K.  Green re: updates on project

20.                                 Letter dated 12/28/94 from Hugh Zimmer to Robert K.  Green re: repairs; Grant Agreement

21.                                 Letters dated 1/3/94, 1/9/94, 1/16/94 from Hugh Zimmer to Robert K.  Green re:  restoration; appraisal (Jim Fern); re: Acquisition Funding Agreement; Agreement between the Tax Increment Financing Commission of Kansas City, Missouri

22.                                 Letters dated 1/16/95 and 1/30/95 from Hugh Zimmer to Robert K.  Green re: second appraisal; TIF Commission contracts

23.                                 Letter dated 2/7/95 from Hugh Zimmer to Robert K.  Green re: response from owners

24.                                 Letters dated 2/14/95 and 2/20/95 from Hugh Zimmer to Robert K.  Green re: update; TIF Commission petition

25.                                 Letter dated 2/20/95 from Hugh Zimmer to Robert K.  Green re: Acquisition of property and commencement of construction

26.                                 Letter dated 3/3/95 from Blackwell Sanders to Judy Samayoa, Hugh Zimmer, Randal Miller and Alfred Hagemann re: draft of Lease

27.                                 Ordinance No.  941543; Letter to Robert K.  Green, dated 3/7/95 re: approval of TIF plan; Ordinance No.  941544

28.                                 Letters dated from 3/21/95 through 5/31/95 from Hugh Zimmer to Robert K.  Green re:  meetings with D.  Ahner (Boatmen’s)

29.                                 Letter dated 5/11/95 from Hugh Zimmer to Robert K.  Green re: hearing on condemnation

30.                                 Letter dated 6/6/95 from Hugh Zimmer to Robert K.  Green re: estimate from J.  E.  Dunn

31.                                 Letters dated 6/9/95 and 6/12/95 from Hugh Zimmer to Robert K.  Green re: appraisal; value of building

32.                                 Letter dated 6/8/95 from David Fenley (Blackwell Sanders) to Stewart Title re:  Acquisition Funding Agreement

33.                                 Special Warranty Deed/Title Insurance

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34.                                 Phase II Acquisition

35.                                 Ordinance No.  951485

36.                                 Ordinance No.  951486

37.                                 Real Estate Sale Contract

38.                                 Title Issued by Stewart Title Insurance

39.                                 Title Insurance Policy

40.                                 Special Warranty Deed

41.                                 Bill of Sale

42.                                 Letter of Credit

43.                                 Lease

44.                                 Letter to Stewart Title re: Real Estate Sale Contract dated 11/6/95

45.                                 Buyers Final Closing Statement

46.           Certificate of Limited Partnership  - Missouri

47.                                 Certificate of Good Standing – Missouri

48.                                 Letters to Robert K.  Green re execution of lease

49.                                 Development Fee and Loan Agreement

50.                                 Transfer of Interests in and Dissolution of 9th & Baltimore Associates, L.P.

51.                                 Acknowledgement and Consent of General Partner

52.                                 Consent of Members of 9th & Baltimore Restoration Co.  L.L.C.

53.                                 Certificate of Cancellation – Delaware

54.                                 Supplement to Agreement of Limited Partnership (UCU Finance Corp.)

55.                                 Supplement to Agreement of Limited Partnership (Agricultural Investments Inc.)

56.                                 Statement of Unanimous Consent of Board of Directors (UCU Finance)

57.           Statement of Unanimous Consent of Board of Directors (Agricultural Investments Inc.)

58.                                 Assignment of Limited Partnership Interest (UCU Finance)

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59.                                 Assignment of Limited Partnership Interest (Agricultural Investments Inc.)

60.                                 Exercise of Option to Purchase General Partner Interest

61.                                 Assignment of General Partnership Interest

62.                                 Amended Certificate of Limited Partnership

63.                                 Consent to Dissolution

64.                                 Certificate of Cancellation – Missouri

65.                                 Amendment to Lease

66.                                 Letter from Hugh Zimmer re: tax returns

67.                                 Assignment and Consent

68.                                 Certificate of Limited Partnership

69.                                 Articles of Limited Partnership

70.                                 E-mail correspondence from Tom McMahon to Ellen Darling re Zimmer Partners

71.                                 Assignment and Consent

72.                                 Articles of Limited Partnership of Zimmer Partners – 185 L.P.

73.                                 Various Title Documents re: Raytown, Missouri Facility

74.                                 Various Title Documents re: Omaha, Nebraska Facility, Parcel 1

75.                                 Various Title Documents re: Omaha, Nebraska Facility, Parcel 2

76.                                 1985 Form 10-K – UtiliCorp United

77.                                 1994 Form 10-K405, filed March 14, 1995 – Aquila, Inc.

78.                                 1995 Form 10-K405, filed February 21, 1996 – Aquila, Inc.

79.                                 1996 Form 10-K405, filed March 14, 1997 – Aquila, Inc.

80.                                 1997 Form 10-K, filed March 19, 1998 – Aquila, Inc.

81.           1998 Form 10-K, filed March 26, 1999 – Aquila, Inc.

82.           1999 Form 10-K, filed March 29, 2000 – Aquila, Inc.

83.           2000 Form 10-K405, filed March 29, 2001 – Aquila, Inc.

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84.           2001 Form 10-K405, filed March 21, 2002 – Aquila, Inc.

85.           2001 Form 10-K/A, filed May 3, 2002 – Aquila, Inc.

86.           2001 Form 10-K/A, filed August 14, 2002 – Aquila, Inc.

87.           2002 Form 10-K, filed April 15, 2003 – Aquila, Inc.

88.           1995-2003 Forms 8-K and 8-K/A – Aquila, Inc.

89.           1995-2003 Forms 10-Q and 10-Q/A – Aquila, Inc.

90.           Form S-4, filed September 30, 2002 – Aquila, Inc.

91.           11-K filed July 1, 2002 – Aquila, Inc.

92.           1997-2002 Annual Reports – Aquila, Inc.

93.           1999-2003 Proxy Statements – Aquila, Inc.

94.           Various other SEC filings relating to Aquila, Inc.

95.           1998-2002 Forms ARS – Aquila Merchant Service, Inc.

96.           Form 10-Q filed June 1, 2001 – Aquila Merchant Service, Inc.

97.           Form 10-Q filed August 13, 2001 – Aquila Merchant Service, Inc.

98.           Form 10-Q filed November 14, 2001 – Aquila Merchant Service, Inc.

99.           Form 10-K filed April 8, 2002 – Aquila Merchant Service, Inc.

100.         Prospectus for Equities – Unquoted, lodged with the ASIC on 8/11/00 – Uecomm

101.         Disclosure Notice – Prospectus, lodged with the ASIC on 8/28/00 – Uecomm

102.         1995 Annual Return, lodged with the ASIC on 1/4/96 – United Energy

103.         Supplementary Document (to 1995 Annual Return), lodged with the ASIC on 1/15/96 – United Energy

104.         1996 Annual Return, lodged with the ASIC on 4/10/97 – United Energy

105.         Copy of Application Form and Prospectus, lodged with the ASIC on 3/16/98 – United  Energy

106.         1997 Annual Return, lodged with the ASIC on 3/16/98 – United Energy

107.         Disclosure Notice – Prospectus, lodged with the ASIC on 4/14/98 – United Energy

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108.         1998 Annual Return, lodged with the ASIC on 1/29/99 – United Energy

109.         Disclosure Notice – including 1998 Annual Report, lodged with the ASIC on 3/30/99 – United Energy

110.         1999 Annual General Meeting documents, including new Constitution, lodged with the  ASIC on 5/4/99 – United Energy

111.         1999 Annual Return, lodged with the ASIC on 1/28/00 – United Energy

112.         1999 Annual Report, lodged with the ASIC on 3/20/00 – United Energy

113.         2000 Notice of Annual Meeting, lodged with the ASIC on 3/20/00 – United Energy

114.         2000 Annual Return, lodged with the ASIC on 1/31/01 – United Energy

115.         Disclosure Notice – including 2000 Annual Report, lodged with the ASIC on 3/23/01 – United Energy

116.         2001 Annual Return, lodged with the ASIC on 1/31/02 – United Energy

117.         2001 Annual Report, lodged with the ASIC on 3/26/02 – United Energy

118.         2002 Notice of Annual Meeting, lodged with the ASIC on 3/26/02 – United Energy

119.         2002 Annual Return, lodged with the ASIC on 1/31/03 – United Energy

120.         SEC comment letters and responses thereto

121.         Documents provided by Aquila re: various SEC filings

122.         Aquila submissions to various federal agencies re: other investigations

123.                           In the Matter of Aquila Merchant Services, Inc., CFTC Docket No.  04-08, Order  Instituting Proceedings Pursuant to Sections 6(c) and 6(d) of the Commodity Exchange  Act, Making Findings and Imposing Remedial Sanctions (January 28, 2004)

124.                           FERC, Final Report on Price Manipulation in Western Markets: Fact-Finding  Investigation of Potential Manipulation of Electric and Natural Gas Prices, March 26, 2003.

125.         2003 FERC Staff Report on Natural Gas Market Assessment

126.         Missouri Public Service Commission’s Staff Report on Aquila, Inc., December 2002

127.         Report of the Auditor-General-Victorian Government’s Finances, 1988-1999

128.         Standard & Poor’s Electric/Gas/Water Report Card, August 2002

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129.         Energy Traders Feel The Effects Of FASB Changes, WSJ A8 (October 28, 2002)

130.         Should J.P. Morgan Set Rules for J.P. Morgan?, WSJ Cl (October 8, 2002)

131.                           Williams Cos. Delays Earnings Release To Review Obligations to Former Unit, WSJ A3  (January 30, 2002)

132.                           Deciphering the Black Box – Many Accounting Practices, Not Just Enron’s, Are Hard To  Penetrate, WSJ Cl (January 23, 2002)

133.                           Mark-to-Market Accounting Under Investigation Post-Enron: Impact on Energy Trading  Companies, Platts Global Energy, http://www.platts.com/features/energyderivatives/impact/shtml (April 10, 2002)

134.                           Aquila Investigates Inflated Revenue, Other Allegations, Dow Jones Energy Service  (July 10, 2003)

135.                           Aquila Investigates Accounting, Transactions, Bonuses, The Kansas City Star (July 10,  2003)

136.                           Anonymous letter leads Aquila to probe bonuses, accounting, energy trading, Associated  Press (various publications) (July 10, 2003)

137.                           Code of Ethics for CEO and Senior Financial Officers – Aquila, Inc.

138.                           Aquila Code of Business Conduct – Aquila, Inc.

139.                           Corporate Governance Principles – Aquila, Inc.

140.                           Bylaws – Aquila, Inc.

141.                           Anonymous Reporting of Accounting Concerns – Aquila, Inc.

142.         2002-2003 Aquila Audit Committee materials

143.                           Board Committee Charters – Aquila, Inc.

144.         2001 Aquila Compensation Committee Minutes/Consents

145.         Board Minutes

146.         Aquila Financial Review (4th Quarter 2001)

147.         Aquila Operating Report (December 2000)

148.         Documents relating to Aquila’s Australian investments

149.         Analyst Reports and other analyst coverage

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150.         Earnings Forecasts and Releases

151.         Purchase and service agreements

152.         Trading activity data from Aquila’s Risk Works software system

153.         Accounting records

154.         Flowcharts

155.         Process maps

156.         Trading policies

157.         Organizational charts

158.         Employment agreements and records

159.                           Documents re: executive compensation, including, among others, Annual Incentive Plans, Long Term Incentive Plans, and Capital Deployment Initiative Special Incentive Plans

160.         Aquila/United Energy Operating Services Agreement

161.         Historical information re: Merchant’s energy-related transactions in 2000 and 2001

162.         Documents relating to 2000 and 2001 purchase and synthetic lease transactions

163.         Documents provided by United Energy and Uecomm

164.         1999-2003 Internal Audit Status Reports

165.         Fortune 500 ranking information

166.         Messages published on Internet chatrooms

167.         Press coverage relating to various matters

168.                           Approximately 70,000 e-mails from archived electronic files and hard drives sent and received by Rick Green, Bob Green, Keith Stamm, Dan Streek and 57 other individuals, including energy traders, senior managers, accounting and risk management personnel

169.                           Additional documents obtained from various Internet, government (United States and Australian) and database sources, including, among others, the Australian Securities & Investments Commission, the Federal Energy Regulatory Commission, the Commodity Futures Trading Commission, the Securities & Exchange Commission, the Financial Accounting Standards Board, LexisNexis, WestLaw, LivEdgar, Factiva, theaustralian.news.com.au, news.com.au, wnaustralia.com, worldnews.com, electronicsnews.com.au and theage.com.au

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APPENDIX 5

Appendix Re: Executive Compensation

During 2000 and 2001, Rick Green, Bob Green, Keith Stamm and Dan Streek each received compensation in the form of base salary, awards from the Aquila Long Term Incentive Plan, awards from the Aquila Annual Incentive Plan, and discretionary bonuses.  In 2001, Messrs.  Stamm and Streek received awards from the Merchant Annual Incentive Plan rather than the Aquila Annual Incentive Plan.  In addition, during 2000 and 2001, Keith Stamm and Dan Streek each received an award from an Aquila incentive plan called the Capital Deployment Special Incentive Plan.  The actual compensation awards received by these four executives in 2000 and 2001 (as well as back to 1991 and forward to 2002 for comparison) are set forth in the attached Compensation Chart.  The structure of each compensation component is described below.

A.            Aquila’s Compensation Philosophy

During 2000 and 2001, the Aquila Compensation Committee pursued a strategy designed to achieve competitive pay for performance, while emphasizing “pay at risk” – that is, incentive-based compensation that was dependent upon the Company’s financial performance.  To that end, the Compensation Committee targeted executive base salaries at the 50th percentile of a group of its competitors, with annual incentive-based compensation targeted at the 75th percentile if Aquila achieved its performance targets and the 90th percentile if Aquila achieved outstanding performance.  Long-term incentive compensation was targeted at between the 50th and 75th percentile.

B.            Competitive Analysis

In order to achieve these goals, the Compensation Committee received a presentation each year by compensation consultants from Hewitt Associates LLC (“Hewitt”).  Among other things, the presentation compared Aquila’s executive compensation to that of a group of “comparator” companies.  Hewitt selected these comparator companies.  Although the list was presented to Aquila’s management and the Compensation Committee for review and comment, the lead Hewitt consultant for Aquila, DickNichols, could not recall an instance in which either the Committee or management pressed for a change in the comparator group selected by Hewitt.

In selecting the comparator companies, Hewitt looked for companies in the energy industry that were pursuing similar business strategies with similar lines of business, a similar balance between regulated and non-regulated businesses, and demonstrated strong financial and shareholder return performance.  Other factors considered included business operations, sales, market values, and employment levels.  (The selection was further limited to companies for which compensation data was available to Hewitt.)

Hewitt also attempted to shape the comparator group so that half the group would have higher revenues than Aquila, and half the group would have lower revenues.  After identifying positions comparable to Aquila’s executive positions, Hewitt ran a regression analysis to predict what each company would pay for each position if its revenues were the same as Aquila’s.  If a company paid a particular position substantially more or substantially less than average, that data point would be excluded as an outlier.

For 2000, the comparator companies for purposes of this competitive analysis were: American Electric Power Company; Cinergy; CMS Energy; Consolidated Natural Gas Company; Duke Energy; Enron; Entergy; New Century Energies; Pacific Gas & Electric; Public Service Enterprise Group; Reliant Energy; and Southern Company.  For 2001, the comparator companies for purposes of this competitive analysis were: American Electric Power Company; Cinergy; CMS Energy; Duke Energy; Enron; Entergy; Pacific Gas & Electric; Public Service Enterprise Group; Reliant Energy; Sempra; Southern Company; and The Williams Companies.

In 1998, Aquila’s Compensation Committee decided not to keep pace with the accelerating growth in executive compensation in the energy industry generally.  Aquila continued this policy through 2001, and as a result, Aquila’s executive compensation during this period lagged behind that of the industry, and often did not meet the percentile targets described above.

C.             Base Salary

To implement the Company’s executive compensation strategy during 2000 and 2001, under which executive base salaries were targeted at the 50th percentile of the comparator group, the Compensation Committee reviewed and approved base salaries for Bob Green and Rick Green and received information regarding the compensation of other Aquila executives.  Other executives’ base salaries were recommended by senior managers and then reviewed and approved by Bob Green.

During 2000 and 2001, Aquila’s compensation strategy resulted in base salaries that were significantly below the 50th percentile in comparison with the peer group.

D.             Long Term Incentive Plan

In 2000 and 2001, each of Rick Green, Bob Green, Keith Stamm, and Dan Streek received awards from the Aquila Executive Long Term Incentive Plan (“LTIP”).  Awards under the Aquila LTIP during this period were based upon a comparison, over a three-year period, of Aquila’s “Total Shareholder Return” (“TSR”) versus the TSR delivered by a group of several “peer” companies.  This group was largely, though not entirely, the same as the group used for purposes of the general competitive compensation analysis.  According to the Company’s proxy statements in 2000 and 2001, the difference between the two groups reflected the fact that the Company’s most direct competitors in attracting and retaining talent – the primary purpose of the competitive analysis – are not always the same as the Company’s “typical industry peer group,” which the Company used for purposes of the TSR comparison.

For purposes of this comparison, TSR was defined as the increase in average stock closing price between the 30 trading days before the beginning of the three-year period and the 30 trading days at the end of the period, plus dividends.  (1)  The three-year period for the 2000

(1)               Executive Long-Term Incentive Plan Performance Unit Segment Participation Guideline, 1998-2000 and Ongoing Cycles.

2

LTIP awards ran from January of 1998 and through December 2000; the three-year period for the 2001 LTIP awards ran from January of 1999 and through December 2001.

The selection of the “peer” companies against which Aquila was compared was approved by the Compensation Committee of the Board of Directors, based upon input from Aquila management and Hewitt.  For the three-year period ended December 31, 2000, the peer companies for purposes of the TSR comparison were: CMS Energy; Dominion Resources; Enron; Pacific Gas & Electric; Duke Energy; Entergy; MCN Energy Group; Reliant Energy; Cinergy; Southern Co.; Texaco Inc.; and Kinder Morgan, Inc.  (formerly KN Energy).  For the three-year period ended December 31, 2001, the peer companies for purposes of the TSR comparison were: CMS Energy; Dominion Resources; Enron; Pacific Gas & Electric; Duke Energy; Entergy; American Electric Power; Reliant Energy; Cinergy; Southern Companies; Xcel Energy; and Kinder Morgan, Inc.  (formerly KN Energy).

Pursuant to the LTIP, at the beginning of a given three-year period, each executive would be assigned a target number of “performance units”.  Each “performance unit” was equivalent in value to one share of Aquila common stock on the last trading day of the cycle, plus dividends.  At the end of the three-year period, awards would be made based upon an analysis, presented by Hewitt and the Company’s CFO, ranking Aquila’s TSR against that of the peer group.  The higher Aquila ranked against the peer group, the higher the percentage of the “target” that would be awarded to each executive participating in the LTIP for that period.(2)

As this discussion reflects, awards under the LTIP are not driven by either Fortune 500 ranking or gross revenues.  Instead, given the definition of TSR, the LTIP awards were driven primarily by changes in Aquila’s stock price, relative to those of its peers, over a three-year period.

E.             Annual Incentive Plan

In 2000, each of Rick Green, Bob Green, Keith Stamm, and Dan Streek also received awards based on their participation in the Aquila Annual Incentive Plan (“AlP”).  In 2001, Rick Green and Bob Green again received awards based upon the Aquila AlP, but Keith Stamm and Dan Streek, both of whom had held positions with Merchant in 2001, received awards based upon participation in the separate Merchant AlP.

1.                                      Aquila AlP

Under the Aquila AlP, the Compensation Committee approved goals at the beginning of each plan year for: (1) the target annual EPS for the plan year; and (2) the target budget for the following year’s EPS growth.  Based upon Aquila’s performance relative to these goals, participants in the Aquila AlP could expect to receive an award equal to a pre-determined percentage of their base salary.  (The percentages varied among executives.) For 2000, the

(2)               For example, for the three-year cycle ending in 2000, the plan called for a payout of 200% of the target if Aquila ranked 1st, 2nd 3rd in the group, with the percentage of target payout declining as Aquila’s rank declined.  As it turned out, Aquila ranked 8th out of 13 companies, and LTIP awards were made at 88% of the target.  For the cycle ending in 2001, Aquila ranked 6th out of 13 companies, and LTIP awards were made at 132% of the target.

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Compensation Committee had set a maximum target of $1.89 EPS and a maximum budgeted EPS growth rate of 6%, but Aquila achieved EPS that year of $2.21, and the Company budgeted more than 6% growth for the following year (2001), thus exceeding both maximum target goals.  Thus, the Compensation Committee awarded 100% of the AlP target awards.

In 2001, Aquila reported EPS of $2.44, less than the EPS maximum target of $2.54.  Dan Streek, Aquila’s CFO at the end of 2001, demonstrated to the Compensation Committee that, setting aside the effects of Enron’s bankruptcy in December of 2001, EPS would have been $2.78, well in excess of the maximum target.  Taking into account the growth budget for 2002, which was in excess of the maximum target, the Compensation Committee again awarded 100% of the target AlP awards.

The Aquila AlP thus depended on earnings-per-share, not on Fortune 500 ranking or gross revenues.

2.                                      Merchant AlP

As noted above, in 2001 Keith Stamm and Dan Streek participated in the Merchant AlP rather than the Aquila AlP.  The Merchant AlP was one of several incentive compensation plans at Merchant, including many other formula-based incentive plans,(3) as well as a discretionary bonus plan.  (The discretionary bonus plan is described in section D below.) All of these incentive and bonus plans were funded by a Merchant “pool”, the size of which was determined according to Merchant’s EBIT.  (In essence, the Merchant “pool” comprised a percentage of Merchant’s EBIT.) Under the 2000 and 2001 Merchant plans for executives and non-trader employees, 30% of the overall pool was set aside to fund the Merchant AlP and other formula-based incentive plans, while the remaining 70% was used to fund a discretionary bonus program discussed below.

Under the Merchant AlP, each participant was assigned a target allotment of “units” in that portion of the Merchant pool set aside for the AlP.  The number of units in this pool remained constant, but the number of units assigned to each participant could be moved up or down at the end of the year depending upon personal performance.  In 2001, Mr. Stamm and Mr. Streek each received good scores on their personal performance “scorecard” reviews, and thus each received 100% of their targeted allotment of units.  As noted above, the value of those units depended upon Merchant’s EBIT, which vastly exceeded the budgeted targets in 2001, causing unit value to soar.

As with the Aquila AlP, then, awards under the Merchant AlP were not based upon Fortune 500 rankings or gross revenues.  Instead, they were driven by Merchant’s EBIT (which determined the size of the pool) and by subjective reviews of each employee’s performance (which affected the number of units each employee received).

(3)               The other formula-based plans included, for example, the Energy Hourly Power Trader Plan, Energy Hourly Trader Plan, Energy High Risk Trader Plan, Energy High Risk Weather Desk Plan, and Merchant Long Term Incentive Plan.

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F.            Discretionary Bonuses

As noted above, 70% of the overall Merchant pool for executives and non-trader employees was used to fund a discretionary bonus plan.  This discretionary plan was designed to reward those who contributed to Merchant’s results.(4)  Although the Merchant Plans did not expressly provide for discretionary bonuses to non-Merchant employees (i.e., Aquila corporate personnel and executives), Aquila awarded a number of discretionary bonuses out of the Merchant pool to non-Merchant employees in 2000 and 2001.  For example, although neither of Rick Green or Bob Green was a Merchant employee, each received discretionary bonuses from this pool in 2000 and 2001.(5) Keith Stamm and Dan Streek also received discretionary bonuses from the Merchant pool in 2000 and 2001.

Like other incentive awards, discretionary bonuses out of this Merchant pool were made after the close of the year, based upon subjective performance reviews, and subject to review and approval by various supervisors and committees.  According to Jerl Banning (Aquila’s Director of Compensation) and Brock Shealy (formerly the Director, later Vice President of Human Resources for Merchant), the allocation process involved significant attention in the form of management time and resources, and the process was highly visible within the organization.  Each employee submitted a self-evaluation “scorecard,” which was then reviewed and vetted by supervisors.  In general, the discretionary bonus awards both to Merchant and non-Merchant personnel were developed by Ed Mills and his management team, with input from Keith Stamm.  The recommendations were reviewed and adjusted by a committee comprised of Brock Shealy, Susan LeBow (Compensation Manager for Merchant), Ed Mills and Keith Stamm, and submitted to Bob Green for his review and approval.

The specific process for determining 2000 and 2001 discretionary bonuses for Rick Green, Bob Green, Keith Stamm, and Dan Streek is described below:

Rick Green and Bob Green: The 2000 and 2001 discretionary bonus awards for Rick Green and Bob Green were awarded by the Compensation Committee of the Board.  The Committee approved the bonuses at its March 6, 2001 and February 5, 2002 meetings, with input from Hewitt, the Committee’s outside compensation consultants.  There is no evidence to suggest that the size of these awards was tied to either Fortune 500 ranking or gross revenues.

Keith Stamm: The 2000 discretionary bonus award for Keith Stamm (as Merchant CEO) was developed and recommended by Brock Shealy and Susan LeBow.  The 2001 discretionary bonus award for Mr. Stamm was also developed and recommended by management and human resources personnel.  Bob Green reviewed and approved the final

(4)               The 2000 Merchant Plan stated:  The remaining 70% is allocated at the discretion of management based on the performance and value contribution.  All Merchant] employees will be considered for an award from the discretionary portion of the pool.  The 2001 Merchant Plan stated:  Employees who significantly contribute to Aquila’s success will be considered for a discretionary award, funded through the remaining incentive reserves.  Senior management determines the distribution.

(5)               Based on compensation records, 75 non-Merchant employees, in addition to Rick Green and Bob Green, received discretionary bonuses out of this pool in 2000, and at least 25 non-Merchant employees, in addition to Rick Green and Bob Green, received discretionary bonuses from this pool in 2001.

5

awards for both years.  There is no evidence to suggest that the size of these bonuses was tied to either Fortune 500 ranking or gross revenues.

Dan Streek: The 2000 and 2001 discretionary bonus awards for Dan Streek were developed and recommended by Ed Mills, Keith Stamm, and human resources personnel.  Bob Green reviewed and approved the final awards for both years.  There is no evidence to suggest that the size of these awards was tied to either Fortune 500 ranking or gross revenues.

G.            Capital Deployment Special Incentive Plan

As part of Aquila’s growth strategy during the mid- to late 1990’s, Aquila’s management created a Capital Deployment Group (also known as the Capital Decision Group).  This group of executives, which was formed in late 1998, was charged with evaluating and making decisions about potential acquisitions.  One goal of the group was to accelerate the pace of capital deployment, which had grown by only 4% between 1995 and the end of 1998.

By late 1999, Aquila had entered into definitive agreements or close on eleven transactions worth $2.7 billion, increasing Aquila’s “capital deployed” by 66%.  In recognition of the Group’s success in creating this portfolio, Rick Green proposed the creation of a Special Incentive Plan for Capital Deployment.  The proposal was made to and accepted by the Compensation Committee at the Committee’s February 2000 meeting.

The CDI plan created a pool equal to a percentage of approved capital deployed in each approved transaction.  Transactions would be approved for participation in the plan on the basis of strategic fit, NPV/IRR, EPS contribution, and the amount of capital employed.  Depending upon the role taken in the transaction by the CDI plan participant, each transaction contributed either 0.2% or 0.1% of its value to the pool.  The funds were made available to the CDI at each of three events in the life of the transaction.  These stages, each one representing a third of the transaction s total contribution to the plan, were (i) definitive agreement; (ii) closing;  and (iii) achievement of post-closing measures.

The pool thus created was available for discretionary awards to members of the CDG and the other personnel working on the approved transactions.  Awards out of the CDI plan were to be based upon recommendations of the CDG Chairman and approved by the Compensation Committee.  Under instructions from the Committee, the plan stipulated that Rick Green and Bob Green could only be compensated out of the CDI based upon a recommendation from the outside compensation consultant and after consideration of AlP and LTIP awards, subject to approval by the Compensation Committee.

During 2000 and 2001, none of Rick Green, Bob Green, or Dan Streek received an award under the CDI plan.  Keith Stamm received an award of $400,000 in restricted stock.  Although we were unable to obtain documentation explaining the precise basis for this award, interviews with Brock Shealy and Jerl Banning revealed that the award to Mr. Stamm was for his substantial participation in a number of large transactions during 2000 and 2001.  As such, it was not associated with any particular transaction.

The CDI plan was terminated in early 2001 based on the recommendation of Keith Stamm and several other executives.

6

Attorney Work Product

Privileged & Confidential

Aquila, Inc.
Executive Compensation, 1999-2002

	In dollars					% of Total Compensation
	1999	2000	2001	2002		1999	2000	2001	2002
Richard Green
Salary	768,678	886,885	972,116	989,365		20%	12%	9%	92%
Bonus	—	2,000,000	3,000,000	—		0%	27%	29%	0%
Other Annual Compensation	30,145	30,380	22,050	21,642		1%	0%	0%	2%
Restricted Stock Awards	1,134,756	2,556,100	3,185,775	—		29%	35%	31%	0%
Long-Term Incentive Plan	1,965,551	1,820,280	3,033,954	—		50%	25%	29%	0%
All Other Compensation	36,758	91,861	92,801	65,801		1%	1%	1%	6%
Total Cash & Restricted Stock Compensation	3,935,888	7,385,506	10,306,696	1,076,808		100%	100%	100%	100%

Robert Green
Salary	630,194	709,865	869,038	851,866		20%	11%	9%	9%
Bonus	—	2,000,000	3,000,000	—		0%	31%	32%	0%
Other Annual Compensation	19,138	45,521	30,316	8,064,438	(1)	1%	1%	0%	90%
Restricted Stock Awards	912,114	2,244,880	3,012,875	—		29%	34%	32%	0%
Long-Term Incentive Plan	1,572,441	1,456,224	2,427,163	—		49%	22%	26%	0%
All Other Compensation	58,981	67,586	77,869	60,001		2%	1%	1%	1%
Total Compensation	3,192,868	6,524,076	9,417,261	8,976,305		100%	100%	100%	100%

Dan Streek
Salary	118,366	172,558	208,269	271,170		67%	23%	11%	21%
Bonus	50,895	444,844	1,524,000	—		29%	59%	78%	0%
Other Annual Compensation	122	2,775	4,625	1,007,631		0%	0%	0%	77%
Restricted Stock Awards	—	82,917	—	—		0%	11%	0%	0%
Long-Term Incentive Plan	—	37,923	183,876	—		0%	5%	9%	0%
All Other Compensation	7,760	16,875	23,705	24,756		4%	2%	1%	2%
Total Compensation	177,143	757,892	1,944,475	1,303,557		100%	100%	100%	100%

Keith Stamm
Salary	187,085	268,614	323,077	413,924		82%	8%	6%	92%
Bonus	—	2,339,066	4,310,000	—		0%	67%	84%	0%
Other Annual Compensation	8,266	3,333	8,024	4,443		4%	0%	0%	1%
Restricted Stock Awards	—	557,297	—	—		0%	16%	0%	0%
Long-Term Incentive Plan	—	284,419	482,675	—		0%	8%	9%	0%
All Other Compensation	32,602	51,683	37,828	31,968		14%	1%	1%	7%
Total Compensation	227,953	3,504,412	5,161,604	450,335		100%	100%	100%	100%

Source: 1999-2000 Aquila, Inc.  Proxy Statements

(1) Relates to severance payment and fully paid universal life insurance policy upon termination (10/02).

7

Executive Compensation, 2000-2001

	2000					2001
	Cash

Restricted Stock

			Unrestricted Stock	Total	% of Total Comp	Cash	Restricted Stock	Total	% of Total Comp
Richard Green
Salary	886,885	—	—	886,885	12%	972,116	—	972,116	9%
Discretionary Bonus	2,000,000	—	—	2,000,000	27%	3,000,000	—	3,000,000	29%
Discretionary Restricted Stock Award	—	1,000,000	—	1,000,000	14%		1,500,000	1,500,000	15%
Annual Incentive Plan (1)	—	1,556,100	—	1,556,100	21%	—	1,685,775	1,685,775	16%
Long-Term Incentive Plan	—	1,820,280	—	1,820,280	25%	—	3,033,954	3,033,954	29%
Other Compensation (2)	122,241	—	—	122,241	2%	114,851	—	114,851	1%
Capital Deployment Initiative Plan (7)	—	—	—	—	0%	—	—	—	0%
Total Compensation	3,009,126	4,376,380	—	7,385,506	100%	4,086,967	6,219,729	10,306,696	100%

Robert Green
Salary	709,865	—	—	709,865	11%	869,038	—	869,038	9%
Discretionary Bonus	2,000,000	—	—	2,000,000	31%	3,000,000	—	3,000,000	32%
Discretionary Restricted Stock Award	—	1,000,000	—	1,000,000	15%	—	1,500,000	1,500,000	16%
Annual Incentive Plan (1)	—	1,244,880	—	1,244,880	19%	—	1,512,875	1,512,875	16%
Long-Term Incentive Plan	—	1,456,224	—	1,456,224	22%	—	2,427,163	2,427,163	26%
All Other Cornpensation (3)	113,107	—	—	113,107	2%	108,185	—	108,185	1%
Capital Deployment Initiative Plan (7)	—	—	—	—	0%	—	—	—	0%
Total Compensation	2,822,972	3,701,104	—	6,524,076	100%	3,977,223	5,440,038	9,417,261	100%

Dan Streek
Salary	172,558	—	—	172,558	22%	208,269	—	208,269	11%
Discretionary Bonus	382,500	—	—	382,500	48%	1,200,000	—	1,200,000	62%
Annual Incentive Plan (1)	62,344	82,917	—	145,261	18%	324,000	—	324,000	17%
Long-Term Incentive Plan	37,923	—	—	37,923	5%	183,876	—	183,876	9%
All Other Compensation (4)	19,650	—	—	19,650	2%	28,330	—	28,330	1%
Capital Deployment Initiative Plan (7)	—	35,600	—	35,600	4%	—	—	—	0%
Total Compensation	674,975	118,517	—	793,492	100%	1,944,475	—	1,944,475	100%

Keith Stamm
Salary	268,614	—	—	268,614	6%	323,077	—	323,077	6%
Discretionary Bonus	2,339,066	—	560,934	2,900,000	68%	3,500,000	—	3,500,000	63%
Annual Incentive Plan (1), (5)	—	257,297	218,755	476,052	11%	810,000	—	810,000	15%
Long-Term Incentive Plan	284,419	—		284,419	7%	482,675	—	482,675	9%
All Other Compensation (6)	55,016	—	—	55,016	1%	45,852	—	45,852	1%
Capital Deployment Initiative Plan (7)	—	300,000	—	300,000	7%	—	400,000	400,000	7%
Total Compensation	2,947,115	557,297	779,689	4,284,101	100%	5,161,604	400,000	5,561,604	100%

Source: Aquila Proxy Statements adjusted to show method of payment (cash, restricted stock, unrestricted stock) and Capital Deployment Initiative awards.  The amounts do not agree to the amounts shown in the annual proxy statements due to unrestricted stock (which is included in the proxy statement in the year granted, not the year earned) and the Capital Deployment Initiative awards (see note 7 below).

(1) Represents the portion of the AIP calculated based on band or performance units.

(2) Consists of stock options, employer contributions to the UtiliCorp United Restated Savings Plan, employer contributions to the Supplemental Contributory Retirement Plan, a lump-sum payment of perquisite allowance, premium paid for term life insurance and AD&D insurance and an allowance representing the company contribution to the flexible benefits program on behalf of the officer.

(3) Consists of stock options, employer contributions to the Supplemental Contributory Retirement Plan, a lump-sum payment of perquisite allowance for 2000, premium paid for term life insurance and AD&D insurance, and an allowance representing the company contribution to the flexible benefits program on behalf of the officer.

(4) Consists of stock options and other annual compensation.

(5) Mr. Stamm elected to receive 25 percent of his 2000 AIP award in unrestricted stock which is not listed in the 2000 proxy since it is reported in the year granted not in the year earned.  He also received a $300,000 restricted stock award related to the Capital Deployment Initiative which was added to his 25 percent restricted stock “kicker” for the Annual Incentive Plan award and reported in the 2000 proxy statement.

(6) Consists of stock options employer contributions to the UtiliCorp United Restated Savings Plan, employer contributions to the Supplemental Contributory Retirement Plan, a lump-sum payment of perquisite allowance for 2000, premium paid for term life insurance and AD&D insurance, and an allowance representing the company contribution to the flexible benefits program on behalf of the officer.

(7) Based on the information received from Jerl Banning, Director of Compensation, Keith Stamm and Dan Streek received $300,000 and $35,600, respectively, in restricted stock in 2000 and Mr. Stamm received $400,000 in 2001.  Mr. Stamm’s 2000 amount was included in the proxy statement, but it does not appear that Mr. Streek’s award was included in the proxy statement.  It also does not appear that Mr. Stamm’s 2001 award was included in the proxy statement.

8

	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002
Richard Green
Salary	420,000	445,000	445,000	495,000	495,000	618,057	675,192	720,674	768,678	886,885	972,116	989,365
Bonus	136,500	0	0	0	0	0	0	0	0	2,000,000	3,000,000	0
Other Annual Compensation	34,268	17,935	75,120	38,766	53,730	15,423	13,821	32,415	30,145	30,380	22,050	21,642
Restricted Stock Awards	136,500	0	482,376	511,312	330,010	796,009	1,020,163	1,041,590	1,134,756	2,556,100	3,185,775	0
Long-Term Incentive Plan	0	0	0	0	550,027	0	547,148	1,582,325	1,965,551	1,820,280	3,033,954	0
All Other Compensation	15,067	15,594	16,069	13,500	46,810	35,968	60,262	41,992	36,758	91,861	92,801	65,801
Total Cash & Stock Compensation	742,335	478,529	1,018,565	1,058,578	1,475,577	1,465,457	2,316,586	3,418,996	3,935,888	7,385,506	10,306,696	1,076,808
Stock Options	43,720	46,600	0	0	120,565	141,400	212,000	135,000	195,000	65,000	170,962	0

	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002
Robert Green
Salary	220,192	245,597	306,050	466,731	507,115	517,786	630,194	709,865	869,038	851,866
Bonus	20,000	0	0	0	0	0	0	2,000,000	3,000,000	0
Other Annual Compensation	13,629	25,596	55,025	10,764	20,893	50,814	19,138	45,521	30,316	8,064,438
Restricted Stock Awards	259,835	275,347	177,778	756,453	765,122	840,294	912,114	2,244,880	3,012,875	0
Long-Term Incentive Plan	0	0	266,537	0	278,384	1,265,680	1,572,441	1,456,224	2,427,163	0
All Other Compensation	19,833	13,500	42,533	54,741	61,895	47,693	58,981	67,586	77,869	60,001
Total Cash & Stock Compensation	533,489	560,040	847,923	1,288,689	1,633,409	2,722,267	3,192,868	6,524,076	9,417,261	8,976,305
Stock Options	0	0	74,154	113,120	169,680	108,000	156,000	52,000	136,154	0

	1999	2000	2001	2002
Dan Streek
Salary	118,366	172,558	208,269	271,170
Bonus	50,895	444,844	1,524,000	0
Other Annual Compensation	122	2,775	4,625	1,007,631
Restricted Stock Awards	0	82,917	0	0
Long-Term Incentive Plan	0	37,923	183,876	0
All Other Compensation	7,760	16,875	23,705	24,756.00
Total Cash & Stock Compensation	177,143	757,892	1,944,475	1,303,557
Stock Options	7,500	5,000	56,057	0

	1998	1999	2000	2001	2002
Keith Stamm
Salary	173,365	187,085	268,614	323,077	413,924
Bonus	44,000	0	2,339,066	4,310,000	0
Other Annual Compensation	6,617	8,266	3,333	8,024	4,443
Restricted Stock Awards	0	0	557,297	0	0
Long-Term Incentive Plan	40,596	0	284,419	482,675	0
All Other Compensation	26,873	32,602	51,683	37,828	31,968
Total Cash & Stock Compensation	291,451	227,953	3,504,412	5,161,604	450,335
Stock Options	29,540	35,982	39,699	153,332	0

Source: All of the above information is contained in Aquila Inc.’s annual proxy statements.  We identified some differences in the 1997, 1998 and 2001 stock options and the 2001 restricted stock awards contained in the subsequently filed proxy statements.  Kay McMillan, Investor Relations, confirmed that the subsequent years contain the correct amount of stock options.  She also confirmed the amount of 2001 restricted stock awarded to Richard and Robert Green shown above.

APPENDIX 6

[GRAPHIC]

Investigation of Anonymous Letter, May 12, 2003

to

The Aquila, Inc.  Board of Directors

Investigative Plan

January 13, 2004

Attorney Work Product Privileged & Confidential

1

Allegations

Allegations raised in the May 12, 2003 Letter

I.       Energy Trading

II.      Purchase Accounting

III.    Executive Compensation

IV.    Real Estate

V.      Australian Matters

2

Overview of Investigative Plan

Issues	Resources Available	Key Elements of Investigative Plan

Energy Trading-Trades and Related Accounting	RiskWorks • Audit File • Current File • Open position reports Historical VaR Analysis Accounting books and records

Analyze trading database to stratify transactions into high, medium, and low risks

Select transactions within those risk categories; analyze transactions to gain understanding of trading data.

Investigate unusual modifications of trade and settlement activity

Analyze run-off of trading positions and write-off recorded in 2002

Analysis of financial results, trends and accounting records for the years ended 2000 and 2001

Purchase Accounting	Purchase Agreements Purchase Accounting Documentation Fair Value Allocations	Review purchase agreements Analyze purchase accounting entries Analyze purchase price allocations

Executive Compensation	Agreements Performance Files Compensation Committee Minutes & Recommendations	Review executive compensation plans and award

3

General Work Program

1.                    Conferences and meetings with legal counsel; the Audit Committee; and KPMG

2.                    Review of publicly filed financial information (10-Ks, SEC comment letters, and other reports)

3.                    Review of internal Aquila documents (trading policies, internal audit reports, code of conduct, organization charts, etc.)

4.                    Interviews of current and former Aquila personnel

5.                    Execute investigative plan for trading activity (see detailed plan)

6.                    Execute investigative plan for acquisitions (see detailed plan)

7.                    Review of executive compensation plans

8.                    Perform e-mail records search and review

9.                    Address questions and exceptions encountered in the course of the investigation, assess impact on scope, determine if exceptions (if any) relate to the allegations, and appropriately resolve questions and exceptions.

10.              Report results and findings

4

Investigative Plan — Detailed Work Program, Energy Trading Data

1.                    Gain understanding of RiskWorks system and control structure

A.     Read and inquire about system structure and organization

B.      Gain understanding of Merchant trading activity and structure

C.      Gain understanding of trading strategies and control limits

2.                    Extract audit file and supporting data tables for trades for the years 2000-2002.

3.                    Stratify and group trades into risk rankings.

A.     Rank by Risks – potential for manipulation by management

a.      Mark to Model

b.      Mark to Broker

c.      Mark to Market

B.      Analyze number and percentages of transactions by risk groupings

4.                    Perform data queries to identify unusual activity

A.     Counter party concentration

B.      Commodity types

C.      Trading volume and timing

D.      Traders and risk books (identify specialization and trading areas)

E.      Trade Types (forwards, swaps, options, etc.)

5.                    Investigate selected high risk trades

A.     Obtain transaction support documentation

1)      Deal confirmation

2)      Contracts

B.      Make additional inquiries of Merchant management and personnel

C.      Perform detailed accounting analysis as needed

5

Risk ranking by transaction type

Transaction Stratification

(For Trades Initiated During 2000 and 2001)

Financial Reporting Risk

	Transaction Type	Number (b)%		Primary Risk

High	Over-the-Counter Trades	275,982	21.39%
				Valuation Risk (a) Improper trader activity Accounting Manipulation Management Influence
	Weather Trades	1,963	0.15%

	Physical Gas	122,758	9.51%

Low	Short-Term Exchange Based Positions	889,697	68.95%

		1,290,400	100%

(a) Includes credit, liquidity and price risk

(b) RiskWorks does not capture intra-month trading activity

6

Unusual OTC & Physical Gas Trade Types

Number of trades
Unknown Trade Types	718

Unknown Commodities	463

“Big Book” Trades	16

“Dummy” Trades	103

“Liquidity” Trading	8

“M-T-M” Trading	24,523

“Portfolio Discount” Trades	69

“Specialist” Trades	185

“Speculative” Trades	275

“Swing” Trades	20

“Trades in Waking” Trades	33

“Var” Trades	10

“Virtual” Trades	1

Emissions Trades	119

Multi-Price Trades	189

Physical Swap Trades	777

Power Transmission Trades	3

Spread Swap Trades	49

Swing Swap w / Fixed Basis Trades	11

Trigger Trades	1,022.

Unique Trades	198

7

Investigative Plan — Detailed Work Program, Energy Trading Accounting and Financial Reporting

1.                    Verify financial information from Merchant Services to general ledger and financial statements

A.     Earnings and portfolio balances

B.      Portfolio valuation

2.                    Investigate reconciling items and adjustments for propriety

A.     Investigate accounting entries not originating from RiskWorks

B.      Adjustments at the financial statement level (reclassifications, etc.)

3.                    Roll forward of Price Risk Management Assets and Liabilities

A.     Financial statement presentation

a.      Classification of current and long-term assets/liabilities

b.      Settled and closed transactions (revenues and cost of sales)

c.      Counter-party netting

d.      Wash trades

4.                    Analysis of reserves

A.     Trading reserves

a.      Credit reserves

b.      Discounting reserves

c.      Prudency reserves

5.                    Analyze and determine appropriate valuation and run-off of open trading positions at year-end 2001.  Verify accuracy and appropriate recognition of subsequent trading asset write-downs and impairments reported in 2002.

8

Detailed Work Program — Purchase Accounting

1.                          Identify acquisitions during 2000 and 2001

•  Interview Aquila and KPMG personnel

•  Review of SEC filings

2.                          Obtain and understand acquisition transaction documents

•  Pricing, term sheets, agreements and financial models

•  Analyze purchase price allocation calculations

•  Gain understanding off fair value process for acquired assets

3.                          Investigate post-acquisition adjustments, if any

9